As filed with the Securities and Exchange Commission on September 4, 1997

                                              Registration No. 333-33565


============================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------
                             PP&L RESOURCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      Pennsylvania                     4911                   23-2758192
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD        (I.R.S. EMPLOYER
      OF INCORPORATION        INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
       OR ORGANIZATION)             CODE NUMBER)

                            Two North Ninth Street
                              Allentown, PA 18101
                                (610) 774-5151

      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                Robert J. Grey
                            Senior Vice President,
                         General Counsel and Secretary
                             PP&L Resources, Inc.
                            Two North Ninth Street
                              Allentown, PA 18101
                                (610) 774-5151
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)

                       Copies of all communications to:

MICHAEL P. ROGAN, ESQ.                      MARTIN B. MCNAMARA, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP    GIBSON, DUNN & CRUTCHER LLP
1440 NEW YORK AVENUE, N.W.                  1717 MAIN STREET, SUITE 5400
WASHINGTON, D.C.  20005                     DALLAS, TEXAS  75201
(202) 371-7000                              (214) 698-3100

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Prospectus have been satisfied or waived.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: |_|




                      CALCULATION OF REGISTRATION FEE
====================================================================================
                                                          PROPOSED
                                          PROPOSED         MAXIMUM       AMOUNT
TITLE OF EACH CLASS      AMOUNT           MAXIMUM         AGGREGATE        OF
  TO SECURITIES TO       TO BE         OFFERING PRICE     OFFERING    REGISTRATION
  BE REGISTERED (1)   REGISTERED (2)    PER SHARE (3)     PRICE (3)    FEE (3)(4)
------------------------------------------------------------------------------------
Common Stock,
$0.01 par value per    6,800,000          $12.10        $82,268,000      $24,930
share
====================================================================================


      (1) THIS REGISTRATION STATEMENT RELATES TO THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE ("RESOURCES COMMON STOCK"), OF THE REGISTRANT ISSUABLE TO HOLDERS OF COMMON STOCK, PAR VALUE $1.00 PER SHARE ("PFG COMMON STOCK"), AND $1.40 CUMULATIVE PREFERRED STOCK ("PFG PREFERRED STOCK") OF PENN FUEL GAS, INC. ("PFG") PURSUANT TO THE MERGER DESCRIBED IN THE ENCLOSED PROSPECTUS (THE "MERGER"). IN THE MERGER, EACH SHARE OF PFG COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER ("EFFECTIVE TIME") WILL BE CONVERTED INTO THE RIGHT TO RECEIVE BETWEEN 6.968 AND 8.516 SHARES OF RESOURCES COMMON STOCK, SUBJECT TO CERTAIN ADJUSTMENTS AS DESCRIBED HEREIN. EACH SHARE OF PFG PREFERRED STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME SHALL BE CONVERTED INTO THE RIGHT TO RECEIVE BETWEEN 0.682 AND 0.833 SHARES OF RESOURCES COMMON STOCK, SUBJECT TO CERTAIN ADJUSTMENTS AS DESCRIBED HEREIN. NO FRACTIONAL SHARES OF RESOURCES COMMON STOCK WILL BE ISSUED IN THE MERGER, AND EACH RECORD HOLDER OF PFG COMMON STOCK OR PFG PREFERRED STOCK WHO WOULD OTHERWISE BE ENTITLED TO RECEIVE A FRACTION OF A SHARE OF RESOURCES COMMON STOCK WILL BE ENTITLED TO RECEIVE A CASH PAYMENT IN LIEU OF A FRACTIONAL SHARE OF RESOURCES COMMON STOCK.

      (2)   THE NUMBER OF SHARES OF RESOURCES COMMON STOCK BEING
            REGISTERED HAS BEEN DETERMINED ON THE BASIS OF THE MAXIMUM NUMBER OF SHARES WHICH MAY BE ISSUED IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT.

      (3) ESTIMATED SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(f)(ii) UNDER THE SECURITIES ACT, BASED ON THE BOOK VALUE OF THE OUTSTANDING SHARES OF PFG COMMON STOCK AND LIQUIDATION PREFERENCE OF THE OUTSTANDING SHARES OF PFG PREFERRED STOCK (WHICH ARE NOT PUBLICLY TRADED) AS OF MARCH 31, 1997.


      (4)   PREVIOUSLY PAID.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

=============================================================================





                                 PROSPECTUS

                            PP&L RESOURCES, INC.

                      6,800,000 SHARES OF COMMON STOCK

                         PAR VALUE $0.01 PER SHARE

                          --------------------

     This Prospectus ("Prospectus") relates to the registration of 6,800,000 shares of common stock, par value $0.01 per share (the "Resources Common Stock"), of PP&L Resources, Inc., a Pennsylvania corporation ("Resources" or the "Company"), to be issued in connection with a proposed merger (the "Merger") of Keystone Merger Corp., a Pennsylvania corporation ("Keystone") and a wholly-owned subsidiary of Resources, with and into Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG"), with PFG surviving the Merger as a wholly-owned subsidiary of Resources, pursuant to an Agreement and Plan of Merger, dated as of June 26, 1997 (the "Merger Agreement"), by and among Resources, Keystone and PFG.

     In the Merger, Keystone would be merged with and into PFG and (i) each share of PFG's common stock, par value $1.00 per share ("PFG Common Stock"), outstanding prior to the Merger will be converted into the right to receive between 6.968 and 8.516 shares of Resources Common Stock, as more fully described in the Merger Agreement, and (ii) each share of PFG $1.40 Cumulative Preferred Stock ("PFG Preferred Stock") outstanding prior to the Merger, will be converted into the right to receive between 0.682 and 0.833 shares of Resources Common Stock, as more fully described in the Merger Agreement. No fractional shares of Resources Common Stock will be issued in the Merger, and each record holder of PFG Common Stock or PFG Preferred Stock who would otherwise be entitled to receive a fraction of a share of Resources Common Stock will be entitled to receive a cash payment in lieu thereof. See "THE PROPOSED MERGER--Conversion of Shares; Fractional Shares." This Prospectus constitutes the prospectus of Resources included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of Resources Common Stock issuable in the Merger to holders of PFG Common Stock and PFG Preferred Stock.


     The Resources Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Philadelphia Stock Exchange (the "PhSE") under the symbol "PPL." On August 29, 1997, the most recent practicable date prior to the printing of this Prospectus, the closing price of Resources Common Stock as reported on the NYSE Consolidated Tape was $21 15/16 per share.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is September   , 1997.




     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized by Resources or PFG. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Resources or PFG since the date of this Prospectus. However, if any material change occurs during the period that this Prospectus is required to be delivered, this Prospectus will be amended and supplemented accordingly. All information regarding Resources and its subsidiaries in this Prospectus has been supplied by Resources, and all information regarding PFG and its subsidiaries in this Prospectus has been supplied by PFG.


                         AVAILABLE INFORMATION

     Resources is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois, 60661; and Seven World Trade Center, Suite 1306, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of Resources are listed on the NYSE and the PhSE. Reports, proxy statements and other information concerning Resources can be inspected and copied at the respective offices of those exchanges at 20 Broad Street, New York, New York 10005, and at 1900 Market Street, Philadelphia, Pennsylvania 19103. The Commission also maintains a site on the World Wide Web at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning Resources can be inspected at the offices of PP&L Resources, Inc., Two North Ninth Street, Allentown, Pennsylvania 18101.

     Resources has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Resources Common Stock to be issued pursuant to the Merger Agreement. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.



            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Resources (File No. 1-11459) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

    (1) Resources' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Resources 1996 Form 10-K");

    (2) Resources' Proxy Statement filed on March 13, 1997 for its 1997 Annual Meeting of Shareholders;


    (3) Resources' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;


    (4) Resources' Current Reports on Form 8-K filed on March 3, 1997, April 2, 1997, May 2, 1997, June 30, 1997 and July 14, 1997; and

    (5) The "Description of Registrant's Securities to be Registered" contained in Item 4 of the Registration Statement on Form 8-B of Resources dated April 26, 1995 relating to the Resources Common Stock.

     All documents filed by Resources pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date the offering is terminated, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO PP&L RESOURCES, INC., TWO NORTH NINTH STREET, ALLENTOWN, PENNSYLVANIA 18101, ATTENTION: INVESTOR SERVICES DEPARTMENT (800-345-3085). IN ORDER TO ENSURE TIMELY DELIVERY OF THE INCORPORATED DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 22, 1997.



                               TABLE OF CONTENTS

                                                                       Page


AVAILABLE INFORMATION..................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................  3

SUMMARY OF PROSPECTUS..................................................  6

MARKET PRICE DATA AND DIVIDENDS........................................ 13

SELECTED HISTORICAL FINANCIAL DATA OF RESOURCES........................ 15

SELECTED HISTORICAL FINANCIAL DATA OF PFG.............................. 16

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA................... 17

THE PROPOSED MERGER.................................................... 18
      General.......................................................... 18
      Closing; Effective Time.......................................... 18
      Conversion of Shares; Fractional Shares.......................... 18
      Exchange of Certificates......................................... 18
      Background of the Merger......................................... 19
      Approval by the Resources Board and Resources' Reasons for the
            Merger..................................................... 19
      Approval by the PFG Board and PFG's Reasons for the Merger....... 20
      Interests of Certain Persons in the Merger....................... 20
      Resources Shareholder Approval................................... 21
      PFG Shareholder Approval......................................... 21
      The Voting Agreement............................................. 22
      The Merger Agreement............................................. 22
      Registration Rights.............................................. 25
      Accounting Treatment............................................. 26
      Regulatory Filings and Approvals................................. 26
      Restrictions on Sales of Shares by Affiliates.................... 26
      Stock Exchange Listing........................................... 27
      Dissenters' Rights............................................... 27
      Certain Federal Income Tax Consequences of the Merger............ 29

PFG SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..... 30

DESCRIPTION OF RESOURCES CAPITAL STOCK................................. 31
      Resources Common Stock........................................... 31
      Resources Preferred Stock........................................ 31

DESCRIPTION OF PFG CAPITAL STOCK....................................... 31
      PFG Common Stock................................................. 31
      PFG Prior Preferred Stock........................................ 32
      PFG Preferred Stock.............................................. 32

COMPARISON OF SHAREHOLDER RIGHTS....................................... 33
      Authorized Capital Stock......................................... 33
      Voting Rights.................................................... 33
      Amendments to Charter and Bylaws................................. 33
      Preemptive Rights; Cumulative Voting............................. 33
      Board of Directors............................................... 33
      Removal of Directors............................................. 34
      Newly-Created Directorships and Vacancies........................ 34
      Nomination of Directors.......................................... 34
      Shareholder Proposals............................................ 34
      Special Meetings of the Shareholders............................. 35
      Shareholder Action by Written Consent............................ 35
      Limitation on Director's Liability............................... 35
      Indemnification.................................................. 35

LEGAL MATTERS.......................................................... 36

EXPERTS................................................................ 36

ANNEX I:  AGREEMENT AND PLAN OF MERGER.................................I-1
ANNEX II:  VOTING AGREEMENT...........................................II-1
ANNEX III:  SECTIONS 1571-1580 OF THE PBCL...........................III-1



                             SUMMARY OF PROSPECTUS

      The following is a summary of certain information contained elsewhere in this Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus, including the Annexes hereto which are a part of this Prospectus. PFG shareholders are encouraged to read carefully all of the information contained in this Prospectus.

THE COMPANIES

PP&L Resources, Inc. and Keystone
  Merger Corp.......................      Resources, with headquarters in
                                          Allentown, Pennsylvania, is an
                                          exempt public utility holding
                                          company with major business
                                          segments including an operating
                                          electric utility (Pennsylvania
                                          Power & Light Company ("PP&L")),
                                          investments in electric energy
                                          projects (Power Markets
                                          Development Company) and
                                          energy-related products and
                                          services (Spectrum Energy
                                          Services Corporation). The
                                          principal executive offices of
                                          Resources are located at Two
                                          North Ninth Street, Allentown,
                                          Pennsylvania 18101, and its
                                          telephone number is (610)
                                          774-5151. Keystone is a direct,
                                          wholly-owned subsidiary of
                                          Resources, organized under the
                                          laws of the Commonwealth of
                                          Pennsylvania solely for the
                                          purpose of merging with PFG.
                                          Keystone is not engaged in any
                                          business operations. The mailing
                                          address and telephone number for
                                          Keystone are the same as those
                                          for Resources.

Penn Fuel Gas, Inc..................      PFG, with headquarters in Oxford,
                                          Pennsylvania, is an exempt public
                                          utility holding company with
                                          major business segments including
                                          natural gas distribution,
                                          transmission and storage services
                                          and the sale of propane. The
                                          principal executive offices of
                                          PFG are located at 55 South Third
                                          Street, Oxford, Pennsylvania
                                          19363, and its telephone number
                                          is (610) 932-2000.


Trading Markets and Market Price          Shares of Resources Common
  Data..............................      Stock are listed and traded on
                                          the NYSE and the PhSE under the
                                          symbol "PPL." The closing price
                                          of Resources Common Stock on June
                                          26, 1997, the last full trading
                                          day prior to the announcement
                                          that PFG and Resources had
                                          entered into the Merger
                                          Agreement, was $19 7/8 per share,
                                          as reported by the NYSE
                                          Consolidated Tape. On August 29,
                                          1997, the most recent practicable
                                          date prior to the printing of
                                          this Prospectus, the closing
                                          price of Resources Common Stock,
                                          as reported by the NYSE
                                          Consolidated Tape, was $21 15/16
                                          per share. There has been no
                                          public market for PFG Common
                                          Stock or PFG Preferred Stock. See
                                          "MARKET PRICE DATA AND
                                          DIVIDENDS."


THE PROPOSED MERGER
General.............................      At the Effective Time (as defined
                                          below), pursuant to the Merger
                                          Agreement, Keystone will be merged
                                          with and into PFG, with PFG
                                          continuing in existence as a
                                          wholly-owned subsidiary of
                                          Resources (the "Surviving
                                          Corporation" as distinguished from
                                          PFG prior to the Merger).

Closing; Effective Time.............      The Merger will become effective
                                          upon the filing of Articles of
                                          Merger with the Department of State
                                          of the Commonwealth of Pennsylvania
                                          in accordance with the Pennsylvania
                                          Business Corporation Law (the
                                          "PBCL") (the "Effective Time").
                                          Such filing will be made on the
                                          date of the closing of the Merger
                                          (the "Closing Date").  Immediately
                                          prior to the filing of the Articles
                                          of Merger, a closing (the
                                          "Closing") will be held at the
                                          offices of Resources, Two North
                                          Ninth Street, Allentown,
                                          Pennsylvania. See "THE PROPOSED
                                          MERGER--Closing; Effective Time."

Conversion of Shares................      In the Merger, each share of PFG
                                          Common Stock outstanding prior
                                          to the Effective Time will be
                                          converted into the right to receive
                                          a number of shares (the "Common
                                          Stock Exchange Ratio") of Resources
                                          Common Stock equal to the quotient
                                          obtained by dividing $153.29 by the
                                          average closing sale price of
                                          Resources Common Stock as
                                          reported by the NYSE Consolidated
                                          Tape for the 15 consecutive trading
                                          days prior to the fifth trading day
                                          prior to the Effective Time (the
                                          "Resources Closing Market Price").
                                          If, however, the quotient obtained
                                          is less than 6.968, the Common
                                          Stock Exchange Ratio shall be fixed
                                          at 6.968, and if the quotient
                                          obtained is more than 8.516, the
                                          Common Stock Exchange Ratio
                                          shall be fixed at 8.516.  Each
                                          share of PFG Preferred Stock
                                          outstanding prior to the Effective
                                          Time that is, at the election of
                                          the holder thereof, not redeemed in
                                          accordance with its terms will
                                          be converted into the right to
                                          receive a number of shares (the
                                          "Preferred Stock Exchange Ratio")
                                          of Resources Common Stock equal
                                          to the quotient obtained by
                                          dividing (i) the amount equal to
                                          the quotient of (A) the sum of
                                          $10,764,000 plus any accrued and
                                          unpaid dividends on the PFG
                                          Preferred Stock under certain
                                          circumstances, divided by (B)
                                          717,583, by (ii) the Resources
                                          Closing Market Price.  If, however,
                                          the quotient is less than 0.682,
                                          the Preferred Stock Exchange Ratio
                                          shall be fixed at 0.682, and if the
                                          quotient is more than 0.833, the
                                          Preferred Stock Exchange Ratio
                                          shall be fixed at 0.833.  See "THE
                                          PROPOSED  MERGER--Conversion of
                                          Shares; Fractional Shares."

Fractional Shares...................      Fractional shares of Resources
                                          Common Stock will not be issued in
                                          the Merger. Holders of PFG Common
                                          Stock and PFG Preferred Stock will
                                          be paid cash in lieu of such
                                          fractional shares. See "THE
                                          PROPOSED MERGER--Conversion of
                                          Shares; Fractional Shares."

Background of the Merger............      For a description of the Back-
                                          ground of the Merger, see "THE
                                          PROPOSED MERGER--Background of
                                          the Merger."

Approval by the Resources Board and
  Resources' Reasons for the Merger.      The Board of Directors of
                                          Resources (the "Resources Board")
                                          has unanimously approved the Merger
                                          Agreement and the transactions
                                          contemplated thereby.  In reaching
                                          its conclusion to approve the
                                          Merger Agreement, the Resources
                                          Board determined that the Merger is
                                          consistent with and in furtherance
                                          of the long-term business strategy
                                          of Resources.  See "THE PROPOSED
                                          MERGER--Approval by the Resources
                                          Board and Resources' Reasons for
                                          the Merger."

Approval by the PFG Board and
  PFG's Reasons for the Merger......      The Board of Directors of PFG (the
                                          "PFG Board") has unanimously
                                          approved the Merger Agreement and
                                          the transactions contemplated
                                          thereby.  In reaching its
                                          conclusion to approve the Merger
                                          Agreement, the PFG Board concluded
                                          that the Merger was in the best
                                          interest of PFG and its
                                          shareholders.  See "THE PROPOSED
                                          MERGER--Approval by the PFG Board
                                          and PFG's Reasons for the Merger."

Interests of Certain Persons
  in the Merger....................       Certain members of PFG's manage-
                                          ment and the PFG Board may have
                                          certain interests in the Merger
                                          that are in addition to PFG
                                          shareholders, generally. See "THE
                                          PROPOSED MERGER--Interests of
                                          Certain Persons in the Merger."

Resources Shareholder Approval......      The Merger does not require
                                          the approval of the Resources
                                          shareholders. Resources
                                          shareholders will not have
                                          dissenters' appraisal rights in
                                          connection with the Merger.


PFG Shareholder Approval............      The PFG Board has unanimously
                                          approved the Merger Agreement
                                          and the transactions
                                          contemplated thereby. In order
                                          to effect the Merger, the
                                          Merger Agreement must also be
                                          approved and adopted by the
                                          affirmative vote of a majority
                                          of the votes cast by holders
                                          of outstanding shares of PFG
                                          Common Stock present at a
                                          Special Meeting of PFG
                                          shareholders. A Special
                                          Meeting of PFG shareholders
                                          (the "PFG Special Meeting")
                                          has been scheduled to be held
                                          at 10:00 a.m. on October 1,
                                          1997 at the offices of
                                          Dechert, Price & Rhoads, 4000
                                          Bell Atlantic Tower, 1717 Arch
                                          Street, Philadelphia,
                                          Pennsylvania. WE ARE NOT
                                          ASKING YOU FOR A PROXY AND YOU
                                          ARE REQUESTED NOT TO SEND PFG
                                          ANY PROXIES.

                                          On June 26, 1997, concurrently
                                          with entering into the Merger
                                          Agreement, PFG, Resources and
                                          Marilyn Ware Lewis, in her
                                          individual capacity, in her
                                          capacity as attorney-in-fact
                                          pursuant to certain powers of
                                          attorney (the "Powers of
                                          Attorney") and in her capacity as
                                          "Business Manager" (as defined in
                                          the Shareholders Agreement by and
                                          among PFG and certain of its
                                          shareholders dated as of November
                                          19, 1992 and amended as of April
                                          15, 1994 (the "Shareholders
                                          Agreement")) entered into a
                                          Voting Agreement (the "Voting
                                          Agreement") with respect to
                                          679,366 shares of PFG Common
                                          Stock (the "Voting Agreement
                                          Shares").


                                          Pursuant to the terms of the
                                          Voting Agreement, Ms. Lewis has
                                          agreed to vote the Voting
                                          Agreement Shares (constituting
                                          approximately 95% of PFG's issued
                                          and outstanding Common Stock) at
                                          any meeting of the shareholders
                                          of PFG (a) in favor of the
                                          Merger, the Merger Agreement and
                                          the transactions contemplated by
                                          the Merger Agreement and (b)
                                          against any proposal for any
                                          recapitalization, merger, sale of
                                          assets or other business
                                          combination (other than the
                                          Merger) between PFG and any
                                          person or entity or any action or
                                          agreement that would result in a
                                          breach of any covenant,
                                          representation or warranty or of
                                          any other obligation or agreement
                                          of PFG under the Merger Agreement
                                          or which could result in any of
                                          the conditions to PFG's
                                          obligations under the Merger
                                          Agreement not being fulfilled.
                                          The Voting Agreement terminates
                                          only upon termination of the
                                          Merger Agreement. ACCORDINGLY,
                                          THE APPROVAL OF PFG SHAREHOLDERS
                                          AT THE PFG SPECIAL MEETING IS
                                          ASSURED.

Conditions to the Merger............      The obligations of each of PFG,
                                          Keystone, and Resources to
                                          consummate the Merger are subject
                                          to a number of conditions,
                                          including (i) the approval of the
                                          Merger by PFG's shareholders;  (ii)
                                          the absence of any preliminary or
                                          permanent injunction prohibiting
                                          the consummation of the Merger;
                                          (iii) the Registration Statement
                                          having become effective and not
                                          being the subject of any stop order
                                          proceedings; (iv) the expiration or
                                          termination of any waiting period
                                          (and any extension thereof)
                                          applicable to the Merger under the
                                          Hart-Scott-Rodino Antitrust
                                          Improvements Act of 1976, as
                                          amended (the "HSR Act"); (v) the
                                          consents, approvals and
                                          authorizations of all Governmental
                                          Entities (as defined in the Merger
                                          Agreement), including the
                                          Pennsylvania Public Utility
                                          Commission (the "PAPUC"), except
                                          where the failure to obtain such
                                          consents, approvals and
                                          authorizations would not have a PFG
                                          Material Adverse Effect (as defined
                                          in the Merger Agreement); and (vi)
                                          the approval for listing on the
                                          NYSE of the Resources Common
                                          Stock issuable in the Merger
                                          pursuant to this Prospectus.

                                          The obligations of Resources and
                                          Keystone to consummate the Merger
                                          are subject to a number of
                                          additional conditions, including
                                          (i) all representations and
                                          warranties of PFG contained in
                                          the Merger Agreement shall be
                                          true and correct, except where
                                          the failure to be true and
                                          correct would not have a PFG
                                          Material Adverse Effect; (ii) PFG
                                          shall have performed all
                                          agreements and covenants
                                          contained in the Merger Agreement
                                          required to be performed by it;
                                          (iii) the Voting Agreement shall
                                          have been executed and delivered;
                                          (iv) no PFG Material

                                          Adverse Effect shall have
                                          occurred; (v) Resources shall
                                          have received a letter from its
                                          independent accountants stating
                                          that the Merger will qualify as a
                                          pooling-of-interests transaction
                                          under GAAP (as defined in the
                                          Merger Agreement) and applicable
                                          regulations; and (vi) to the
                                          extent dissenters' rights may be
                                          available to PFG shareholders
                                          under the PBCL, the number of
                                          shares of PFG Common Stock which
                                          perfect their dissenters rights
                                          shall not exceed 5% of the issued
                                          and outstanding PFG Common Stock.

                                          The obligations of PFG to
                                          consummate the Merger are subject
                                          to a number of additional
                                          conditions, including (i) all
                                          representations and warranties of
                                          Resources and Keystone contained
                                          in the Merger Agreement shall be
                                          true and correct, except where
                                          the failure to be true and
                                          correct would not have a
                                          Resources Material Adverse Effect
                                          (as defined in the Merger
                                          Agreement); (ii) Resources and
                                          Keystone shall have performed all
                                          agreements and covenants
                                          contained in the Merger Agreement
                                          required to be performed by them;
                                          (iii) no Resources Material
                                          Adverse Effect shall have
                                          occurred; (iv) the receipt by PFG
                                          of an opinion from its counsel to
                                          the effect that the Merger will
                                          be treated for federal income tax
                                          purposes as a tax-free
                                          reorganization within the meaning
                                          of Section 368(a) of the Internal
                                          Revenue Code of 1986, as amended
                                          (the "Code"); and (v) PFG shall
                                          have received a letter from its
                                          independent certified public
                                          accountants stating that the
                                          Merger will qualify as a
                                          pooling-of-interests transaction
                                          under GAAP and applicable
                                          regulations.

                                          None of the foregoing conditions
                                          is irrevocable. PFG and Resources
                                          may determine to modify or waive
                                          any condition to the consummation
                                          of the Merger, provided that no
                                          modification or waiver will occur
                                          unless made in writing. See "THE
                                          PROPOSED MERGER--The Merger
                                          Agreement -- Conditions to the
                                          Merger."

Termination.........................      The Merger Agreement may be
                                          terminated and the Merger
                                          abandoned at any time prior to
                                          the Effective Time (i) by mutual
                                          consent authorized by the board
                                          of directors of each of PFG,
                                          Keystone and Resources; (ii) by
                                          PFG (a) upon breach of any
                                          representation, warranty,
                                          covenant or agreement by
                                          Resources or Keystone which is
                                          not curable through reasonable
                                          efforts or if Resources is not
                                          making reasonable efforts to cure
                                          or (b) if, as of the Closing
                                          Date, the Resources Closing
                                          Market Price is less than $16.00
                                          per share; (iii) by Resources and
                                          Keystone upon breach of any
                                          representation, warranty,
                                          covenant or agreement by PFG
                                          which is not curable through
                                          reasonable efforts or if PFG is
                                          not making reasonable efforts to
                                          cure; or (iv) by either Resources
                                          or PFG if (a) the Merger shall
                                          not have been consummated on or
                                          before August 31, 1998 for
                                          reasons other than failure to
                                          fulfill its obligations under the
                                          Merger Agreement (provided that
                                          under certain circumstances such
                                          date may be extended to May 31,
                                          1999) or (b) if a court of
                                          competent jurisdiction shall
                                          have issued an order preventing
                                          the consummation of the Merger
                                          and such order shall have become
                                          final and non-appealable or if
                                          any state or federal law, order,
                                          rule or regulation is adopted or
                                          issued which has the effect of
                                          prohibiting the Merger. See "THE
                                          PROPOSED MERGER--The Merger
                                          Agreement -- Termination."

Registration Rights.................      Subject to certain requirements,
                                          the persons who immediately prior
                                          to the Effective Time were PFG
                                          shareholders are entitled to two
                                          demand registrations with respect
                                          to their shares of Resource
                                          Common Stock received in the Merger
                                          provided that the demand for
                                          registration requests the
                                          registration of at least 1.25% of
                                          the then outstanding number of
                                          shares of Resources Common
                                          Stock.  See "THE PROPOSED
                                          MERGER--Registration Rights."

Accounting Treatment................      The Merger is expected to be
                                          treated as a pooling-of-
                                          interests for accounting and
                                          financial reporting purposes. See
                                          "THE PROPOSED MERGER--Accounting
                                          Treatment."

Regulatory Filings
 and Approvals......................      Regulatory approvals for
                                          consummation of the Merger are
                                          required from the Commission
                                          under the Public Utility Holding
                                          Company Act of 1935, as amended
                                          ("PUHCA"), and the PAPUC and may
                                          be required from the Maryland
                                          Public Service Commission
                                          ("MDPSC"). In addition, the
                                          Merger is subject to the
                                          expiration or termination of the
                                          30-day waiting period under the
                                          HSR Act and no action having been
                                          instituted by the Department of
                                          Justice ("DOJ") or the Federal
                                          Trade Commission ("FTC") which is
                                          not withdrawn or terminated prior
                                          to the Effective Time.

Dissenters' Rights..................      Under the PBCL, holders of shares
                                          of PFG Common Stock and PFG
                                          Preferred Stock have the right to
                                          dissent from the Merger and obtain
                                          payment of the "fair value" of such
                                          shares upon compliance with the
                                          relevant provisions of the PBCL, in
                                          the event that the Merger is
                                          consummated.  A copy of the
                                          relevant provisions of the statute
                                          is set forth in Annex III hereto.
                                          See "THE PROPOSED MERGER--
                                          Dissenters' Rights."

Certain Federal Income Tax Consequences
    of the Merger...................      The Merger is intended to qualify
                                          as a tax-free reorganization
                                          within the meaning of Section
                                          368(a) of the Code such that, for
                                          federal income tax purposes, the
                                          Merger will not result in the
                                          recognition of gain or loss
                                          generally by Resources, PFG or
                                          the shareholders of PFG. PFG's
                                          obligation to effect the Merger
                                          is conditioned on the delivery of
                                          an opinion from Gibson, Dunn &
                                          Crutcher LLP, special counsel to
                                          PFG, substantially to the effect
                                          that, on the basis of the facts,
                                          representations and assumptions
                                          set forth in such opinion, for
                                          federal income tax purposes the
                                          Merger constitutes a tax-free
                                          reorganization within the meaning
                                          of Section 368(a) of the Code.
                                          See "THE PROPOSED MERGER--Certain
                                          Federal Income Tax Consequences
                                          of the Merger."

Comparison of Shareholder Rights....      The rights of PFG shareholders are
                                          currently governed by the PBCL,
                                          PFG's Articles of Incorporation
                                          (the "PFG Articles of
                                          Incorporation") and PFG's Bylaws
                                          (the "PFG Bylaws"). Upon
                                          consummation of the Merger, PFG
                                          shareholders who receive
                                          Resources Common Stock in the
                                          Merger will become shareholders
                                          of Resources, and their rights
                                          will be governed by the PBCL,
                                          Resources' Articles of
                                          Incorporation (the "Resources
                                          Articles of Incorporation") and
                                          Resources' Bylaws (the "Resources
                                          Bylaws"). For a summary of the
                                          material differences between the
                                          rights of PFG shareholders and
                                          the rights of Resources
                                          shareholders, see "COMPARISON OF
                                          SHAREHOLDER RIGHTS."



MARKET PRICE DATA AND DIVIDENDS

      Resources Common Stock is listed and traded on the NYSE and the PhSE under the symbol "PPL." The table below sets forth, for the quarters indicated, (i) the quarterly per share cash dividends paid to holders of Resources Common Stock and (ii) the high and low sales prices of Resources Common Stock as reported by the NYSE Consolidated Tape.

                                                       Dividends
                                                       Declared
                                                          Per
                                Price of Resources     Resources
                                   Common Stock       Common Share
                                ------------------    ------------
                                   High      Low
                                   ----      ---


Year ended December 31, 1995:
     First Quarter..........    $ 20 7/8   $ 19 1/8      $0.4175
     Second Quarter.........      19 7/8     17 7/8       0.4175
     Third Quarter..........      23 1/2     18 5/8       0.4175
     Fourth Quarter.........      26 1/2     21 5/8       0.4175
Year ended December 31, 1996:
     First Quarter..........      26         23 1/2       0.4175
     Second Quarter.........      24 1/2     22           0.4175
     Third Quarter..........      24         21 5/8       0.4175
     Fourth Quarter.........      24 1/2     21 7/8       0.4175
Year ending December 31, 1997:
     First Quarter .........      24         20           0.4175
     Second Quarter.........      20 7/8     19           0.4175
     Third Quarter(Through
       August 29, 1997).....      22        19 7/16       0.4175


      The closing price of Resources Common Stock on June 26, 1997, the last full trading day prior to the public announcement of the Merger, was $19 7/8 per share, as reported by the NYSE Consolidated Tape. The closing price of Resources Common Stock on August 29, 1997, the most recent practicable date prior to the printing of this Prospectus, was $21 15/16 per share, as reported by the NYSE Consolidated Tape.


      PFG believes that there is no established public trading market for PFG Common Stock or PFG Preferred Stock, notwithstanding the existence of limited or sporadic quotations that may be available with respect to purchases and sales of PFG Common Stock or PFG Preferred Stock.

      In the Merger Agreement, the parties have agreed that, prior to the Merger, PFG shall not, nor shall PFG permit any of its subsidiaries to, declare or pay any dividends on or make other distributions in respect of any of its capital stock other than to PFG or its wholly-owned subsidiaries and other than cash dividends paid in accordance with PFG's current practice if the Closing shall occur by November 1, 1998. If the Closing shall not occur by November 1, 1998, to the extent such payment would not prevent the Merger from being accounted as a pooling-of-interests, PFG may increase its dividend payout ratio in respect of the PFG Common Stock to the same level as the Resources dividend payout ratio in respect of the Resources Common Stock (as calculated for the immediately preceding quarter), with respect to earnings of PFG attributable to periods after November 1, 1998. Under PFG's current dividend practice, a 20% increase in the dividend on PFG Common Stock was approved by the PFG Board on March 7, 1997, to an annual rate of $2.88 per share, and a further increase of an additional 20% in such dividend is anticipated beginning the first quarter of 1998. Under the terms of the PFG Preferred Stock, dividends at an annual dividend rate of $1.40 per share are payable quarterly on the first day of each January, April, July and October to shareholders of record.

     The table below sets forth per share dividend payments on PFG Common Stock for the quarters indicated.

                                                   Dividends
                                                   Declared
                                                     Per
                                                     PFG
                                                   Common
                                                    Share
                                                   -------


Year ended December 31, 1995:
     First Quarter..........                        $0.50
     Second Quarter.........                         0.50
     Third Quarter..........                         0.50
     Fourth Quarter.........                         0.50
Year ended December 31, 1996:
     First Quarter..........                         0.60
     Second Quarter.........                         0.60
     Third Quarter..........                         0.60
     Fourth Quarter.........                         0.60
Year ending December 31, 1997:
     First Quarter .........                         0.72
     Second Quarter.........                         0.72
     Third Quarter (Through
       August 29, 1997).....                         0.72


      On June 10, 1997, there were approximately 120,748 holders of record of Resources Common Stock. On August 26, 1997, there were approximately 112 holders of record of PFG Common Stock and approximately 81 holders of record of PFG Preferred Stock.





               SELECTED HISTORICAL FINANCIAL DATA OF RESOURCES


      The following table presents selected historical financial data of Resources and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 were derived from Resources' audited consolidated financial statements. The historical financial data as of and for the six-month periods ended June 30, 1997 and June 30, 1996 were derived from Resources' unaudited consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information of Resources included or incorporated by reference in this Prospectus.




                                 Six-Months Ended
                                     June 30,                Year Ended December 31,
                                 ----------------   ---------------------------------------
                                  1997     1996      1996    1995    1994     1993     1992
                                  ----     ----      ----    ----    ----     ----     ----
                                  (Unaudited)
                                 ----------------

PP&L RESOURCES, INC.
INCOME ITEMS -- MILLIONS
EXCEPT PER SHARE AMOUNTS
      Operating revenues         $1,472   $1,458   $2,910  $2,752   $2,725    $2,727  $2,744

      Operating income (a)(b)       289      295      556     574      501       563     573
      Net Income (a)(b)             181      178      329     323      216       314     306

Earnings per share of common
stock (a)(b)                      $1.11    $1.11    $2.05   $2.05    $1.41     $2.07   $2.02

Dividends declared per share of
common stock                      $0.835  $0.835    $1.67   $1.67    $1.67     $1.65   $1.60

BALANCE SHEET ITEMS -- MILLIONS
Total assets                      $9,508  $9,645   $9,636  $9,492   $9,372    $9,454  $8,192

Capitalization
      Long-term debt              $2,632  $2,831   $2,832  $2,859   $2,941    $2,663  $2,627

      Preferred and preference
        stock
        With sinking fund
        requirements                  47     295      295     295      295       335    326
        Without sinking fund
        requirements                  50     171      171     171      171       171    224
      Company-obligated manda-
        torily redeemable
        preferred securities         250     --       --      --        --       --     --


      Common equity                2,805   2,675    2,745   2,597    2,454     2,426  2,367

Total capitalization              $5,784  $5,972   $6,043  $5,922   $5,861    $5,595 $5,544


Book value per share of common
  stock                          $17.07  $16.63    $16.87  $16.29   $15.79    $15.95 $15.58





(a) Earnings for 1995 were positively affected by the final order of the PAPUC issued on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994. The decision increased revenues and permitted recovery of voluntary early retirement and post-retirement benefits other than pensions and disallowed certain costs applicable to the construction of Susquehanna Unit 1. In addition, the Company realized a gain on the sale of subsidiary coal reserves which were previously written down in 1994.

(b) Earnings for 1994 were adversely affected by several one-time charges to income. These charges related to a voluntary early retirement program; a write-down in the carrying value of a subsidiary's investment in undeveloped coal reserves; the disallowance of replacement power costs through the Company's energy cost rate; and a decision of the Commonwealth Court of Pennsylvania related to deferral of post-retirement benefit costs.



                 SELECTED HISTORICAL FINANCIAL DATA OF PFG


     The following table presents selected financial data of PFG and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 were derived from PFG's audited consolidated financial statements. The historical financial data as of and for the six-month periods ended June 30, 1997 and June 30, 1996 were derived from PFG's unaudited consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements, related notes and other financial information of PFG included elsewhere in this Prospectus.




                                 Six-Months Ended
                                     June 30,                Year Ended December 31,
                                 ----------------   ---------------------------------------
                                  1997     1996      1996    1995    1994     1993     1992
                                  ----     ----      ----    ----    ----     ----     ----
                                  (Unaudited)
                                 ----------------


PENN FUEL GAS, INC. AND
  SUBSIDIARIES
INCOME ITEMS -- MILLIONS EXCEPT
  PER SHARE AMOUNTS
      Operating revenues           $71    $68        $114   $106     $123     $116     $106
      Operating income               8      7          11      9       10        9        7
      Net Income applicable to
       common stock                  5      4           6      5        5        4        2

Earnings per share of common
  stock                          $7.18  $6.13       $8.90   $7.07   $6.55    $5.99    $2.73

Dividends declared per share of
common stock                     $1.44  $1.20       $2.40   $2.00       --      --        --

BALANCE SHEET ITEMS--MILLIONS
Total assets                      $193   $190        $196   $184     $174     $159     $148

Capitalization
      Long-term debt               $54    $58         $55    $59      $61      $37      $58
      Redeemable preferred
        stock                       11     11          11     11       11       11       11
      Common Equity                 71     66          66     62       58       53       50

Total capitalization              $136   $135         $132  $132     $130     $101     $119

Book value per share of common
  stock                         $98.75 $91.44       $93.01 $86.51  $81.44   $74.89    $68.90




            SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data is derived from the historical financial statements of Resources and PFG and gives effect to the Merger as if the Merger had been completed for the periods presented. For purposes of financial reporting, the Merger will be accounted for under the pooling-of-interests method of accounting. Accordingly, the assets and liabilities of Resources and PFG will be recorded at their historical amounts. This information is not necessarily indicative of the financial results that would have occurred had the Merger been consummated on the dates for which the Merger is being given effect, or the merged companies' future financial results, and should be read in conjunction with the historical financial statements of Resources and PFG.




                                      Six-Months Ended
                                           June 30,                Year Ended December 31,
                                      ----------------   -------------------------------------
                                        1997     1996        1996          1995         1994
                                       ----     ----         ----          ----         ----
                                        (Unaudited)
                                      ----------------

INCOME ITEMS -- MILLIONS EXCEPT
  PER SHARE AMOUNTS (a)



      Operating revenues             $1,543    $1,526       $3,024        $2,857     $2,849
      Operating income (b)              297       302          567           583        511
      Net Income (b)                    186       182          335           328        221

Earnings per share of common
  stock (c)                           $1.10     $1.09        $2.01         $2.00      $1.38

Dividends declared per share of
  common stock (c)                    $0.81     $0.81        $1.62         $1.62      $1.61

PFG Pro Forma Equivalent per Share
  Data (d)
Earnings per share of common stock    $7.65     $7.62       $14.01        $13.94      $9.62

Dividends declared per share of
  common stock                        $5.66     $5.65       $11.29        $11.29     $11.22


BALANCE SHEET ITEMS -- MILLIONS (a)
Total assets                          $9,708   $9,844       $9,840        $9,685     $9,546

Capitalization
      Long-term debt                  $2,687   $2,889       $2,886        $2,917     $3,002
      Preferred and preference
        stock
        With sinking fund
          requirements                    58      306          306           306        306
        Without sinking fund
          requirements                    50      171          171           171        171
      Company-obligated
        mandatorily redeemable
        preferred securities             250       --           --           --         --
      Common equity                    2,875    2,741        2,811         2,659     2,513

      Total capitalization            $5,921   $6,107       $6,174        $6,053    $5,992

Book value per share of common
  stock (b)                           $16.87   $16.42       $16.66        $16.07    $15.55

PFG Pro Forma Equivalent per Share
  Data (d)
   Book value per share of common
     stock                           $117.54  $114.39      $116.09       $111.98   $108.35



(a) The revenues, expenses, assets and liabilities of PFG and subsidiaries have been reclassified to conform with the presentation of Resources. PFG's liabilities for environmental costs and associated regulatory assets have been adjusted upwards from a present value to a gross basis. The effects of other accounting policy differences are immaterial.

(b)   Estimated transaction expenses are not reflected above.

(c) Pro forma per common share amounts give effect to the exchange of PFG Common Stock and PFG Preferred Stock for an estimated 6.1 million shares of Resources Common Stock in accordance with the Merger Agreement.

(d) The PFG pro forma equivalent per share amounts have been calculated by multiplying the respective pro forma combined per share amounts by 6.968, the minimum exchange ratio in the Merger Agreement.



                              THE PROPOSED MERGER

GENERAL

      The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included in this Prospectus as Annex I and is incorporated herein by reference. A description of the relative rights, privileges, and preferences of Resources Common Stock, on the one hand, and PFG Common Stock, on the other, including certain material differences between the rights of holders of such stock, is set forth under "DESCRIPTION OF RESOURCES CAPITAL STOCK", "DESCRIPTION OF PFG CAPITAL STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

CLOSING; EFFECTIVE TIME

      The closing of the transactions contemplated by the Merger Agreement will take place as promptly as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. The Merger will become effective upon the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL. Such filings will be made on the Closing Date.

CONVERSION OF SHARES; FRACTIONAL SHARES

      In the Merger, each share of PFG Common Stock outstanding prior to the Effective Time will be converted into the right to receive a number of shares of Resources Common Stock equal to the quotient obtained by dividing $153.29 by the Resources Closing Market Price. If, however, the quotient obtained is less than 6.968, the Common Stock Exchange Ratio shall be fixed at 6.968, and if the quotient obtained is more than 8.516, the Common Stock Exchange Ratio shall be fixed at 8.516. Each share of PFG Preferred Stock outstanding prior to the Effective Time that is, at the election of the holder thereof, not redeemed in accordance with its terms will be converted into the right to receive a number of shares of Resources Common Stock equal to the quotient obtained by dividing (i) the amount equal to the quotient of (A) the sum of $10,764,000 plus any accrued and unpaid dividends on the PFG Preferred Stock under certain circumstances, divided by (B) 717,583, by (ii) the Resources Closing Market Price. If, however, the quotient is less than 0.682, the Preferred Stock Exchange Ratio shall be fixed at 0.682, and if the quotient is more than 0.833, the Preferred Stock Exchange Ratio shall be fixed at 0.833.

      No fractional shares of Resources Common Stock will be issued in the Merger. Instead, each record holder of PFG Common Stock or PFG Preferred Stock who would otherwise have been entitled to receive a fraction of a share of Resources Common Stock upon surrender of certificates representing PFG Common Stock or PFG Preferred Stock, as the case may be, for exchange will, upon surrender of such certificates, be entitled to receive a cash payment (without interest) equal to the product of such fraction multiplied by the Resources Closing Market Price.

EXCHANGE OF CERTIFICATES

      Upon surrender of each certificate representing shares of PFG Common Stock or PFG Preferred Stock, a bank trust company selected by Resources and reasonably acceptable to PFG (the "Exchange Agent") will issue to the holder of such certificate, as soon as practicable after the Effective Time, his or her shares of Resources Common Stock (and cash in lieu of fractional shares) and such certificate representing shares of PFG Common Stock or PFG Preferred Stock will thereafter be cancelled. Until so surrendered and exchanged, each such certificate that prior to the Effective Time represented shares of PFG Common Stock or PFG Preferred Stock will represent solely the right to receive shares of Resources Common Stock pursuant to the Merger Agreement (and cash in lieu of fractional shares).

      No dividends or other distributions declared or made after the Effective Time with respect to shares of Resources Common Stock will be paid to the holder of any unsurrendered certificate with respect to the shares of Resources Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid, until the holder of such certificate surrenders such certificate in accordance with the provisions of the Merger Agreement.

      At the Effective Time, all shares of PFG Common Stock that are owned by PFG as treasury stock and any shares of PFG Common Stock owned by Resources, Keystone, or any other direct or indirect subsidiary of Resources will be cancelled and retired and will cease to exist, and no payment or other consideration will be made in respect thereof.

BACKGROUND OF THE MERGER

      Resources and PFG recognize that the utility industry is currently undergoing unprecedented change, including deregulation of electric power generation, which will significantly impact the competitiveness and business opportunities of the companies in the near future. Resources has been examining strategic alternatives to position itself to compete more effectively in a restructured utility industry. One such strategy is to combine electric and gas services so that Resources can create efficiencies, control costs, increase services available to consumers and expand its customer base. At the same time, in light of the changing landscape of the utility industry, PFG also has been considering several alternatives regarding its future, including partnership opportunities or combining with an electric utility to strengthen its competitive position.

      In early 1997, Resources and PFG entered into a confidentiality agreement and began preliminary discussions regarding the possibility of a business combination. In the months that followed, Resources and PFG exchanged a limited amount of confidential, nonpublic information and determined that further investigation of a possible transaction, including due diligence, was warranted. More in-depth due diligence was conducted in May-June of 1997. During this time, the companies considered alternative structures for a possible business combination and negotiated terms of the Merger Agreement. Periodically throughout this process, the Boards of both PFG and Resources were updated as to the ongoing status of events. On June 25, 1997, the PFG Board approved the transaction, and on June 26, 1997, the Resources Board approved the Merger and the companies finalized and en-tered into the Merger Agreement.

APPROVAL BY THE RESOURCES BOARD AND RESOURCES' REASONS FOR THE MERGER

      In connection with the Merger, after consulting with management and its advisors, the Resources Board concluded that the Merger was in the best interest of Resources for the reasons, among others, set forth below.

      The Merger furthers Resources' strategy of pursuing growth in energy-related businesses.

      o New Energy Markets -- The Merger affords Resources the opportunity to add retail natural gas and propane distribution and sales to its current electric wholesale and retail operations.

      o Geographic Expansion -- PFG's service territory includes areas not currently served by PP&L. Following the Merger, Resources will be able to participate in the gas energy markets in various parts of Pennsylvania.

      o New Customers -- While there is some overlap in service territory, new customers in areas not previously served by PP&L would be introduced to PP&L.

      The Merger also furthers Resources' growth strategy of better meeting its customers' needs through increased choice and value added services.

      o Full Services -- Retail electricity markets in Pennsylvania will be open to competition beginning in 1999. Retail gas markets are expected to be open to competition at about the same time. The Merger will permit PP&L to compete state-wide in both energy sources and serve customers with either gas or electricity, depending on their needs.

      o Complement to Energy Services -- Resources is expanding its energy services offerings and expects that the Merger will stimulate further growth. The merged companies' presence in a larger geographic area and the ability to provide both gas and electric energy will enhance the ability to offer "behind the meter" consulting services and present increased opportunities to offer PP&L residential and commercial energy management systems.

      Finally, the Merger represents an opportunity to continue to invest in businesses that Resources believes will stimulate meaningful long-term growth due to its enhanced ability to meet the needs of its customers.

APPROVAL BY THE PFG BOARD AND PFG'S REASONS FOR THE MERGER

      After consulting with management and its advisors, the PFG Board concluded that the Merger was in the best interest of PFG and its shareholders for the following reasons, among others. The Merger affords significant opportunities to offer enhanced service to the customers and communities PFG serves. The combination of PFG and Resources will create an organization with the ability to provide gas, electric and other energy services to customers. PFG will have access to opportunities due to deregulation of the gas and electric industries that would be less available with its stand-alone limited resources. Also, because of the increased size and resources the combined entity will have in comparison to PFG standing alone, the Merger will greatly strengthen the foundation supporting services to PFG's customers at a high quality level. The Merger is expected to give PFG a broader access to management and business systems, enable potential operating and management efficiencies and provide increased stability and other benefits to PFG inherent in being part of a much larger organization.

      At the same time, PFG believes its shareholders will realize fair value for their shares and will benefit from the combined companies' future growth, while having ownership as Resources' shareholders in a much larger and more diverse publicly-traded company as a result of the tax-free exchange contemplated by the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendation of the PFG Board with respect to the Merger, PFG shareholders should be aware that certain members of PFG management and its Board of Directors have certain interests in connection with the Merger that are in addition to the interests of PFG stockholders generally. The Board of Directors of PFG was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

      The President and Chief Executive Officer of PFG is also a party to existing stock option, retention and employment agreements with PFG. In addition to providing for the executive's employment as President and Chief Executive Officer of PFG under certain terms including a prescribed salary and other benefits, such agreements provide for PFG to pay to the executive upon the Closing a retention bonus (the "Retention Bonus") equal to the executive's base salary for the nine complete calendar months prior to the month in which the Closing occurs. In addition, if the executive's employment is terminated within two years after the Merger by PFG without "cause" ("cause" being defined to mean (i) the willful and continued failure by the executive to perform his duties other than any such failure resulting from the executive's incapacity due to physical or mental illness or injury; (ii) dishonesty or material misconduct in discharging or failing to discharge the executive's duties; (iii) conviction of a crime involving moral turpitude; (iv) failure to comply with any material federal, state or local laws or regulations relating to PFG or the executive, including without limitation failure to pass required drug and alcohol tests; (v) substance abuse; (vi) misappropriation of funds; or (vii) material disparagement of PFG, or its management, board of directors, stockholders or executives) or by the executive for "good reason" ("good reason" being defined as (i) the removal of the executive by PFG, without the executive's express written approval, from any of the material positions, duties, responsibilities, titles, offices or status held by the executive with PFG immediately prior to the Merger, or any removal of the executive from or any failure by PFG to reelect the executive to any such positions; (ii) a reduction by PFG in the executive's base salary as in effect immediately prior to the Merger; (iii) PFG's failure to increase the executive's base salary within twelve months after the executive's last increase in base salary where the other executive officers of PFG have all received increases in base salary; (iv) PFG's failure to provide the executive with fringe benefits, including life insurance and medical insurance without exception for preexisting conditions that, taken as a whole, are substantially similar to the benefits provided to the executive immediately prior to the Merger; or (v) a relocation of PFG's corporate headquarters to a location more than fifty miles from Villanova, Pennsylvania, not including required business travel by the executive to the extent substantially consistent with the executive's business travel obligations immediately prior to the Merger), then the executive is entitled to receive a Severance Payment (as defined below), plus, for a period of eighteen months beginning with the date of termination, life insurance, dental insurance, medical insurance without exception for preexisting conditions and long-term disability insurance, that, taken as a whole, are substantially similar to the benefits provided to the executive immediately prior to the date of termination (the "Continuing Benefits"). The "Severance Payment" means an amount equal to the excess of (x) 2.99 times the executive's annualized includable compensation for the most recent five calendar years ending before the year in which the Merger occurs, over (y) the Retention Bonus, the value of the Continuing Benefits and the value of certain compensation and benefits amounts determined in PFG's reasonable judgment to constitute a "parachute payment" under Section 280G of the Code and related regulations, but excluding certain amounts on account of accelerated vesting of the executive's stock options. The Severance Payment otherwise payable shall be reduced (a) by 50% if the executive terminates his employment under clause (i) or (v) of the definition of "good reason" on or before the 90th day after the Closing; and (b) by 25% if the executive so terminates his employment after the 90th day but on or before the 180th day after the Closing.

      With respect to options to purchase up to 14,350 shares of PFG Common Stock that are held by the President and Chief Executive Officer of PFG, the Merger Agreement contemplates that, immediately prior to the Effective Time, such options shall be cancelled in exchange for an aggregate number of shares of Resources Common Stock, rounded up to the nearest whole number, that shall have a market value, calculated using the Resources Closing Market Price, equal to the product of (i) the number of shares of PFG Common Stock subject to such options and (ii) the excess, if any, of the implied market value of the Common Stock Exchange Ratio at the close of business on the last business day prior the Closing Date over the exercise price per share of such options, provided that such cancellation and exchange shall not violate any rights of the option holder under existing agreements with respect to such options.

      In the Merger Agreement, the parties have also agreed that for a period of at least six years after the Merger, Resources shall cause the Surviving Corporation to (a) maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by PFG (providing that the Surviving Corporation or Resources may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time, and (b) indemnify the present and past directors and officers of PFG to the fullest extent to which PFG is permitted to indemnify such officers and directors under the PFG Articles of Incorporation and PFG Bylaws and applicable law.

      PFG has also entered into retention agreements with seven of its officers (not including the President and Chief Executive Officer) and certain other of its key employees. The retention agreements provide for both a retention bonus (four months' base salary for officers, two months' base salary for key employees), payable if the individual remains in employment until the Closing, and a severance payment, payable upon termination of employment for certain reasons (which, as to officers, are "good reason" as defined above with respect to the President and Chief Executive Officer's agreements), within two years after the Merger for officers and within one year after the Merger for key employees. The severance payment for officers would be 150% of base salary, and for key employees two weeks of salary for each year of service, with a minimum of 50% of salary and a maximum of 100% of salary. These severance payments in the case of officers would be reduced in the same manner as the payments to the President and Chief Executive Officer in the event of termination by the officer within 90 days or 180 days, respectively, after the Merger because of removal of the officer from his or her pre-Merger position or forced relocation. In addition, officers are entitled to 18 months of continuation of welfare benefits, and key employees to six to 12 months of continuation, depending on their respective lengths of service with PFG. The officers would be eligible to receive their company car, in the discretion of the PFG President and Chief Executive Officer.

RESOURCES SHAREHOLDER APPROVAL

      The Merger does not require the approval of the Resources shareholders. Resources shareholders will not have dissenters' appraisal rights in connection with the Merger.

PFG SHAREHOLDER APPROVAL


      The PFG Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. In order to effect the Merger, the Merger Agreement must also be approved and adopted by the affirmative vote of a majority of the votes cast by holders of outstanding shares of PFG Common Stock present at a Special Meeting of PFG shareholders. A Special Meeting of PFG shareholders has been scheduled to be held at 10:00 a.m. on October 1, 1997 at the offices of Dechert, Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND PFG A PROXY.


THE VOTING AGREEMENT

      On June 26, 1997, concurrently with entering into the Merger Agreement, PFG, Resources and Marilyn Ware Lewis, in her individual capacity, in her capacity as attorney-in-fact pursuant to the Powers of Attorney and in her capacity as "Business Manager" (as defined in the Shareholders Agreement) entered into the Voting Agreement. Pursuant to the terms of the Shareholders Agreement and Powers of Attorney, Ms. Lewis has exclusive voting rights with respect to the Voting Agreement Shares, which include shares owned by her personally. The Voting Agreement was entered into by Ms. Lewis as an inducement to Resources to enter into the Merger Agreement.


      Pursuant to the terms of the Voting Agreement, Ms. Lewis has agreed to vote the Voting Agreement Shares (constituting 95% of the PFG Common Stock issued and outstanding as of July 31, 1997) at any meeting of the shareholders of PFG (a) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between PFG and any person or entity or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PFG under the Merger Agreement or which could result in any of the conditions to PFG's obligations under the Merger Agreement not being fulfilled. The Voting Agreement terminates only upon termination of the Merger Agreement.


      Pursuant to the Voting Agreement, during the term of the Voting Agreement, Ms. Lewis has agreed not to (a) sign any writing amending or terminating the Shareholders Agreement, (b) resign her duties or relinquish her rights as "Business Manager" (as defined in the Shareholders Agreement) or (c) voluntarily surrender the Powers of Attorney or transfer any record or beneficial ownership of any shares of PFG Common Stock pursuant to the Powers of Attorney, except to a person who is a party to or bound by the Shareholders Agreement.

      This summary of the Voting Agreement is qualified in its entirety by the text of the Voting Agreement, a copy of which is attached as Annex II hereto and which is incorporated herein by reference.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Prospectus. A copy of the Merger Agreement is attached as Annex I to this Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

      THE MERGER

      The Merger Agreement provides that, as soon as practicable following the satisfaction or waiver of the conditions to each party's obligation to consummate the Merger, Keystone will be merged with and into PFG in accordance with the PBCL, the separate corporate existence of Keystone will cease and PFG will continue as the Surviving Corporation in the Merger.

      REDEMPTION OF PFG PREFERRED STOCK PRIOR TO THE MERGER


      The Merger Agreement contemplates that PFG will prior to the Merger redeem all of the PFG Preferred Stock, such that no PFG Preferred Stock will be outstanding following the Merger. The PFG Preferred Stock may be redeemed in accordance with its terms upon the written approval of holders of at least 66 2/3% of the shares of PFG Preferred Stock outstanding, at a redemption price of $15 per share, plus accrued and unpaid dividends to the date of redemption. Members of the Ware family who collectively represent the ownership of more than 93.5% of the total number of shares of PFG Preferred Stock outstanding as of July 31, 1997 have indicated their intent to provide the shareholder approval required for such redemption. PFG intends, and the Merger Agreement contemplates, that PFG will offer each holder of PFG Preferred Stock the opportunity to elect not to have their shares of PFG Preferred Stock redeemed and receive shares of Resources Common Stock in the Merger in accordance with the Preferred Stock Exchange Ratio. See "--Conversion of Shares; Fractional Shares."


      TREATMENT OF PFG OPTIONS

      Each unexpired and unexercised PFG option that is outstanding prior to the Effective Time shall be cancelled in exchange for that number of shares of Resources Common Stock having a market value equal to the product of (i) the number of shares of PFG Common Stock subject to such option and
(ii) the excess, if any, of implied market value of the Common Stock Exchange Ratio at the close of business on the last business day prior to the Closing Date, over the exercise price of such option; provided, however, that this provision of the Merger Agreement does not require any action that violates the rights of the optionee under the PFG options or any agreements in respect thereof.

      DIRECTORS AND OFFICERS

      Pursuant to the Merger Agreement, the directors and officers of Keystone at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation following the Merger until their respective successors are elected or appointed.

      CHARTER AND BYLAWS

      Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of Keystone in effect at the Effective Time will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation following the Merger until thereafter amended as provided therein and by law.

      REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains various representations and warranties of each of PFG and Resources including as to (i) corporate status; (ii) corporate authorization; (iii) capitalization; (iv) governmental authorizations and consents; (v) no contravention or defaults of charter documents or agreements; (vi) enforceability of the Merger Agreement; (vii) the accuracy of documents and reports filed with the Commission; (viii) the absence of litigation; (ix) taxes; (x) the accuracy of the information provided for inclusion in this Prospectus and the Registration Statement; and (xi) full disclosure. PFG has also made representations and warranties including as to (i) the absence of certain changes; (ii) employee benefit plans and labor matters; (iii) title to property and the absence of liens;
(iv) contracts and debt instruments; (v) environmental matters; (vi) trademarks; patents and copyright; (vii) no brokers being entitled to fees in connection with the Merger other than as disclosed; (viii) insurance and
(ix) assets in good operating condition. The respective representations and warranties of each of PFG and Resources will terminate at the Effective Time.

      COVENANTS OF PFG, RESOURCES AND KEYSTONE

      Pursuant to the Merger Agreement, PFG has agreed, among other things, that it will (i) carry on its businesses in the ordinary and customary course consistent with past practice, use reasonable efforts to preserve intact its business, properties and assets and use reasonable efforts to keep available the services of its present employees and to preserve its relationships with customers, suppliers and others having business dealings with it; (ii) confer on a regular and frequent basis with Resources and its representatives during the period prior to the Closing Date to discuss operations; (iii) discuss with Resources any changes in its rates or charges, standards of service or accounting; and (iv) use reasonable efforts to obtain and maintain all required consents and permits. In addition, PFG has agreed that it will not, among other things, (i) adopt or propose any change in the PFG Articles of Incorporation, the PFG Bylaws or the PFG Shareholders Agreement; (ii) merge or consolidate with any person or acquire, except in the ordinary course of business, a substantial amount of assets of any other person; (iii) sell, lease, license, encumber or otherwise dispose of any significant asset or set of assets in any disposition which exceeds $150,000 or dispositions which exceed $400,000 per annum in the aggregate; (iv) voluntarily engage in any activities which are reasonably expected to cause a change in its status under PUHCA or the tax-free status of the Merger; (v) issue any shares of capital stock or other securities or any options, warrants or other rights to acquire the same; (vi) make capital expenditures substantially exceeding 110% of annual budgeted amounts; or (vii) declare, set aside, or pay any dividend or make any other distribution with respect to any shares of its capital stock other than the payment of cash dividends in accordance with PFG's current practice and, if appropriate relief is received from the Commission to the effect that such increase would not prevent the Merger from being accounted as a pooling-of-interests and the Merger shall not have closed by November 1, 1998, at an increased dividend payment ratio equal to the dividend payout ratio in respect of Resources Common Stock.

      Pursuant to the Merger Agreement, Resources and PFG have agreed that
(i) Resources shall, with PFG's cooperation, prepare and file with the Commission the Registration Statement in compliance with the applicable requirements of the Exchange Act, the NYSE, the Securities Act and the PBCL and shall use its reasonable efforts to cause the Registration Statement to become effective as promptly as practicable; (ii) PFG shall distribute to its shareholders disclosure documents relating to the Merger and use its best efforts to obtain shareholder approval of the Merger in accordance with the PBCL; (iii) Resources will cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the current or equivalent policies of directors' and officers' liability insurance maintained by PFG with respect to matters occurring prior to the Effective Time; (iv) PFG, Resources and Keystone shall use reasonable efforts to take appropriate action to consummate the Merger; and (v) PFG, Resources and Keystone shall give prompt notice to each other of any change that could result in a Resources Material Adverse Effect or a PFG Material Adverse Effect or is likely to delay or impede either Resources' or PFG's ability to consummate the transactions contemplated by the Merger Agreement.

      Pursuant to the Merger Agreement, PFG has agreed that it shall terminate all existing discussions and negotiations with respect to, and shall not initiate, solicit, encourage or take any action to facilitate any offer or proposal which constitutes or may reasonably be expected to lead to, a Competing Transaction (which term means (i) a merger, consolidation or other similar transaction (other than the Merger); (ii) any sale or disposition of 10% or more of the assets of PFG; or (iii) a takeover bid or tender offer for 10% or more of the outstanding voting securities of PFG), and shall notify Resources within 24 hours of receipt of any proposal relating to a Competing Transaction.

      CONDITIONS TO THE MERGER

      The Merger Agreement provides that the obligation of the parties to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of each of the following conditions: (i) the Merger shall have been approved by the PFG and Keystone shareholders; (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) all consents, approvals and authorizations shall have been obtained from all Governmental Entities (as defined in the Merger Agreement), except where the failure to obtain such consents, authorizations and approvals would not have a PFG Material Adverse Effect; (iv) no preliminary or permanent injunction shall have been entered by any federal or state court having jurisdiction that makes illegal or prohibits the consummation of the Merger; (v) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (vi) the shares of Resources Common Stock issuable in the Merger shall have been authorized for listing on the NYSE.

      The obligation of PFG to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following additional conditions: (i) both Resources and Keystone shall have performed or complied in all material respects with all agreements and covenants contained in the Merger Agreement required to be performed or complied with by them at or prior to the Effective Time; (ii) all representations and warranties of Resources and Keystone contained in the Merger Agreement shall be true and correct (in all material respects with regard to representations and warranties that are not otherwise qualified with a materiality standard), except where the failure to be true and correct would not have a Resources Material Adverse Effect; (iii) PFG shall have received a certificate from the president of Resources and Keystone to the effect that the conditions in clauses (i) and (ii) above have been satisfied; (iv) PFG shall have received an opinion from Gibson, Dunn & Crutcher LLP, special counsel to PFG, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code; (v) PFG shall have received a letter from its independent public accountants stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable Commission regulations; and (vi) no Resources Material Adverse Effect shall have occurred.

      The obligations of Resources and Keystone to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following additional conditions: (i) PFG shall have performed or complied in all material respects with all agreements and covenants contained in the Merger Agreement required to be performed or complied with by it at or prior to the Effective Time; (ii) all representations and warranties of PFG contained in the Merger Agreement shall be true and correct (in all material respects with regard to representations and warranties that are not otherwise qualified with a materiality standard), except where the failure to be true and correct would not have a PFG Material Adverse Effect; (iii) Resources and Keystone shall have received a certificate from PFG signed by PFG's president to the effect that the conditions in clauses (i) and (ii) above have been satisfied; (iv) the Voting Agreement shall have been executed and delivered; (v) no PFG Material Adverse Effect shall have occurred; (vi) Resources shall have received a letter from its independent public accountants stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable Commission regulations; and (vii) to the extent that dissenters' rights may be available to PFG Shareholders under the PBCL, the number of shares of PFG Common Stock which perfect their dissenters' rights shall not exceed 5% of the issued and outstanding PFG Common Stock.

      TERMINATION

      The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by mutual written consent of PFG, Resources and Keystone; (ii) by either PFG or Resources (unless such party is responsible for the delay) if the Effective Time shall not have occurred on or before August 31, 1998, which may be extended to May 31, 1999 if all conditions to the Merger except the receipt of requisite consents and approvals from all Governmental Entities have been obtained; (iii) by either PFG or Resources and Keystone, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel, for such party of prohibiting the Merger, or if any order preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable; (iv) by PFG, upon a breach of any representation, warranty, covenant or agreement on the part of Resources set forth in the Merger Agreement which is not curable by Resources through the exercise of reasonable efforts which are then being made such that the conditions to the Merger would not be satisfied; (v) by Resources and Keystone, upon breach of any representation, warranty, covenant or agreement on the part of PFG set forth in the Agreement which is not curable by PFG through the exercise of reasonable efforts which are then being made such that the conditions to the Merger would not be satisfied; or (vi) by PFG, if the Resources Closing Market Price is less than $16.00 per share.

      In the event of termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and, except for any prior breach of the Merger Agreement, there shall be no liability under the Merger Agreement on the part of PFG, Resources, Keystone or any of their respective shareholders, officers or directors and all rights and obligations of each such party shall cease.

REGISTRATION RIGHTS

      Pursuant to the terms of the Merger Agreement, the persons who immediately prior to the Effective Time were PFG shareholders (the "Subject Holders"), acting through a representative, are entitled to have Resources effect two demand registrations of their Resources Common Stock received in the Merger provided that such demand requests registration of at least 1.25% of the then outstanding number of shares of Resources Common Stock. However, Resources may respond to any such demand with an opinion of independent counsel to the effect that such securities may be transferred without registration under the Securities Act. If registration of the securities is required for their transfer, Resources may delay filing the Registration Statement if Resources determines in good faith that such filing would adversely interfere with an offering of securities, a possible acquisition or business combination or otherwise negatively impact Resources' business or operations. Under the terms of the Merger Agreement, Resources will pay the reasonable registration expenses in connection with any such demand registration, except for underwriting discounts and commissions and transfer taxes, if any, and fees and expenses of any counsel to the Subject Holders.

ACCOUNTING TREATMENT

      The Merger is expected to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles.

REGULATORY FILINGS AND APPROVALS

      The regulatory filings and approvals described below must be made before the Merger can be effected and may take a significant period of time to obtain. Although PFG and Resources believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned or otherwise encumbered.

      ANTITRUST

      The Merger is subject to the expiration or termination of the 30-day waiting period under the HSR Act and no action having been instituted by the DOJ or the FTC that is not withdrawn or terminated prior to the Effective Time. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions (including the Merger) may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. PFG and Resources will make their respective filings with the DOJ and the FTC.

      PENNSYLVANIA PUBLIC UTILITY COMMISSION

      Two of PFG's subsidiaries are utilities providing gas service to the public in areas of Pennsylvania. Approval of the PAPUC is required for the transfer of ownership of PFG to Resources through the Merger. The PAPUC will approve such a transfer if it finds or determines that granting approval is necessary or proper for the service, accommodation, convenience or safety of the public. Appropriate application seeking any required or necessary approval by the PAPUC was filed on August 7, 1997.

      MARYLAND PUBLIC SERVICE COMMISSION


      A PFG utility subsidiary has some customers in the State of Maryland. Appropriate application seeking any required or necessary approval by the MDPSC has been made. The MDPSC may require that a proceeding be instituted to approve the Merger.


      COMMISSION APPROVAL UNDER PUHCA

      Resources is required to obtain Commission approval under Section 9(a)(2) of PUHCA in connection with the Merger. Section 9(a)(2) generally requires Commission approval prior to the direct or indirect acquisition of 5% of more of the voting securities of more than one electric or gas utility company. An application for approval of the Merger will be filed by Resources.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

      The shares of Resources Common Stock issuable in connection with the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate," as such term is defined under the Securities Act for purposes of Rule 145 (an "Affiliate"), of PFG as of the date of the PFG Special Meeting of Shareholders. Affiliates may not sell their shares of Resources Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares; (ii) the conditions contemplated by paragraph (d) of Rule 145; or (iii) any other applicable exemption from the registration requirements of the Securities Act. In addition, the Merger Agreement requires each of Resources and PFG to use reasonable efforts to cause each of its directors and officers to execute a written letter agreement to the effect that such director or officer will not sell or otherwise dispose of any shares of Resources Common Stock during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of the Surviving Corporation have been published. Persons who may be deemed to be Affiliates of Resources or PFG generally include individuals or entities that may be deemed to control, be controlled by or be under common control with PFG or Resources, and may include officers, directors and principal shareholders of PFG or Resources.

STOCK EXCHANGE LISTING

      Resources will apply for the listing of the shares of Resources Common Stock to be issued upon consummation of the Merger on the NYSE. The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the shares of Resources Common Stock to be issued in connection with the Merger being authorized for listing on the NYSE. No assurance can be given that such shares will in fact be so listed. See "--The Merger Agreement -- Conditions to the Merger."

DISSENTERS' RIGHTS

      The rights of dissenting shareholders of PFG are governed by the PBCL. The PBCL provides holders of shares of PFG Common Stock and PFG Preferred Stock with the right to dissent from the Merger and obtain payment of the "fair value" of such shares upon compliance with the relevant provisions of the PBCL, in the event that the Merger is consummated. The term "fair value" means the value of a share of PFG Common Stock or PFG Preferred Stock, as the case may be, immediately before consummation of the Merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger. A copy of the applicable statute is set forth in Annex III hereto. The following summary of such provisions is qualified in its entirety by reference to Annex III.

      Any shareholder of PFG who contemplates exercising the right to dissent should carefully read the provisions of Subchapter D of Chapter 15 of the PBCL, which are provided in Annex III.

      A shareholder desiring to exercise dissenters' rights must satisfy all of the following conditions. The shareholder must (i) prior to the vote upon the Merger at the PFG Special Meeting submit a written notice to PFG of the shareholder's intention to demand payment of the fair value of the shareholder's shares if the Merger is effectuated; (ii) effect no change in the beneficial ownership of the shares from the date of such filing continuously through the Effective Time of the Merger; and (iii) refrain from voting the shares for approval of the Merger Agreement. The written notice referred to in clause (i) must be in addition to and separate from voting against, abstaining from voting or failing to vote on approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote on approval of the Merger Agreement will not constitute written notice of an intent to demand payment for PFG Common Stock or PFG Preferred Stock, as the case may be, within the meaning of the PBCL. Any written notice or demand which is required in connection with the exercise of dissenters' rights must be sent to: Eleanor Ross, Secretary, Penn Fuel Gas, Inc., 55 South Third Street, Oxford, Pennsylvania 19363.

      In the event a shareholder votes for approval of the Merger Agreement, or delivers a proxy in connection with the PFG Special Meeting (unless the proxy specifies a vote against, or an abstention from voting on, approval of the Merger Agreement), the shareholder will have waived the dissenters' rights and will have nullified any written notice of an intent to demand payment submitted by such holder. PFG is not soliciting proxies to be voted at the PFG Special Meeting of Shareholders.

      A PFG shareholder may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such record holder dissents with respect to all shares owned by any one beneficial owner and discloses the name and address of each person on whose behalf such holder dissents. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and the record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on such owner's behalf only if such owner submits to PFG the record holder's written consent to the dissent no later than the time the beneficial owner asserts his dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by such beneficial owner are registered in such beneficial owner's name.

      If the Merger Agreement is approved, PFG will deliver a dissenters' notice to all holders who have satisfied the foregoing requirements which will: (i) state where and when a demand for payment is to be sent and certificated shares are to be deposited; (ii) inform holders of any uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received; (iii) supply a form for demanding payment that includes a requirement that the person certify the date on which he or she, or the person on whose behalf he or she dissented, acquired beneficial ownership of shares; and (iv) be accompanied by a copy of Sections 1571 through 1580 of the PBCL.

      A shareholder who sent in a notice of intention to dissent is required to make a payment demand upon PFG, make the certification referred to above, and, in the case of certificated shares, deposit the certificates representing the holder's dissenting shares in accordance with the dissenters' notice. A shareholder who takes these actions (including the depositing of share certificates) retains all other rights as a holder of PFG Common Stock or PFG Preferred Stock, as the case may be, except to the extent such rights are canceled or modified by the consummation of the Merger. A shareholder who does not make a payment demand and deposit the holder's share certificates where required, each by the date set forth in PFG's dissenters' notice, will not be entitled to payment of the fair value of the holder's shares under Sections 1571 through 1580 of the PBCL.

      Promptly after effectuation of the Merger, or upon timely receipt of the shareholder's payment demand if the Merger has already been effectuated, PFG shall either (i) pay to dissenters who have made demand and, in the case of certificated shares, have deposited their certificates, an amount that PFG estimates to be the fair value of the shares; or (ii) give written notice that no payment is being made of the estimated fair value.

      The payment (or written notice that no payment is being made) by PFG will be accompanied by: (i) PFG's balance sheet and statement of income as of the end of a fiscal year ended not more than 16 months before the date of remittance and the latest available interim financial statements; (ii) a statement of PFG's estimate of the fair value of the shares; and (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Sections 1571 through 1580 of the PBCL. If PFG does not make payment of the estimated value, it is required to return to a shareholder any certificates deposited with PFG and, with respect to uncertificated shares, release transfer restrictions, with a notation on the certificates or transfer records that a demand for payment has been made.

      If PFG gives notice of its estimate of the fair value of the shares without remitting payment, or remits payment of its estimate of fair value and the dissenter believes that the amount stated or remitted is less than fair value, the dissenter may send to PFG the dissenter's own estimate of fair value, which is deemed to be a demand payment of that amount (less any amounts previously paid by PFG). A dissenter must file the dissenter's own estimate within 30 days after the mailing by PFG of its remittance or notice or else be entitled to no more than the amount stated in the notice or remitted to the dissenter by PFG.

      PFG intends to negotiate in good faith with any dissenting shareholders. Within 60 days of the later of (i) the Effective Time of the Merger; (ii) timely receipt of any demands for payment (other than those described in the previous paragraph); or (iii) timely receipt of the demand for payment referred to in the previous paragraph, PFG may apply in the Court of Common Pleas of Chester County (the "Court") to have the Court determine the fair value of any shares as to which demands for payment are unsettled. All dissenters whose demands have not been settled must be made parties to the proceeding. If PFG fails to file such an action, dissenters whose demands have not been settled may file an application for such a proceeding in the Court within 30 days after the expiration of the 60-day period referred to above. If such an application is not filed by a dissenter within the prescribed time period, the dissenter shall be paid the amount of PFG's estimate of the fair value of the dissenter's shares and no more, and may bring an action to recover any of such amount not previously remitted to the dissenter.

      Costs and expenses of the respective parties of a valuation proceeding will be borne by PFG, unless the Court assesses some portion or all of the expenses against a dissenter who demanded supplemental payment and whose action in so doing the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith. Expenses of counsel and experts for respective parties may be assessed wholly or in part against PFG if it fails to comply substantially with Sections 1571 through 1580 of the PBCL, and may be assessed against any party the Court finds acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner.

      The foregoing is only a summary of the rights of a dissenting shareholder of PFG. Any shareholder who intends to dissent from the Merger should carefully review the applicable provisions of the PBCL and should also consult with his or her attorney. The failure of a shareholder to follow precisely the procedures summarized above may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to PFG shareholders, except as indicated above or otherwise required by law.

      In general, any dissenting shareholder who perfects the dissenters' right to be paid the fair value of the dissenter's shares in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The Merger is intended to qualify as a tax-free reorganization or exchange under the Code. A condition precedent to consummation of the Merger is the receipt by PFG of an opinion of its counsel substantially to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code. Assuming the Merger so qualifies, then for Federal income tax purposes (i) no gain or loss will be recognized by Resources or PFG as a result of the Merger, (ii) holders of PFG Common Stock or PFG Preferred Stock whose shares are converted into Resources Common Stock in the Merger generally will recognize no gain or loss as a result of the conversion (except with respect to PFG shareholders, who will recognize gain or loss to the extent that they receive cash in lieu of fractional shares or if they exercise their dissenters' rights), (iii) the holding period and basis applicable to shares of Resources Common Stock received in the Merger will be the same as the holding period and basis attributable to the PFG Common Stock or PFG Preferred Stock, as applicable, that was converted into Resources Common Stock in the Merger (reduced by any amount allocable to a fractional share interest in Resources Common Stock for which cash is received). A holder of shares of PFG Common Stock or PFG Preferred Stock who receives cash in lieu of a fractional share interest in Resources Common Stock will recognize gain or loss measured by the difference between the amount of cash received and the amount of the shareholder's aggregate basis allocated to the fractional share interest. Any gain a PFG shareholder recognizes will be taxed either as a dividend or as a capital gain. The Internal Revenue Service has published a ruling holding that, in the case of a minority shareholder whose relative stock interest in the surviving corporation is minimal, who exercises no control over the surviving corporation's affairs, and whose relative ownership interest in the surviving corporation has been reduced by a minimal amount as a result of the receipt of cash in lieu of fractional shares, any gain or loss such shareholder recognizes will be a capital gain or loss. Pursuant to recently enacted legislation, in the case of an individual holder of PFG Common Stock or of PFG Preferred Stock, any such capital gain will be subject to a maximum Federal income tax rate of (i) 20% if the holder's holding period in such shares is more than 18 months at the time of the Merger and (ii) 28% if the holder's holding period in such shares is more than one year but not more than 18 months at the time of the Merger.

      THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING ACCURACY OF THE ABOVE DISCUSSION. EACH PFG SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.


      PFG SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth as of July 31, 1997 information concerning each person known by PFG to own beneficially more than 5% of the outstanding shares of PFG Common Stock or PFG Preferred Stock and the beneficial ownership of PFG Common Stock for individual PFG directors, executive officers and all directors and executive officers of PFG as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares listed.



                      Name and, if not a PFG
                      Director or Executive        Amount and Nature
                        Officer, Address of          of Beneficial       Percent of
Title of Class            Beneficial Owner              Ownership           Class
--------------        ----------------------       ----------------      ----------
PFG Common Stock      Marilyn Ware Lewis,               347,407(1)          48.4%
                      John H. Ware, IV,
                      Paul W. Ware, and
                      Carol W. Gates

PFG Common Stock      Loren D. Mellendorf                   200(2)           --

PFG Common Stock      All executive officers            347,607(1)(2)       48.4%
                      and directors of PFG as a

                      group

PFG Common Stock      Marian S. Ware                    331,959(3)          46.3%
                      550-A Bunker Hill Road
                      Strasburg, PA  17579

PFG Preferred Stock   Marian S. Ware                    670,998.25(4)       93.5%




(1) Marilyn Ware Lewis, John H. Ware, IV, Paul W. Ware, and Carol W. Gates are siblings (the "Ware Siblings"), and each is a director of PFG. The 347,407 shares are all held subject to the terms of a certain Shareholders Agreement by and among PFG, the Ware Siblings and certain trusts dated as of November 19, 1992, and amended as of April 15, 1994 (the "Shareholders Agreement") which has been filed with the Commission and is a subject of a May 9, 1994 order of the Commission under the Public Utility Holding Company Act of 1935, as amended (SEC Release No. 35-26050; 70-8068), and such shares are held of record by a Ware Sibling and/or trusts which benefit one or more of the Ware Siblings. The Shareholders Agreement provides certain restrictions on the transfer of the subject shares and vests in the "Business Manager" as defined in the Shareholders Agreement, who is currently Marilyn Ware Lewis, the exclusive authority to vote and take certain other actions with respect to the subject shares.

(2) Loren D. Mellendorf is a director of PFG and owns the 200 shares of PFG Common Stock beneficially and of record.

(3) Marian S. Ware is the mother of the Ware Siblings. The 331,959 shares are owned of record by Marian S. Ware but are subject to certain powers of attorney pursuant to which Marilyn Ware Lewis, as attorney-in-fact for Marian S. Ware, has certain rights with respect to such shares, including the right to vote and/or dispose of such shares.

(4) Marian S. Ware is the mother of the Ware Siblings. The 670,998.25 shares of PFG Preferred Stock are owned of record by Marian S. Ware but are subject to certain powers of attorney pursuant to which Marilyn Ware Lewis, as attorney-in-fact for Marian S. Ware, has certain rights with respect to such shares, including the right to vote and/or dispose of such shares. No other owner of PFG Preferred Stock owns as much as 1% of the issued and outstanding PFG Preferred Stock, and accordingly such individual holdings, including holdings by the Ware Siblings, are not detailed here.



                    DESCRIPTION OF RESOURCES CAPITAL STOCK

      The following summaries of the terms of Resources Common Stock and Resources Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the Resources Articles of Incorporation, Resources Bylaws and the PBCL. For a discussion of the material differences between the rights of holders of PFG Common Stock and the rights of holders of Resources Common Stock, see "COMPARISON OF SHAREHOLDER RIGHTS."

RESOURCES COMMON STOCK

      Resources is authorized to issue 390,000,000 shares of Resources Common Stock. As of July 31, 1997, there were outstanding 165,110,665 shares of Resources Common Stock.

      Subject to the rights of holders of Preferred Stock of Resources ("Resources Preferred Stock"), holders of Resources Common Stock are entitled to receive the assets and funds of Resources available for distribution to shareholders upon liquidation, dissolution or winding up.

      The holders of Resources Common Stock are entitled to one vote for each share held. The holders of Resources Common Stock do not have cumulative voting rights.

      The holders of Resources Common Stock do not have any preemptive rights to acquire any shares or other securities of any class that may at any time be issued, sold or offered for sale by Resources. The holders of Resources Common Stock have no conversion rights, and the Resources Common Stock is not subject to redemption by either Resources or a shareholder.

      The Resources Common Stock is listed and traded on the NYSE and the PhSE under the symbol "PPL."

RESOURCES PREFERRED STOCK

      Resources is authorized to issue up to 10,000,000 shares of Preferred Stock. As of July 31, 1997, there are no outstanding shares of Resources Preferred Stock.

                       DESCRIPTION OF PFG CAPITAL STOCK

      The following summaries of the terms of PFG Common Stock, PFG Prior Preferred Stock (as defined below) and PFG Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the PFG Articles of Incorporation, the PFG Bylaws and the PBCL. For a discussion of the material differences between the rights of holders of PFG Common Stock and the rights of holders of Resources Common Stock, see "COMPARISON OF SHAREHOLDER RIGHTS."


      The authorized capital stock of PFG consists of 2,000,000 shares of PFG Common Stock; 500,000 shares of PFG Prior Preferred Stock, no par value ("PFG Prior Preferred Stock"); and 2,000,000 shares of PFG Preferred Stock. As of July 31, 1997, there were 717,583 shares of PFG Common Stock, no shares of PFG Prior Preferred Stock and 717,583 shares of PFG Preferred Stock issued and outstanding.


PFG COMMON STOCK

      Subject to preferences that may be applicable to any then outstanding PFG Preferred Stock, holders of PFG Common Stock are entitled to receive such cash dividends when, if, and as may be declared by the PFG Board out of funds legally available therefor.

      In the event of any liquidation, dissolution or winding up of PFG, the holders of PFG Common Stock will be entitled to share pro rata in the net assets of PFG remaining, if any, after payment or provision for payment in respect of the debts and other liabilities of PFG and subject to liquidation preferences that may be applicable to any then outstanding PFG Prior Preferred Stock and PFG Preferred Stock.

      PFG shareholders do not have the right to cumulate their votes for the election of directors in the corporation. No holder of any class or series of PFG capital stock has preemptive rights over the issuance and sale of its capital stock or securities having conversion or option rights with respect to its capital stock.

PFG PRIOR PREFERRED STOCK

      Unless otherwise provided by the PFG Board, shares of PFG Prior Preferred Stock shall rank senior to shares of PFG Preferred Stock with respect to payment of dividends and distributions in liquidation.

PFG PREFERRED STOCK

      The holders of shares of PFG Preferred Stock are entitled to receive, but only when declared by the PFG Board of Directors and only out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of $1.40 per share, payable quarterly.

      In the event of liquidation, before any payment or distribution shall be made to the holders of the PFG Common Stock or any other class which ranks junior to the PFG Preferred Stock with respect to payments in liquidation, the holders of all shares of PFG Preferred Stock shall be entitled to be paid $15.00 per share plus all accrued and unpaid cumulative dividends thereon.

      During a ten-year period beginning in 2018, PFG is required to redeem all shares of PFG Preferred Stock at a price per share equal to $15.00 plus all accrued and unpaid cumulative dividends thereon in accordance with the terms thereof. PFG also has the option to redeem all or a portion of outstanding PFG Preferred Stock at $15.00 per share plus all accrued and unpaid cumulative dividends thereon in accordance with the terms thereof, but only with the approval of holders of at least 66 2/3% of the shares of PFG Preferred Stock outstanding. All shares of PFG Preferred Stock that are redeemed or purchased by the corporation shall not be outstanding and shall not be reissued.

      The holders of PFG Preferred Stock have no right to vote and are not entitled to notice of any meeting of shareholders, except in the event that dividend payments in an aggregate amount equivalent to six full quarterly dividends or all or any part of two mandatory redemption payments are in default. At such time and until all dividends have been paid, then holders of the PFG Preferred Stock shall be entitled to elect the smallest number of directors as shall constitute at least one-third of the entire PFG Board.


                       COMPARISON OF SHAREHOLDER RIGHTS

      Resources and PFG are both organized under the laws of the Commonwealth of Pennsylvania. Any differences, therefore, between the rights of the Resources shareholders and the rights of the PFG shareholders arise solely from differences between each corporation's articles of incorporation and bylaws.

      The following summary sets forth certain material differences between the rights of the Resources shareholders and the rights of the PFG shareholders. This summary does not purport to be a complete description of the differences between the rights of the Resources shareholders and the rights of the PFG shareholders and is qualified in its entirety by reference to the Resources Articles of Incorporation and the Resources Bylaws and to the PFG Articles of Incorporation and the PFG Bylaws.

AUTHORIZED CAPITAL STOCK

      The authorized capital stock of Resources consists of 390,000,000 shares of Resources Common Stock and 10,000,000 shares of Resources Preferred Stock. As of July 31, 1997, there were 165,110,665 shares of Resources Common Stock and no shares of Resources Preferred Stock issued and outstanding. The authorized capital stock of PFG consists of 2,000,000 shares of PFG Common Stock, 500,000 shares of PFG Prior Preferred Stock and 2,000,000 shares of PFG Preferred Stock. As of July 31, 1997, there were 717,583 shares of PFG Common Stock, no shares of PFG Prior Preferred Stock and 717,583 shares of PFG Preferred Stock issued and outstanding.

VOTING RIGHTS

      The holders of both Resources Common Stock and PFG Common Stock are entitled to one vote per share with respect to all matters submitted to a vote of the Resources and PFG shareholders, respectively. The holders of PFG Preferred Stock have no voting rights, except that if dividends are in default in an amount equal to six full quarterly dividends or all or any part of two mandatory redemption payments are in default and until all dividends have been paid, then the holders of the PFG Preferred Stock shall be entitled to elect the smallest number of directors as shall constitute at least one-third of the entire PFG Board.

AMENDMENTS TO CHARTER AND BYLAWS

      Any alteration, amendment, or repeal of Articles VI, VII, VIII, IX or X of the Resources Articles of Incorporation must be approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Resources Common Stock. Any alteration, amendment, or repeal of certain sections of the Resources Bylaws must be approved by either the affirmative vote of the holders of 66 2/3% of the outstanding shares of Resources Common Stock or a majority of the Resources Board, including a majority of the independent directors on the Resources Board. The PFG Bylaws may be amended or repealed either (i) by vote of the shareholders or (ii) unless such matters are committed expressly to the shareholders, by the vote of a majority of the PFG Board. Neither the PFG Articles of Incorporation nor the PFG Bylaws specifies the approvals necessary for amending PFG's Articles of Incorporation.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

      Neither the Resources shareholders nor the PFG shareholders have preemptive rights with respect to unissued shares of capital stock. Moreover, cumulative voting is not authorized under either the Resources or the PFG Articles of Incorporation.

BOARD OF DIRECTORS

      The Resources Board is divided into three classes and currently consists of eleven directors who serve for three-year terms. The number of directors on the Resources Board is subject to change by action of the Resources Board but cannot be less than ten nor more than twenty. The PFG Board is not classified and consists of eight directors who serve for one-year terms. The number of directors on the PFG Board is subject to change by action of the PFG Board but cannot be less than three nor more than eleven.

REMOVAL OF DIRECTORS

      Under the Resources Bylaws, any director may be removed from office, but only for cause, and only upon the affirmative vote of the holders of 66 2/3% of the shares entitled to vote thereon. Under the PFG Bylaws, any director may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote thereon at any meeting of shareholders called for the purpose of removing any such director.

NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

      Under both the Resources Bylaws and the PFG Bylaws, any vacancy occurring on the board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum; newly-created directorships are required to be filled by the affirmative vote of a majority of the directors though less than a quorum.

NOMINATION OF DIRECTORS

      The Resources Bylaws provide that directors may be nominated by the board of directors or a committee appointed by the board of directors or by any shareholder entitled to vote in the election of directors generally who delivers written notice to the secretary of the corporation not later than
(i) with respect to an election to be held at an annual meeting of shareholders, 75 days in advance of the date of such meeting; provided, however, that in the event that less than 85 days' notice or prior public disclosure of the date of the annual meeting is given, notice by a shareholder to be timely must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs, and
(ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the earlier of (A) the seventh day following the date on which notice of such meeting is first given to shareholders or (B) the fourth day prior to the meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had proxies been solicited with respect to such nominee by the management or board of directors of the corporation; and (e) the consent of each nominee to serve as a director of the corporation if so elected.

      The PFG Bylaws provide that, except in the case of vacancies, directors shall be elected by the shareholders. Upon the demand of any shareholder or the shareholder's proxy at any meeting of shareholders for the election of directors, the chairman of the meeting shall call for and shall afford a reasonable opportunity for the making of nominations for the office of director. If the board of directors is classified with respect to the power to elect directors or with respect to the terms of directors and if, due to a vacancy or vacancies, or otherwise, directors of more than one class are to be elected, each class of directors to be elected at the meeting shall be nominated and elected separately. Any shareholder or the shareholder's proxy may nominate as many persons for the office of director as there are positions to be filled. If nominations for the office of director have been called for, only candidates who have been nominated in accordance therewith shall be eligible for election.

SHAREHOLDER PROPOSALS

      Under the Resources Bylaws, in order for a Resources shareholder to have a proposal considered at an annual meeting of shareholders, the shareholder must deliver notice of such proposal to the secretary of Resources not less than 75 days before the date of the meeting; provided, however, that in the event that less than 85 days' notice of the date of the meeting is given, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was made. The proposing shareholder's notice shall set forth with respect to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business,
(iii) the class, series and number of shares of the corporation that are beneficially owned by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons in connection with the proposal of such business by such shareholder in such business, (v) all other information which would be required to be included in a proxy statement or other filing required to be filed with the Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act, and (vi) a representation that such shareholder intends to appear in person or by proxy at the annual meeting of shareholders to bring such business before the meeting.

SPECIAL MEETINGS OF THE SHAREHOLDERS

      Under the Resources Bylaws, a special meeting of the shareholders may be called by either the Resources Board or the chairman of the Resources Board. Under the PFG Bylaws, a special meeting of the shareholders may be called by the PFG Board, the president, or shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

      Under the Resources Bylaws, any action that may be taken at a meeting of Resources' shareholders may be taken without a meeting of shareholders if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that would be necessary to take such action at a meeting of shareholders. Under the PFG Bylaws, any action that may be taken at a meeting of PFG shareholders may be taken without a meeting of shareholders if a written consent thereto signed by all of the shareholders who would be entitled to vote at a meeting for such purpose is filed with the secretary of the corporation.

LIMITATION ON DIRECTOR'S LIABILITY

      The Resources Bylaws provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The PFG Articles of Incorporation provide that a director has no liability for breach of a fiduciary duty, except for liability for breach or failure to perform the duties of office that constitutes self-dealing, willful misconduct or recklessness.

INDEMNIFICATION

      The Resources Bylaws provide that Resources will indemnify any person who is a party to, or is threatened to be made a party to, any action, suit, or proceeding (whether civil, criminal, administrative, investigative or other) by reason of the fact that he or she is or was a director or officer of Resources or is or was serving at the request of Resources as a director or officer of another corporation against all costs reasonably incurred or suffered by such person.

      The PFG Bylaws provide that PFG will indemnify any person who is a party to, or is threatened to be made a party to, any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of PFG or is or was serving at the request of PFG as a director or officer of another corporation against all costs reasonably incurred by such person or on such person's behalf except where the conduct of such person has been finally determined to constitute willful misconduct or recklessness.


                                LEGAL MATTERS

      The legality of the shares of Resources Common Stock to be issued in the Merger will be passed upon for Resources by Michael A. McGrail, Senior Counsel of Pennsylvania Power & Light Company, a direct subsidiary of Resources.

                                   EXPERTS

      The consolidated financial statements of PFG as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Such report refers to a change in 1995 in the method of recognizing revenues from sales of natural gas to residential and small commercial customers and also a change in 1995 in the method of accounting for postretirement benefits other than pensions.

      The consolidated financial statements of Resources as of December 31, 1996 and 1995 and for the two years then ended, incorporated in this Prospectus by reference to Resources 1996 Form 10-K, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's reorganization) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Pennsylvania Power & Light Company, prior to restatement (not presented separately therein), as of December 31, 1994 and for the year ended December 31, 1994, incorporated in this Prospectus by reference from Resources 1996 Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.




PENN FUEL GAS, INC. AND SUBSIDIARIES

Table of Contents

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                                                                       PAGE

  Management's Discussion and Analysis of Financial Condition
      and Results of Operations -- December 31, 1994, 1995,
      and 1996 and Six Months ended June 30, 1996 and 1997.............F-2

  Accountants..........................................................F-10

  Independent Auditors' Report.........................................F-11

  Financial Statements:

      Consolidated Balance Sheets -- December 31, 1995
      and 1996 and June 30, 1997 (unaudited)...........................F-12

      Consolidated Statements of Income, Years ended
      December 31, 1994, 1995, and 1996 and Six Months
      ended June 30, 1996 and 1997 (unaudited).........................F-14

      Consolidated Statements of Retained Earnings, Years
      ended December 31, 1994, 1995, and 1996 and Six Months
      ended June 30, 1996 and 1997 (unaudited).........................F-16

      Consolidated Statements of Cash Flows, Years ended
      December 31, 1994, 1995, and 1996 and Six Months ended
      June 30, 1996 and 1997 (unaudited)...............................F-17

  Notes to Consolidated Financial Statements
  -- December 31, 1994, 1995, and 1996 and June 30,
  1996 and 1997 (unaudited)............................................F-19





PENN FUEL GAS, INC. AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations


December 31, 1994, 1995, and 1996 and Six Months ended June 30, 1996 and 1997

---------------------------------------------------------------------------


RESULTS OF OPERATIONS


OVERVIEW

Net income and earnings per common share were $6,389,000 and $8.90 respectively for 1996 compared to $5,072,000 and $7.07 for 1995 and $4,700,000 and $6.55 for 1994. Net income for 1995 includes $378,000, equivalent to $.53 per common share from the cumulative effect, net of tax, on prior years of a change in accounting principle.

        1996 COMPARED WITH 1995

The increase in net income in 1996 compared with 1995 is the result of several factors. Gross utility margin, defined as operating revenues less cost of gas increased $4,406,000 (8.8%) in 1996. The full benefit of a rate increase approved by the Pennsylvania Public Utility Commission (PAPUC) in 1995 is included in 1996 revenues as is part of the benefit of a rate increase approved in October 1996. Utility throughput in 1996 was almost the same as in 1995 as deliveries to sales customers increased 492,000 Dth (3.6%), and throughput to transportation customers decreased 405,000 Dth (3.1%). The gross margin the Company earns on sales and transportation is generally the same for the same type of customer. Sales to Liquefied Petroleum (LP) customers were almost the same at 841,000 Dth in 1996 compared to 830,000 Dth in 1995. The gross margin on LP sales increased $240,000 (3.6%) in 1996. Degree days in 1996 were 2.7% above normal while degree days in 1995 were 2.3% below normal. Also included in 1996 net income is $868,000 ($1.21 per share) representing the current tax benefits of a change in tax accounting method approved by the Internal Revenue Service (IRS) during the year and $115,000 ($.16 per share) from the sale of real estate no longer used in operations. 1995 net income included $567,000 ($.79 per share) from the sale of assets by a subsidiary that accounted for all the Company's LP and merchandise sales in Delaware.

        1995 COMPARED WITH 1994

As noted, 1995 net income included $378,000 ($.53 per share) from the cumulative effect, net of tax, on prior years of a change in accounting principle and $576,000 ($.79 per share) from the sale of assets. In addition, gross margin from utility operations increased $1,408,000 (2.9%) in 1995 compared with 1994. The Company's utility throughput was 1,242,000 Dth (4.9%) higher in 1995 than 1994. Deliveries to sales customers decreased 2,216,000 Dth (14%) but deliveries to transportation customers increased 3,458,000 Dth (36%). Sales to LP customers in 1995 decreased 35,000 Dth from 1994. Gross margin on LP sales was $655,000 (8.9%) lower in 1995 than 1994 reflecting both the decrease in volumes and market conditions during the year. Degree days in 1995 were 2.3% below normal; degree days measured in 1994 were 1.2% above normal.

OPERATING REVENUES

Operating revenues were $113,507,000 in 1996, $105,647,000 in 1995, and
$123,410,000 in 1994. Utility operations accounted for $6,706,000 of the $7,860,000 increase in 1996 revenues. Several factors including the impact of rate case proceedings settled in 1996 and 1995, higher sales volumes and the recovery of purchased gas costs that were higher in 1996 than 1995 contributed to the increase in revenues. 1996 utility operating revenues include the increase in rates approved in September 1995 by the PAPUC. The rates were designed to provide $2,247,000 of additional annual revenues. Also included in 1996 utility operating revenues is a partial year's benefit of a rate increase approved by the PAPUC in October 1996. The new rates were designed to provide $6,725,000 of increased annual revenues.

Total 1995 revenues were $17,763,000 less than total 1994 revenues. Utility operations accounted for $17,122,000 of the decrease as the mix of the Company's throughput from sales service and transportation service changed. From 1992 to 1994 transportation service accounted for approximately 37% of the Company's throughput. In 1995 49% of the Company's throughput was from transportation service. Revenue generated from sales service includes the recovery of the cost of gas sold to customers; however, revenue from transportation service does not include the recovery of gas costs because the customer has not purchased its gas from the Company. In addition to the change in throughput mix in 1995, gas related costs included in rates billed to sales customers were lower in 1995 than in 1994 which also reduced utility revenues. An increase in rates designed to provide $2,247,000 of additional annual revenues was approved by the PAPUC in September 1995 and was billed to customers for part of the year.

LP operating revenues increased $1,285,000 in 1996 from $11,009,000 in 1995 while sales on a Dth basis remained essentially unchanged: 841,000 Dth in 1996 and 830,000 Dth in 1995. In 1996 the Company was able to recover higher product costs through increased selling prices and improve its gross margin by $240,000 (3.6%).

In 1995 LP operating revenues decreased $639,000 from $11,648,000 in 1994. In addition to 1995 being warmer than 1994, the decreases in LP volumes and revenues compared to the prior year reflect the August 1995 sale by Gas-Oil Products, Inc. of Delaware (GOP), a wholly owned subsidiary, of certain of its assets including tanks, inventory, motor vehicles and accounts receivable. GOP accounted for all of the Company's business in Delaware which was approximately 9% of the Company's total LP volume.

OTHER OPERATING, ADMINISTRATIVE, GENERAL EXPENSES, AND
MAINTENANCE EXPENSES

Other operating, administrative, and general expenses and maintenance expenses increased $1,146,000 (3.5%) in 1996 compared with 1995. During the year, the Company began a program to inspect the condition of a major transmission line that is part of its pipeline system. The program will continue into 1997. To date, no significant anomalies have been identified through the program. The cost of the program and resulting repairs have been charged to expense in 1996.

Legal expense was higher in 1996 primarily because of the costs incurred to oppose an application by another Company with the Federal Energy Regulatory Commission (FERC) to develop salt dome storage in the same area as the Company's existing underground storage facilities. Other factors contributing to the increase in expense are higher payroll costs and uncollectible accounts expense.

Expense reductions in 1996 included a $343,000 pension expense credit. The credit resulted from discontinuing an investment contract with an insurance company, funding outstanding guaranteed annuities under the contract and placing the balance of the assets from the contract with an investment manager. Also in 1996 the Company implemented a new purchasing and inventory control system. As part of the implementation of the new system, the Company expanded its definition of inventoriable items, redesigned its part numbers and took a physical inventory. The cost of items included in the physical inventory net of reserves for loss contingencies resulted in a $141,000 reduction in 1996 expense.

Other operating, administrative and general expenses increased $1,986,000 (7.3%) in 1995 compared with 1994. In the first quarter of 1995 the Company adopted the provisions of Statement of Accounting Standards No. 106 (FAS 106) Employers' Accounting for Postretirement Benefits Other Than Pensions (PBOPs) issued by the Financial Accounting Standards Board in December 1990. FAS 106 requires the expected cost of PBOPs to be recognized on an accrual basis as employees perform services to earn the benefits. Previously, the Company recognized such costs on a "pay as you go" basis. The adoption of FAS 106 increased 1995 expense by $167,000. As part of a settlement of the Company's rate increase request filed January 27, 1995 with the PAPUC, the Company received regulatory approval to recover the cost of PBOPs calculated in accordance with FAS 106. In addition to the increase in expense resulting from adopting FAS 106, the cost of employee medical benefits in 1995 was higher than 1994. General inflation in wages, services and materials and supplies also increased expense in 1995. Maintenance expense increased $158,000 (5.3%) in 1995 compared with 1994.

During 1995 the Company installed new customer information systems for both its utility and LP operations. In addition to providing improved capabilities to respond to customer inquiries, the new systems add advantages in other areas such as meter reading, routing and scheduling deliveries of LP. Utility customers receive more detailed monthly bills with the new system than were available on the postcard bill previously used and receive envelopes for mailing their payments. These features have increased the cost of billing utility customers, but provide improved service to them. After implementing the new systems, the Company began the process of closing utility district offices and consolidating its customer service representatives into ten (10) energy centers. Severance benefits were provided in 1995 to sixteen (16) employees whose positions were eliminated through consolidation of offices.

DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $1,225,000 (24.4%) from 1994 to 1996 due to investment in property, plant, and equipment, and higher amortization of capitalized environmental costs.

INCOME TAX EXPENSE

Current and deferred income tax expense in 1996 include the impact of a change in tax accounting method for cost of removal. In 1996 the Company received approval from the IRS to deduct cost of removal from taxable income beginning with the 1994 tax year. The approval applied to the deduction of applicable costs incurred in 1994 and subsequent years and to costs incurred by the Company prior to 1994 (accumulated costs). The accumulated costs are deductible pro rata over a six year period also beginning with the 1994 tax year. Approval to begin deducting costs of removal created timing differences or current tax benefits depending on the vintage of the assets the costs related to and the principles followed for recognizing differences between book and tax at the time. The combination of deferred taxes and current tax benefits recognized in 1996 as a result of the approval to deduct cost of removal reduced the year's tax expense $868,000.

TAXES OTHER THAN INCOME

Taxes other than income includes taxes based on payroll and various state taxes. Utility revenues subject to gross receipts tax were lower in 1995 than 1994 consistent with the change in the Company's mix of sales and transportation throughput.

INTEREST EXPENSE

Interest expense for 1996 was $369,000 (7.8%) lower compared to 1995 expense. Lower interest costs resulting from reductions in long-term debt through required and optional prepayments more than offset interest incurred through higher levels of borrowings under the Company's lines of credit. In addition, interest costs related to the overcollection of purchased gas and transition costs were lower in 1996 because these amounts were refunded to customers during the year. A decrease in interest income from temporary cash investments was approximately offset by the amount of interest received from the settlement of prior years income tax issues.

Interest expense in 1995 was $384,000 (8.8%) higher than 1994. The impact of higher interest rates related to the issuance of $27,000,000 of long-term debt in May 1994 was partially offset by increased income from the investment of cash balances during the year.

OTHER EXPENSE

Other expense (income) in 1996 includes $193,000 of pre-tax gain on the sale of real estate. In 1995 certain assets of an LP subsidiary located in Delaware were sold and a pretax gain of $945,000 was recognized as other income. The real estate sold in 1996 was previously used in the Delaware LP business. The Company did not have any comparable asset sales in 1994.


SIX MONTH PERIOD ENDED JUNE 30, 1997 COMPARED TO
SIX MONTH PERIOD ENDED JUNE 30, 1996

        OVERVIEW

Net income and earnings per common share for the six months ended June 30, 1997 were $5,153,000 and $7.18, respectively, compared to net income of $4,402,000 and earnings per common share of $6.13 for the six months ended June 30, 1996.

The pattern of the Company's results of operations corresponds to the colder and warmer months of the year. Sales to customers who use natural gas or liquified petroleum (LP) for space heating are highest during the period of November through March. As the weather warms, demand by the Company's customers is less sensitive to the weather and the use of natural gas and LP for space heating declines. On average, approximately 37% of the Company's annual natural gas throughput is recorded in the first quarter of the calendar year. In the second and third quarters, the percentage drops to 22% and 15%, respectively. Throughput for the fourth quarter averages 26% of annual utility throughput. The pattern of LP sales is similar. On average, approximately 39% of the LP sold by the Company is recorded in the first quarter of the year. In the second, third and fourth quarters, the percentages are 17%, 14% and 30%, respectively.


        SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

Gross utility margin increased $2,926,000 in the six months ended June 30, 1997 versus the comparable six months in 1996. In October 1996, the PAPUC approved an increase in the rates the Company may charge for utility service. Revenues for the 1997 period reflect this increase in rates and the recovery of higher gas costs. Utility throughput in the 1997 period decreased 536,000 Dth (3.3%) compared to the 1996 period. Deliveries of natural gas to sales customers decreased 1,237,000 Dth (12.9%) in the 1997 period. The decrease in natural gas sales was consistent with the change in weather between the two six month periods ended June 30, 1997 and 1996. The 1997 period was approximately 5% warmer than the 1996 period. Partially offsetting the decrease in sales volumes was a 701,000 Dth (11%) increase in transportation deliveries.

Gross margin from LP sales decreased $127,000 in the 1997 period versus the 1996 period. Consistent with the warmer weather in the 1997 period compared to the 1996 period the volume of LP sold in the 1997 period was 8.9% less than in the 1996 period.

        OTHER OPERATING, ADMINISTRATIVE, GENERAL EXPENSES,
        AND MAINTENANCE EXPENSES

Operating, administrative and general expenses and maintenance expenses were $1,093,000 (6.7%) higher in the six months ended June 30, 1997 than the six months ended June 30, 1996. Expenses incurred in the operation and maintenance of the Company's utility pipeline systems increased. More favor-able weather conditions during the first several months of 1997 compared to 1996 expedited completion of work under the Company's pipeline maintenance and right-of-way clearing programs. In addition, an increasing number of municipalities are adopting more stringent restoration requirements which is increasing the cost of maintenance projects that involve road excavation. Uncollectible account expense related to utility service and legal expense also increased in the 1997 period. The Company continued to oppose an application filed by another company with the FERC to develop salt dome storage in the same area as the Company's underground storage facilities, and recorded the cost of its legal representation retained in connection with its merger with PP&L Resources, Inc.

        DEPRECIATION AND AMORTIZATION EXPENSE

Depreciation and amortization expense increased $581,000 (19.3%) in the six month period ended June 30, 1997 compared to the comparable period in 1996. Increases in property, plant and equipment investment and in the amount of capitalized environmental costs to be amortized resulted in the higher expense.

        TAXES OTHER THAN INCOME

Taxes other than income includes taxes based on payroll and various corporate state taxes. An increase in utility revenues subject to gross receipts tax is the primary reason that taxes other than income increased in the 1997 period.


LIQUIDITY AND CAPITAL RESOURCES

The Company's natural gas and LP businesses are both seasonal in nature and weather sensitive. The heating season of November through March is the Company's highest period of cash flow. However, cash requirements for capital expenditures and the acquisition of gas for storage are highest during the spring and fall of the year. Bank lines of credit are used to meet the Company's seasonal working capital requirements and as a source of funds for its capital investment program.


Periodically the Company refinances capital investments funded through its lines of credit by issuing long-term debt. At June 30, 1997 the Company had no line of credit borrowings outstanding. During
August 1997, the Company and its subsidiaries negotiated unsecured committed and uncommitted bank lines of credit that in aggregate total $22,500,000 and $45,000,000, respectively. In 1996 the Company and its subsidiaries had unsecured committed and uncommitted bank lines of credit that in aggregate totaled $12,000,000 and $24,000,000 respectively.


In the first quarter of 1995 the Company reinstated a common dividend to its stockholders at the annual rate of $2.00 per share. The annual rate of the common dividend was increased to $2.40 on February 27, 1996 and to $2.88 on March 7, 1997.

The Company's 1997 capital improvement and environmental budgets total $13,343,000. In 1996, 1995, and 1994, capital and environmental expenditures amounted to $14,109,000, $15,721,000, and $12,387,000, respectively. In 1995 the Company acquired undeveloped acreage with the intent of constructing a new office building for the Company's management and administrative functions. The new office building project has not been included in the Company's 1997 capital budget pending finalization of plans and permitting. The Company has incurred $411,000 of costs related to designing and planning the proposed building. These costs have been capitalized.


Gas inventory is primarily natural gas (storage gas) but also includes smaller amounts of LP. Natural gas in storage is generally purchased during the warmer months of the year and held either in facilities owned by the Company or by interstate pipelines for withdrawal during the heating season. At June 30, 1997 the Company had 1,293,000 Dth of natural gas in inventory (3,305,000 Dth at December 31, 1996) and 43,000 Dth of LP (60,000 Dth at December 31, 1996). The Company is in the process of injecting both natural gas and LP into inventory to meet its 1997-1998 winter season requirements. The injection cycle is expected to be completed late in the fall. The Company's projections show an increase in storage gas at December 31, 1997 of up to 500,000 Dth. The increase in storage gas is part of a study to determine the level of additional storage space that may be developed in one of the Company's storage fields.



The Company has notified the holders of its 9.59% notes and its 9.64% notes that it intends to exercise its option to double the installment payments due September 1, 1997 on both issues. The optional payments total $1,125,000.


GAS UTILITY INDUSTRY RESTRUCTURING

The restructuring of the natural gas industry to date has largely affected those aspects of the business regulated at the national or interstate level by the FERC. The Natural Gas Policy Act was passed in 1978 and started the gradual decontrol of natural gas prices at the wellhead. Subsequent orders issued by the FERC resulted in open access to pipeline transportation, resolution of take or pay liabilities and finally the unbundling of merchant gas sales service from other interstate pipeline services such as storage and transportation. All of these FERC initiatives have had significant effects on the operations of local distribution companies (LDCs), such as the Company's utility subsidiaries.

Most of the Company's large industrial and commercial customers now purchase their natural gas from a supplier other than the Company and utilize the Company's pipelines to deliver the gas to their facilities. The rate for this delivery or transportation service has been unbundled from the rate the Company charges for the cost of the gas. In situations where the customer is in a position to exercise its ability to build a connection to an interstate pipeline and bypass use of the Company's facilities, the Company has negotiated competitive rates.

Legislation has recently been introduced in Pennsylvania that among other things provides gas supply choice to all gas customers, not just those that use large volumes of the commodity, after April 1, 1999. Under the proposed legislation LDCs will be required to file a restructuring proposal with the PAPUC by December 31, 1997. Certain aspects of the proposed legislation may change as the result of hearings to be held by the legislature, but it is expected that some measure of customer choice will be provided to all users of natural gas in Pennsylvania. Legislation providing customer choice to users of electricity was enacted in Pennsylvania in December 1996. As proposed, the restructuring plan is to include unbundled rates for gas distribution (transportation) and supply a proposal to physically, operationally and legally separate the gas supply merchant function from the distribution function and a proposed supplier of last resort mechanism. Under current regulations the Company does not earn a profit from the gas supply merchant function. The return on investment or profit is part of the rate the Company charges for delivering the gas and providing other services. The proposed legislation would continue to have the transportation and distribution of natural gas regulated by the PAPUC.


IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, Environmental Remediation Liabilities (SOP 96-1) which is effective for fiscal years beginning after December 15, 1996. SOP 96-1 provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies ("SFAS 5") are met and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized. SOP 96-1 also provides guidance with respect to the measurement of the liability and the display and disclosure of environmental remediation liabilities in the financial statements. The implementation of SOP 96-1 is not expected to have a material impact on the results of operations or financial position of the Company.

In February 1997 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which establishes new standards for computing and presenting earnings per share. The Company intends to adopt this standard as required in the fourth quarter of 1997. All prior periods will be restated to reflect the new Basic and Diluted earnings per share amounts. The Company's Basic earnings per share is essentially net income less preferred stock dividends divided by the weighted common shares outstanding. The Diluted earnings per share is not expected to be materially different than currently reported earnings per share amounts.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company plans to adopt this Statement on January 1, 1998, as required. The Company does not have any items of comprehensive income, other than those presented on its consolidated statements of income, that would require disclosure and presentation of accumulated balances in the equity section of the balance sheet.




PENN FUEL GAS, INC. AND SUBSIDIARIES

Accountants

---------------------------------------------------------------------------

Since January 1, 1995, no independent accountant engaged as a principal accountant to audit PFG's financial statements, or to audit a significant subsidiary on whom such principal accountant expressed reliance in its report, has resigned, indicated it declined to stand for reelection after the completion of the current audit or been dismissed.





INDEPENDENT AUDITORS' REPORT

The Board of Directors
Penn Fuel Gas, Inc. :

We have audited the accompanying consolidated balance sheets of Penn Fuel Gas, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn Fuel Gas, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, in 1995 the Company changed its method of recognizing revenues from sales of natural gas to residential and small commercial customers. As discussed in note 5 to the consolidated financial statements, in 1995 the Company changed its method of accounting for postretirement benefits other than pensions to adopt the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.


/S/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Philadelphia, Pennsylvania

April 4, 1997





PENN FUEL GAS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)


----------------------------------------------------------------------------------------------
                                                            December 31,
                                                        --------------------    June 30, 1997
Assets                                                   1995         1996       (Unaudited)
----------------------------------------------------------------------------------------------

Property, plant, and equipment:
      Gas utility plant:

          Natural gas production and gathering           $2,464       $2,401        $2,385
          Storage                                         5,000        5,008         5,016
          Transmission                                   32,310       33,221        33,697
          Distribution                                  108,823      117,082       120,534
          General and other                               9,156       10,615        10,702
----------------------------------------------------------------------------------------------
                                                        157,753      168,327       172,334
      Liquefied petroleum gas property                   10,146       10,454        10,465
----------------------------------------------------------------------------------------------
                                                        167,899      178,781       182,799
      Less accumulated depreciation, depletion,
      and amortization                                   40,638       42,830        45,368
----------------------------------------------------------------------------------------------
                                                        127,261      135,951       137,431
      Gas stored underground - noncurrent                 5,341        5,341         5,341
----------------------------------------------------------------------------------------------
                                                        132,602      141,292       142,772
----------------------------------------------------------------------------------------------
Current assets:
Cash and cash equivalents                                 5,357        2,513         2,913
Receivables, less allowance for doubtful
    accounts of $920 in 1995, $988 in
    1996 and $850 at June 30, 1997                       12,131       13,802        10,205
Inventories:
      Gas                                                 3,924        6,179         4,552
      Merchandise, material, and supplies                 2,828        3,706         4,451
Unrecovered gas and transition costs                          -          370             -
Prepayments and other                                     1,627        1,379           736
Deferred income taxes                                     1,570        1,322         1,310
----------------------------------------------------------------------------------------------
                                                         27,437       29,271        24,167
----------------------------------------------------------------------------------------------
Deferred debits:
      Environmental costs                                15,891       15,115        15,115
      Well plugging and abandonment costs                 4,191        4,038         4,038
      Other                                               4,156        6,749         6,540
----------------------------------------------------------------------------------------------
                                                         24,238       25,902        25,693
----------------------------------------------------------------------------------------------
                                                       $184,277     $196,465      $192,632
----------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.






PENN FUEL GAS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets


(in thousands, except share and per share information)


---------------------------------------------------------------------------------------------------
                                                               December 31,
                                                            -------------------    June 30, 1997
Capitalization and Liabilities                               1995         1996      (Unaudited)
---------------------------------------------------------------------------------------------------
Capitalization:
   Stockholders' equity:
      Common, $1 par value; authorized 2,000,000
        shares, issued and outstanding 717,583 shares        $718         $718           $718
      Preferred, no par value; authorized 500,000
        shares, issued none                                     -            -              -
      Additional paid-in capital                              714          714            714
      Retained earnings                                    60,646       65,313         69,432
---------------------------------------------------------------------------------------------------
                                                           62,078       66,745         70,864
   Redeemable preferred stock:
      $1.40 cumulative preferred stock; authorized
         2,000,000 shares, issued and outstanding
         717,583 shares                                    10,764       10,764         10,764
   Long-term debt, less amounts payable within one year    55,644       51,694         50,509
---------------------------------------------------------------------------------------------------
                                                          128,486      129,203        132,137
---------------------------------------------------------------------------------------------------

Current liabilities:
   Notes payable                                              500        7,500              -
   Long-term debt payable within one year                   3,068        2,939          3,996
   Accounts payable                                         8,167       11,346          5,830
   Overrecovered gas and transition costs                   3,080            -          2,483
   Accrued environmental costs                              1,815        1,811          1,811
   Other current and accrued liabilities                    3,852        4,554          8,008
---------------------------------------------------------------------------------------------------
                                                           20,482       28,150         22,128
---------------------------------------------------------------------------------------------------
Deferred credits:
   Unamortized investment tax credits                       2,067        1,990          1,972
   Unamortized excess of equity value of subsidiary
     at acquisition over cost                                 642          537            484
   Deferred income taxes                                   12,883       17,530         16,920
   Accrued environmental costs                             14,768       14,163         14,163
   Accrued well plugging and abandonment costs              3,941        3,792          3,792
   Other                                                    1,008        1,100          1,036
---------------------------------------------------------------------------------------------------
                                                           35,309       39,112         38,367
---------------------------------------------------------------------------------------------------
                                                         $184,277     $196,465       $192,632
---------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.





PENN FUEL GAS, INC. AND SUBSIDIARIES


Consolidated Statements of Income


(in thousands, except per share information)


--------------------------------------------------------------------------------------------------------------------------
                                                                                                    Six Months Ended
                                                           Year Ended December 31,                       June 30,
                                             -----------------------------------------------------------------------------
                                                      1994          1995          1996            1996            1997
                                                                                                        (Unaudited)
--------------------------------------------------------------------------------------------------------------------------
Operating revenue:
   Utility revenue                                  $110,209      $93,087        $99,793           $60,362       $63,977
   Liquefied petroleum gas revenue                    11,648       11,009         12,294             6,639         6,482
   Merchandise sales                                   1,553        1,551          1,420               570           475
--------------------------------------------------------------------------------------------------------------------------
                                                     123,410      105,647        113,507            67,571        70,934
--------------------------------------------------------------------------------------------------------------------------
Operating revenue deductions:

   Cost of gas, utility                               61,608       43,078         45,378            30,505        31,194
   Cost of liquefied petroleum gas                     4,262        4,278          5,323             2,732         2,702
   Cost of sales, merchandise                          1,318        1,319          1,192               568           405
   Operating, administrative, and general
      expenses                                        27,249       29,235         30,274            14,766        15,624
   Maintenance                                         2,973        3,131          3,238             1,680         1,915
   Depreciation and amortization                       5,021        5,541          6,246             3,007         3,588
   Taxes, other than income                            7,350        6,514          6,788             4,076         4,331
   Income taxes                                        3,442        3,223          3,741             3,112         3,285
--------------------------------------------------------------------------------------------------------------------------
                                                     113,223       96,319        102,180            60,446        63,044
--------------------------------------------------------------------------------------------------------------------------
Operating income                                      10,187        9,328         11,327             7,125         7,890
--------------------------------------------------------------------------------------------------------------------------
Other expense (income):
   Interest                                            4,347        4,731          4,362             2,272         2,315
   Other                                                 135       (1,102)          (429)              (51)          (80)
--------------------------------------------------------------------------------------------------------------------------
                                                       4,482        3,629          3,933             2,221         2,235
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a change
   in accounting principle                             5,705        5,699          7,394             4,904         5,655
Cumulative effect on prior years (to December
   31, 1994) of change to record unbilled
   revenue, net of tax                                     -          378              -                 -             -
--------------------------------------------------------------------------------------------------------------------------
Net income                                             5,705        6,077          7,394             4,904         5,655
Dividend requirement on redeemable
  preferred stock                                     (1,005)      (1,005)        (1,005)             (502)         (502)
--------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                 $4,700       $5,072         $6,389             4,402         5,153
--------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of a
   change in accounting principle                      $6.55        $6.54          $8.90             $6.13         $7.18

Cumulative effect on prior years (to December
   31, 1994) of change to record unbilled
   revenue, net of tax                                     -         0.53              -                 -             -
--------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                  $6.55        $7.07          $8.90             $6.13         $7.18
--------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.





PENN FUEL GAS, INC. AND SUBSIDIARIES


Consolidated Statements of Retained Earnings


(in thousands, except per share information)


-----------------------------------------------------------------------------------------------------------------
                                                                                           Six Months Ended
                                                      Year Ended December 31,                  June 30,
                                            ---------------------------------------------------------------------
                                                   1994         1995         1996         1996          1997
                                                                                              (Unaudited)
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of period                   $52,309     $57,009        $60,646      $60,646      $65,313

Net income                                         5,705       6,077          7,394        4,904        5,655

Dividends:
   Redeemable preferred stock ($1.40 in
     1994, 1995, and 1996 and $.70 in
     the six months ended June 30, 1996
     and 1997)                                    (1,005)     (1,005)        (1,005)        (502)        (502)

   Common stock ($2.00 in 1995 and $2.40
     in 1996 and $1.20 and $1.44 in the
     six months ended June 30, 1996 and
     1997)                                            --      (1,435)        (1,722)        (861)      (1,034)
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                         $57,009     $60,646        $65,313      $64,187      $69,432
-----------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.





PENN FUEL GAS, INC. AND SUBSIDIARIES


Consolidated Statements of Cash Flows


(in thousands)


-------------------------------------------------------------------------------------------------------------------
                                                                                             Six Months Ended
                                                         Year Ended December 31,                 June 30,
                                               --------------------------------------------------------------------
                                                     1994         1995         1996         1996         1997
                                                                                                (Unaudited)
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                       $5,705       $6,077        $7,394       $4,904       $5,655
-------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization                 5,021        5,541         6,246        3,007        3,588
       Amortization of extraordinary
         property loss                                 231          231            38           38           --
      Deferred taxes and investment tax
         credits                                    (1,722)       1,701         3,874       (1,995)        (616)
      Gain on sale of liquefied petroleum
         gas property                                   --         (945)         (193)          --           --
      Changes in assets and liabilities:
      (Increase)/decrease in accounts receivable     2,840         (671)        (1,671)      2,580        3,597
      (Increase)/decrease in gas inventory            (759)       3,722         (2,255)      1,220        1,627
      Increase/(decrease) in overrecovered gas
        and transition costs, net                    7,803       (1,501)        (3,450)      2,825        2,853
      Increase in other inventories                   (395)        (353)          (878)       (685)        (745)
      Increase/(decrease) in accounts payable
        and accrued liabilities                     (1,099)      (1,342)         3,881      (2,322)      (5,516)
      Increase/(decrease) in other assets/
        liabilities                                    302          (89)        (1,175)      4,447        4,241
-------------------------------------------------------------------------------------------------------------------
   Total adjustments                                12,222        6,294          4,417       9,115        9,029
-------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities           17,927       12,371         11,811      14,019       14,684
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures                            (10,777)     (13,403)       (12,561)     (3,913)      (4,427)
   Proceeds on the sale of liquefied
     petroleum gas assets                               --        1,379            226          --           --
   Other                                            (2,029)      (2,380)        (2,514)       (759)        (693)
-------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities              (12,806)     (14,404)       (14,849)     (4,672)      (5,120)
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuance of long-term debt        $27,000      $    --        $    --      $   --     $    --
   Principal payments on long-term debt             (2,970)      (2,458)        (4,079)       (182)        (128)
   Net increase (decrease) in notes payable             --          500          7,000        (500)      (7,500)
   Decrease in borrowings under the
     revolving line of credit                      (22,250)          --             --          --           --
   Dividends paid:
     Preferred                                      (1,005)      (1,005)        (1,005)       (502)        (502)
     Common                                             --       (1,435)        (1,722)       (861)      (1,034)
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used
in) financing activities                               775       (4,398)           194      (2,045)      (9,164)
-------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash
and cash equivalents                                 5,896       (6,431)        (2,844)      7,302          400

Cash and cash equivalents at
beginning of period                                  5,892       11,788          5,357       5,357        2,513
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end
of period                                           11,788        5,357         $2,513      12,659        2,913
-------------------------------------------------------------------------------------------------------------------
Supplementary disclosures of cash flow
information:
   Cash paid during the period for:
      Interest                                      $4,740       $5,326         $4,913      $2,481       $2,470
      Income taxes                                   5,649        3,178          1,556       1,522          423
-------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.





PENN FUEL GAS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements


December 31, 1994, 1995, and 1996 and June 30, 1996 and 1997 (unaudited)


--------------------------------------------------------------------------
(1)   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
      POLICIES

      DESCRIPTION OF BUSINESS

      Penn Fuel Gas, Inc. (the Company) is an exempt public utility holding company whose utility subsidiaries provide natural gas distribution, transmission, and storage service from facilities in Pennsylvania. In addition, the Company provides gas distribution service to a small number of customers in Maryland. The Company also sells liquefied petroleum (LP) gas and merchandise in Pennsylvania and Maryland. In August 1995 the Company sold its LP operations in Delaware. (See Liquefied Petroleum Gas Property.)

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly owned. All material intercompany accounts have been eliminated.

      The Company's utility subsidiaries maintain their accounting records in conformity with the uniform system of accounts prescribed by the Federal Energy Regulatory Commission (FERC), Pennsylvania Public Utility Commission (PAPUC) and the Maryland Public Service Commission. Significant accounting practices are summarized below.


      INTERIM FINANCIAL INFORMATION

      The financial statements for the six month periods ended June 30, 1996 and 1997 are unaudited and, in the opinion of management, include all adjustments considered necessary for a fair presentation. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.


      PROPERTY, PLANT, AND EQUIPMENT

      Utility Plant


      Utility plant is carried at cost. Depreciation is computed using the straight-line method. Based on average utility plant, the composite straight-line rates for 1996, 1995, and 1994 were 2.8%, 3.0%, and 3.0%, respectively, and 2.8% and 3.0% for the six month periods ended June 30, 1997 and 1996, respectively.


      For utility property, expenditures for replacements and renewals considered to be units of property are charged to utility plant accounts at cost. Expenditures for maintenance, repairs, renewals and replacements determined to be less than units of property are charged to maintenance. At the time utility properties are retired, replaced, or otherwise disposed of, accumulated depreciation, depletion, and amortization is charged with the cost of the properties plus the costs incurred in retiring, replacing or disposing of the property. As discussed in note 7, the Company has accrued the estimated cost of removal related to 366 producing and nonproducing gas wells.

      Gas stored underground - noncurrent represents the cost of the estimated volume of gas required to maintain pressures in the underground storage fields at levels sufficient to meet the service requirements of the Company's customers on a peak day.

      LIQUEFIED PETROLEUM GAS PROPERTY


      Liquefied petroleum gas property is carried at cost. Depreciation is computed using the straight-line method. Based on average LP plant, the composite straight-line rate was 3.2% for 1996 and 1995 and 4.5% for 1994, and 3.2% for the six month periods ended June 30, 1997 and 1996, respectively. Expenditures for maintenance, repairs, renewals, and replacements determined to be less than units of property are charged to maintenance. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.


      On August 28, 1995, Gas-Oil Products, Inc. of Delaware (GOP), a wholly owned subsidiary of the Company, which accounted for all of the Company's business in Delaware, sold certain of its assets including tanks, inventory, motor vehicles and accounts receivable. On a consolidated basis, GOP's operations accounted for approximately 9% of the Company's LP volume and approximately 2% of the Company's merchandise sales. The selling price of the assets was received in cash and resulted in a gain before income tax of $945,000, which is reported as other income. In 1996 the real estate previously used in the operation was sold and resulted in a gain before income tax of $193,000, which is reported as other income.

      OPERATING UTILITY REVENUES

      Residential and small commercial customers' meters are read on a cycle basis throughout each month. Revenues from sales and transportation services are recorded based on meters read. Generally, large commercial and industrial and resale customers' meters are read on the last day of each month. Revenues from storage service are also recorded monthly.

      CHANGE IN ACCOUNTING PRINCIPLE

      Effective January 1, 1995, one utility subsidiary changed its method of recognizing revenue from sales of natural gas to residential and small commercial customers. Previously, revenues from these customers were recognized when the accounts were billed. Revenues related to gas delivered after billing and before the end of a month were recognized in the following month.

      In 1995, the subsidiary began accruing estimated revenues from gas service provided but not billed consistent with the industry practice which more closely matches revenues with the period in which service is provided and related expenses are incurred. The cumulative effect of the change at December 31, 1994 was to increase net income $378,000, net of income taxes. The change had the effect of increasing 1995 net income (excluding the beginning of the year cumulative effect of $378,000) by $156,000.

      INVENTORIES

      Inventories of materials, supplies, and appliances are recorded partly on average cost and partly at the lower of cost, determined by the first-in, first-out method, or market.


      Gas inventories of one subsidiary are recorded on the last-in, first-out (LIFO) method. Approximately $1,899,000 and $856,000 of the Company's gas inventory at December 31, 1996 and 1995, respectively, was valued using the LIFO method. The estimated replacement cost exceeded the LIFO inventory cost by approximately $2,004,000 and $1,352,000 at December 31, 1996 and 1995,
      respectively. The gas inventories of all other utility subsidiaries are valued at average cost.


      Gas stored underground - noncurrent represents the cost of the estimated volume of gas required to maintain pressures in the underground storage fields at levels sufficient to meet the service requirements of the Company's customers on a peak day.

      DEFERRED DEBITS

      Environmental costs are regulatory assets established in conjunction with recognition in the financial statements of environmental liabilities. Where such liabilities are not recovered from other responsible parties through cost recovery litigation or insurance claims, the Company expects to continue to recover environmental costs associated with utility sites through PAPUC approved rates charged for its services.

      Well plugging and abandonment costs are regulatory assets established in conjunction with recognition in the financial statements of the cost to plug and abandon wells in accordance with current regulations. Such costs have historically been recovered through the ratemaking process.

      Other deferred debits are amortized on the straight-line method over an appropriate number of years determined in regulatory proceedings.

      UNRECOVERED/OVERRECOVERED GAS COSTS

      Unrecovered/overrecovered gas costs represent net changes in gas costs which will either be collected from or paid to customers by fuel cost adjustments in the future. Amounts to be collected or paid over a subsequent period are classified as current in the financial statements.

      DEFERRED INCOME TAXES

      The Company provides deferred income taxes on timing differences between book and tax income based on policies and decisions established in regulatory proceedings. In 1996 the Company received approval from the Internal Revenue Service (IRS) to change its tax accounting method for cost of removal. Deferred taxes have been recognized in 1996 for certain timing differences related to the change in method.

      INVESTMENT TAX CREDITS

      Deferred investment tax credits are amortized to income on the straight-line method over the estimated useful lives of the related property.

      CASH EQUIVALENTS

      For the purpose of reporting cash flows, highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

      ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      EARNINGS PER COMMON SHARE

      Earnings per common share were calculated based on net income less preferred stock dividend requirements divided by the weighted average number of common shares outstanding during the period. The earnings per common share including dilutive common equivalent shares arising from stock options is not materially different than currently reported earnings per share amounts.

      EXCESS OF EQUITY VALUE OVER COST OF ACQUISITION

      The excess of the equity value over the cost of acquisition, arising from the acquisition of North Penn Gas Company in 1977, is being amortized on the straight-line method over twenty-five (25) years.

(2)   DEBT


      At December 31, 1996, the Company and its subsidiaries have committed bank lines of credit that in aggregate total $12,000,000, and uncommitted bank lines of credit that in aggregate total $24,000,000. At December 31, 1995 the amount of the lines was $8,000,000 and $24,000,000, respectively. The credit lines, which are unsecured, are reviewed annually. The Company expects to negotiate bank lines of credit in 1997 at levels appropriate to meet its requirements. (Unaudited: In 1997 the Company and its subsidiaries negotiated unsecured committed and uncommitted lines of credit aggregating $22,500,000 and $45,000,000, respectively.)

      During 1996 and 1995 the maximum amount borrowed under the lines of credit at any month end was $7,500,000 and $500,000, respectively. Average monthly borrowings ranged from zero to $6,874,000 in 1996 and from zero to $500,000 in 1995. The weighted average interest rate on borrowings under the lines of credit at December 31, 1996 and 1995 was $6.89% and 6.70% respectively. No borrowings were outstanding under the lines of credit at June 30, 1997.

      Long-term debt at December 31, 1995 and 1996 and at June 30, 1997, less amounts payable in one year, consisted of the following (in thousands):



                                                                                     June 30,
                                                     Due                               1997
                         Annual installments         date      1995       1996     (Unaudited)
      ----------------------------------------------------------------------------------------
      Notes payable:
              9.20%      $1,500                      2001    $ 4,500    $ 3,000     $ 3,000
              9.59%         750 (commencing 1996)    2005      6,750      5,250       4,500
              9.64%         375 (commencing 1996)    2010      7,125      6,375       6,000
              8.70%         833 (commencing 2011)    2023     10,000     10,000      10,000
              7.51%       1,818 (commencing 2004)    2014     20,000     20,000      20,000
              6.70%       1,400 (commencing 1999)    2003      7,000      7,000       7,000
      ----------------------------------------------------------------------------------------
                                                              55,375     51,625      50,500
      Capital leases                                             269         69           9
      ----------------------------------------------------------------------------------------
                                                             $55,644    $51,694     $50,509
      ----------------------------------------------------------------------------------------

      The terms of the Company's and a wholly-owned subsidiary's long-term debt agreements contain, among other things, restrictions relating to the creation of debt, liens, investments, disposition of assets, mergers and consolidations, purchase of shares, acceleration of debt payments, maintenance of equity to debt ratios, and the payment of dividends. At December 31, 1996, the payment of dividends by this subsidiary was limited to $4,100,000 ($5,363,000 at June 30, 1997) by the terms of its long-term debt agreements. The subsidiary's net assets at December 31, 1996 were $31,820,000 ($33,067,000 at June 30, 1997). Under the most restrictive provisions, the amount of consolidated retained earnings available for preferred and common stock dividends at December 31, 1996 was approximately $9,455,000 ($11,188,000 at June 30, 1997). In 1996, the Company elected to exercise its option to double the annual installment payments on the 9.59% and 9.64% notes.


      Maturities of long-term notes and capital leases for the next five years are as follows: 1997 - $2,939,000; 1998 - $2,694,000; 1999 -
      $4,025,000; 2000 - $2,525,000, and 2001 - $2,525,000.

(3)   REDEEMABLE PREFERRED STOCK

      In November 1991 the Company authorized the creation of 2,000,000 shares of $1.40 cumulative preferred stock (Preferred Stock). The Company issued one share of Preferred Stock for each share of common stock outstanding on December 16, 1991. The Preferred Stock was recorded at its estimated value of $15 per share at the date of distribution.

      The Preferred Stock is subject to mandatory redemption at $15 per share over a ten-year period beginning January 1, 2018. Additionally, commencing January 1, 1997, all or part of the outstanding preferred stock is redeemable at the option of the Company provided that 66-2/3% of preferred shareholders approve such redemption.

(4)   INCOME TAXES


      Income tax expense for 1994, 1995, and 1996 and for the six month periods ended June 30, 1996 and 1997 consisted of the following (in thousands):



                                                                         June 30,
                                                                      1996       1997
                                    1994       1995       1996          (Unaudited)
      ----------------------------------------------------------------------------------
      Current:
             Federal              $ 3,721      1,232        523      3,892       2,971
             State                  1,447        289        201      1,270         969
      ----------------------------------------------------------------------------------
                                    5,168      1,521        724      5,162       3,940
      Deferred                     (1,650)     1,778      3,093     (2,032)       (637)
      Amortization of deferred
         investment tax credits       (76)       (76)       (76)       (18)        (18)
      ----------------------------------------------------------------------------------
                                  $ 3,442      3,223      3,741      3,112       3,285
      ----------------------------------------------------------------------------------


      In 1996 the Company received approval from the IRS to change its tax accounting method for cost of removal. The change in method which is effective for the tax year beginning January 1, 1994 created a combination of timing differences and current tax benefits. Deferred taxes have been recorded recognizing the timing differences.


      The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 and at June 30, 1997 consist of the following (in thousands):



                                                                            June 30,
                                                                             1997
                                                  1995          1996      (Unaudited)
      ----------------------------------------------------------------------------------
      Deferred tax assets:
           Unbilled revenues                   $  1,291         1,284        1,284
           Investment tax credit                    588           563          563
           Allowance for doubtful accounts          380           408          408
        Contribution in aid of construction         655           424          719
        Other                                     1,416         1,360          812
      ----------------------------------------------------------------------------------
      Total gross deferred tax assets             4,330         4,039        3,786
      ----------------------------------------------------------------------------------
      Deferred tax liabilities:
           Utility plant depreciation            13,120        15,164       15,584
           Environmental expenditures             1,960         2,551        2,279
           Change in tax accounting method
              for cost of removal                    --           782          782
           Other                                    563         1,750          751
      ----------------------------------------------------------------------------------
      Total gross deferred tax liabilities       15,643        20,247       19,396
      ----------------------------------------------------------------------------------
      Net deferred tax liabilities             $ 11,313        16,208       15,610
      ----------------------------------------------------------------------------------


      The primary difference between the Company's income tax expense at the federal statutory rate of 34% and the effective tax rate is state income taxes, and the reduction in current tax expense resulting from the 1996 approved change in tax accounting method.

(5)   RETIREMENT PLANS

      Effective January 1, 1996, two noncontributory defined benefit plans sponsored by the Company were merged to form one plan. The Company funds accrued pension costs subject to limitations included in the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. Net pension (income) cost for the pension plan(s) for 1994, 1995, and 1996 includes the following components (in thousands):

                                                 1994      1995       1996
      ----------------------------------------------------------------------
      Service cost                            $   703        618        809
      Interest cost                             1,446      1,575      1,679
      Return on assets (includes insurance
         contract settlement)                    (744)    (4,748)    (3,734)
      Net amortization and deferral            (1,154)     2,814      1,229
      ----------------------------------------------------------------------
      Net pension (income) cost               $   251        259        (17)
      ----------------------------------------------------------------------


      The assumptions used by the pension plan(s) in determining the actuarial present value of the plan's benefit obligations are as follows:


                                                1994       1995      1996
      --------------------------------------------------------------------
      Discount rate                             8.5%       7.0%      7.75%
      Weighted-average rate of increase
        in future compensation levels             5%         5%         5%
      --------------------------------------------------------------------


      The funded status of the pension plan(s) at December 31, 1995 and 1996 is as follows (in thousands):


                                                  1995            1996
      ----------------------------------------------------------------------
      Vested benefit obligation                $ 19,087          15,622
      ----------------------------------------------------------------------
      Accumulated benefit obligation             20,410          16,619
      Additional benefits related to
         future compensation levels               3,864           3,947
      ----------------------------------------------------------------------
      Projected benefit obligation               24,274          20,566
      Plan assets at fair value                 (25,009)        (24,984)
      ----------------------------------------------------------------------
                                                   (735)         (4,418)
      Unrecognized transition amount              1,263             958
      Unrecognized net gain                         466           4,385
      Unrecognized prior service cost              (668)           (615)
      ----------------------------------------------------------------------
      Accrued pension cost                     $    326             310
      ----------------------------------------------------------------------


      The Company also sponsors an unfunded nonqualified Supplemental Executive Retirement Plan (SERP) which provides additional retirement benefits to certain employees. Effective February 1, 1996, the Company established an unfunded nonqualified retirement program for the benefit of its Board of Directors. The actuarially determined benefit obligation for the two nonqualified plans was $433,000 at December 31, 1996 and $282,000 at December 31, 1995.
      Net expense related to these plans was $229,000 in 1996, $60,000 in 1995, and $32,000 in 1994. Benefit payments under both plans are made directly by the Company to plan participants or their beneficiaries.


      In 1996, the Company discontinued an investment contract with an insurance company that was used to manage approximately $7,000,000 of pension assets. At the time the contract was discontinued, there were approximately $2,700,000 of outstanding guaranteed annuities under the contract. The insurance company issued certificates to retirees to guarantee their pension benefits under the program; the balance of the pension assets were transferred to an investment manager for reinvestment. Settlement of the investment contract resulted in a reduction of $343,000 to 1996 pension cost.


      In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees of one subsidiary. These benefits are provided through an insurance company, and substantially all of the subsidiary's employees will become eligible for them if they reach their retirement age while working for the subsidiary. Up to and including December 31, 1994, the subsidiary recognized the cost of providing these benefits for retirees on the "pay as you go" basis.


      In the first quarter of 1995, the Company adopted the provisions of Statement of Accounting Standards No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other than Pensions (PBOPs), issued by the Financial Accounting Standards Board in December 1990. FAS 106 requires the expected cost of PBOPs to be recognized on an accrual basis as employees perform services to earn the benefits. Also, during the first quarter of 1995, the Company filed a rate increase request with the PAPUC, which among other things, sought authorization for the recognition in rates of the cost of PBOPs on an accrual basis instead of "pay as you go" basis. On September 27, 1995, the PAPUC adopted an order authorizing an increase in the Company's rates and the recovery of the cost of PBOPs in accordance with FAS 106. The Company recorded a liability of $435,000 and an associated regulatory asset representing the estimated FAS 106 costs incurred from January 1, 1995 to September 27, 1995 and began a five-year amortization of these costs in October 1995. The Pennsylvania Office of Consumer Advocate appealed the PAPUC's decision. On February 7, 1997 the Commonwealth Court ordered that the appeal be reargued before the entire court. In the opinion of management, the decision of the court will not have a material adverse effect on the Company. (Unaudited: In May 1997, the Court determined that the PUC's decision to allow the Company to recover the deferred costs of PBOPs was proper.)


      The Company has established trust funds for the deposit of FAS 106 costs being recovered through its rates. Net periodic PBOP expense in 1995 and 1996 consists of the following components (in thousands):


                                              1995           1996
      ---------------------------------------------------------------------
      Service cost                          $   80             93
      Interest cost                            530            555
      Return on assets                          --            (66)
      Net amortization and deferral            310            431
      ---------------------------------------------------------------------
      Net periodic postretirement
         benefit expense                    $  920          1,013
      ---------------------------------------------------------------------


      The funded status of the plan at December 31, 1995 and 1996 is as follows (in thousands):


                                                      1995          1996
      ---------------------------------------------------------------------
      Accumulated postretirement benefit
        obligation (APBO) as of December 31,
        1996 and 1995:
      Fully eligible active employees              $  1,853         1,803
           Other active employees                     1,791         1,743
           Retirees                                   4,409         4,292
      ---------------------------------------------------------------------
                                                      8,053         7,838
      Plan assets at fair value                        (260)       (1,157)
      ---------------------------------------------------------------------
      Accumulated obligation in excess
        of plan assets                                7,793         6,681
      Unrecognized net transition obligation         (5,950)       (5,640)
      Unrecognized net loss                          (1,523)         (778)
      ---------------------------------------------------------------------
      Accrued postretirement benefit cost          $    320           263
      ---------------------------------------------------------------------


      The discount rate used in determining the benefit obligation was 7.75% for 1996 and 7.0% for 1995. Annual rates of increase in the per capita cost of covered health care benefits of 10.6% and 11.8% were assumed for 1996 based on the age of plan participants. The Company assumed rates for 1995 were 11.2% and 12.5%. The rates were assumed to decrease gradually to 5.5% over ten years in both 1996 and 1995 and remain level thereafter. The health care cost trend rate assumption has a significant effect on amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point would increase the APBO as of December 31, 1996 by $386,000 and the net periodic postretirement benefit expense for the year then ended by $30,000. As of December 31, 1995, the APBO would increase $396,000 and the net periodic postretirement benefit expense would increase $29,000 if a one percentage point increase in the health care cost trend rates was assumed.

(6)   REGULATORY MATTERS

      Order 636 issued by FERC in 1992 substantially changed the regulations governing the operations and services provided by interstate pipeline companies. The Order requires the interstate pipelines to separately charge for services such as storage and transportation, which were historically bundled as part of the traditional merchant gas sales service they offered. The regulated services available from interstate pipelines no longer include the aggregation of gas supplies from producers. Instead, the Company is responsible for securing its gas supply requirements through negotiated, unregulated transactions.

      The interstate pipelines interconnected with the Company's system implemented Order 636 in 1993. All of the Company's pipeline suppliers have implemented plans approved by the FERC to recover from their customers, including the Company, 100% of transition costs prudently incurred in complying with Order 636. The amount and duration of transition costs is different for each supplier. The Company has received authorization from the PAPUC to recover all transition costs billed by the pipelines.

      A $5,712,000 refund to its customers was included in the Company's annual purchased gas cost filing submitted to the PAPUC on August 31, 1995. Included in the refund was approximately $2,600,000 deferred in 1994 plus interest. The PAPUC granted the Company authorization to refund the amount as a lump-sum bill credit during December 1995. The balance of $2,969,000 was included as a refund in rates charged to customers during the period November 1, 1995 through November 30, 1996.


      Revised rates for the recovery of the Company's purchased gas costs were approved by the PAPUC effective December 1, 1996. The Company and the parties who participated in purchased gas cost proceedings agreed that $895,000 of cost for pipeline capacity that the Company would not need to meet its firm sales requirements during the next three winters (stranded costs) could be claimed through rates established under a different docket. The Company's filing in support of the recovery of these stranded costs has been suspended by the PAPUC until July 1, 1997 in order to consider the formal complaints filed by various parties. (Unaudited: In July 1997, the PUC extended the suspension for the maximum allowable period to October 1, 1997.) The Company is recording the pipeline capacity costs as a liability and an offsetting regulatory asset representing the expected recovery of these costs from its customers.

      On January 27, 1995, the Company filed a rate increase request with the PAPUC seeking an increase in annual revenues of $5,022,000. The filing covered approximately half of the Company's utility customers. On September 27, 1995, the PAPUC adopted an order authorizing an increase in annual operating revenues of $2,247,000 effective on one day's notice for service rendered after September 27, 1995. The annual increase includes an allowance for the recovery of the cost of PBOPs calculated in accordance with FAS 106, including recovery and amortization over five years of such costs deferred from January 1, 1995 to September 27, 1995. The Pennsylvania Office of Consumer Advocate appealed the PAPUC's decision allowing recovery of the deferred costs. The amount at issue is $435,000. On February 7, 1997, the Commonwealth Court ordered the appeal to be reargued before the entire court. In the opinion of the management the decision of the court will not have a material adverse effect on the Company. (Unaudited: In May 1997, the Court determined that PUC's decision to allow the Company to recover the deferred cost was proper.)


      On February 27, 1996, the Company's two wholly owned public utility subsidiaries filed a request with the PAPUC for an increase in annual revenues of $10,955,000 and authorization to consolidate the tariffs of the two subsidiaries into one tariff and one set of rates. In October 1996 final approval of a settlement resolving the issues was received from the PAPUC. Under the settlement, the Companies were permitted to consolidate their tariffs and increase their rates to produce additional annual operating revenues of $6,725,000.

      Gas supply cost, including contracts with pipelines for delivery service (capacity cost), storage service and the cost of natural gas purchased for sale and delivery to customers is the Company's largest cost. The Company's tariffs provide for the recovery of these costs subject to regulatory review and approval. Rates to recover gas supply costs are based on projections of the volume of gas the Company will purchase; the cost of these purchases and the amount of gas its sales customers will use. Deviations between such projections and actual experience cause over or under recovery of the costs from customers which are adjusted in the Company's filings with the PAPUC and either refunded or collected. At December 31, 1996, the Company's rates for the recovery of gas costs plus its rates authorized to recover pipeline transition costs resulted in undercollection from customers of $370,000. At December 31, 1995, the Company overcollected gas and transition costs in the amount of $3,080,000 which has been paid back to the customers with interest.

(7)   COMMITMENTS AND CONTINGENCIES

      The Company and its subsidiaries are present or past owners of approximately twenty-six (26) properties on which manufactured gas plants (MGP) were located. In October 1993 the Company and the Pennsylvania Department of Environmental Protection (PADEP) signed a Consent Order and Agreement (COA) for the environmental assessment of twenty (20) of the Company's twenty-one (21) MGP sites located in Pennsylvania, which at the time were under the Company's control. (The one such Pennsylvania MGP site not covered by the COA was the Brodhead Creek Superfund Site which is the subject of separate agreements with the United States Environmental Protection Agency (USEPA).)

      On March 27, 1996, the Company, North Penn Gas Company (North
      Penn), a wholly owned subsidiary of the Company, and PADEP signed a new COA (1996 COA). This agreement, except for certain provisions which have been incorporated by reference, supersedes the 1993 COA. The 1996 COA provides that from 1996 through the year 2011 the Company will perform a minimum amount of work per year to investigate, and where necessary, clean up twenty (20) MGP sites and that North Penn will plug all of its non-producing wells. The 1996 COA has a term of fifteen (15) years, but may be terminated by either party after five (5) years.

      Progress on the investigation, clean-up and well plugging activities covered by the 1996 COA will be measured through a point system, which is based on addressing the highest risks earlier in the process. In any year in which the Company's and North Penn's environmental costs defined by the 1996 COA exceed $1,750,000 (Environmental Cost Cap), the Company will not be required to achieve the minimum required points except that North Penn must meet the well plugging schedule set forth in the agreement regardless of whether the minimum required points or the Environmental Cost Cap are reached. The point system gives the Company and North Penn some flexibility in determining the activities to be undertaken in a given year, however, the 1996 COA does not relieve or limit the Company's or North Penn's obligation to comply with applicable statutes or regulations. The Company and North Penn satisfied the 1996 COA's minimum point requirement during 1996 and PADEP has approved the Company's 1997 annual plan.

      North Penn's estimate of the cost to plug the wells covered by the 1996 COA is $4,038,000. After recognizing North Penn's estimated well plugging cost, the Company allocated the balance of the Environmental Cost Cap to MGP site activities for the purposes of estimating the related total commitment under the 1996 COA. The estimated present value of the portion of the Environmental Cost Cap allocated to MGP site activities plus oversight cost reimbursements owed to PADEP during the term of the agreement is $15,728,000 at December 31, 1996 and $16,333,000 at December 31,
      1995. The estimated present value was determined based on interest rates for United States Treasury obligations with maturities that coincide with the term of the 1996 COA.


      The Company has adopted the present value of its estimated total Environmental Cost Cap under the 1996 COA as the low end of the range of costs that may be incurred in connection with MGP site activities. A liability of $15,728,000 and an associated regulatory asset of $15,115,000 have been recorded at December 31, 1996 and June 30, 1997, respectively. A liability of $16,333,000 and an associated regulatory asset of $15,891,000 were recorded at December 31, 1995. The Company's actual costs will depend on a number of factors including actual site conditions determined through the site assessment process, changing technology, government statutes and regulations, success in pursuing claims against and finalizing cost sharing arrangements with other potentially responsible parties and recoveries from insurers. At December 31, 1996 and June 30, 1997 respectively, the Company estimated a range of environmental liability for the MGP sites of $9,517,000 and $38,702,000. At December 31, 1995 the
      estimated range was $11,300,000 to $48,300,000.


      In September 1994 the Company initiated a suit against some of its insurers seeking defense and/or indemnification from the insurers against claims involving former MGP sites. The insurers have answered the Company's complaint, the parties have exchanged documents and have entered the discovery phase.

      Localized minor amounts of petroleum hydrocarbon impacted soils have been identified in the process of removing and abandoning equipment at a former compressor station site. The removal and abandonment project was undertaken in accordance with a plan approved by state and federal environmental agencies. A plan to remediate the impacted soil is scheduled to be developed and implemented in 1997. With respect to the Brodhead Creek superfund site, the USEPA has concluded removal of groundwater contamination is technically impracticable and that certain wells should be periodically monitored and pumped unless and until new technology becomes available. The costs incurred by the Company for work related to the impacted soils and Brodhead Creek will be counted against the Environmental Cost Cap included in the 1996 COA.

      The Company has received authorization from the PAPUC to capitalize environmental and cleanup expenditures and well plugging costs for accounting and ratemaking purposes and to amortize such expenditures over five (5) years. The Company expects the PAPUC will continue to authorize the recovery of such expenditures associated with MGP sites previously or currently owned by its utility subsidiaries and the costs of plugging wells through the rates the Company charges for its services.


      Accruals sufficient to provide for the minimum range of costs associated with non-utility sites have been charged to expense. At December 31, 1996 and June 30, 1997, respectively, the amount accrued was $613,000, compared to $442,000 at December 31, 1995. Additional investigation and remediation may be required at the sites in the future, however, the scope of these activities cannot be determined and therefore any related cost has not been accrued.


(8)   COMMON STOCK

      The Company has a Stock Option Agreement under which 14,350 shares were granted in 1992. The options are exercisable on a pro rata basis during a seven-year period commencing in 1995. There are 4,019 options outstanding at December 31, 1996 exercisable at a price of $52.27 per share.

(9)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amount of current assets and liabilities which are considered financial instruments approximates their fair value as of the dates presented. The carrying amounts and estimated fair values of the Company's long-term financial liabilities as of December 31, 1996 are as follows (in thousands):

                                               Carrying      Estimated
                                                amount       fair value
      ---------------------------------------------------------------------
      Long-term debt                          $  51,625        54,105

      Preferred stock                            10,764        13,634
      ---------------------------------------------------------------------

      The fair value of long-term debt and preferred stock has been estimated based on market rates for similar instruments with approximately the same maturities. Management believes that the prepayment provisions of the Company's long-term debt do not make it economically feasible to refinance the debt at this time.



(10)  SUBSEQUENT EVENT (UNAUDITED)

      On June 27, 1997, the Company and PP&L Resources, Inc. announced they had signed a definitive agreement under which PP&L Resources will acquire the Company. Under the terms of the agreement, upon consummation of the merger, which is subject to the receipt of various regulatory approvals, common stockholders of the Company will receive, subject to certain adjustments, between 6.968 and
      8.516 shares of PP&L Resources Common Stock for each share of the Company that they own.

      The Company's preferred stock may be redeemed in accordance with its terms upon written approval of holders of at least 66 2/3% of the preferred shares outstanding, at a redemption price of $15 per share, plus accrued and unpaid dividends. Owners of more than 93.5% of the total number of the preferred shares outstanding as of July 31, 1997 have indicated their intent to provide the shareholder approval required for such redemption. Each share of preferred stock outstanding that is not redeemed in accordance with its terms will be converted into the right to receive between 0.682 and 0.833 shares of PP&L Resources Common Stock, subject to certain adjustments.

      Costs related to the proposed merger that are contingent upon its consummation have not been recognized in the Company's financial statements. If incurred, the aggregate amount of such costs are expected to be material to the Company's results of operations.




                                                                ANNEX I
                                                         CONFORMED COPY


                        AGREEMENT AND PLAN OF MERGER

                                BY AND AMONG

                           PP&L RESOURCES, INC.,

                           KEYSTONE MERGER CORP.

                                    AND

                            PENN FUEL GAS, INC.

                         DATED AS OF JUNE 26, 1997


                             TABLE OF CONTENTS

                                                               Page

          ARTICLE I.  THE MERGER

          Section 1.1    Occurrence of the Merger . . . . . . .
          Section 1.2    Effective Time; Closing  . . . . . . .
          Section 1.3    Effect of the Merger . . . . . . . . .
          Section 1.4    Articles of Incorporation and
                           By-Laws  . . . . . . . . . . . . . .
          Section 1.5    Directors and Officers of the
                           Surviving Corporation  . . . . . . .

          ARTICLE II.  CONVERSION OF SECURITIES IN THE MERGER

          Section 2.1    Effect of Merger on PFG Capital
                           Stock  . . . . . . . . . . . . . . .
          Section 2.2    Exchange of Certificates . . . . . . .
          Section 2.3    Stock Transfer Books . . . . . . . . .
          Section 2.4    Stock Options  . . . . . . . . . . . .
          Section 2.5    Dissenting Shares  . . . . . . . . . .

          ARTICLE III.  REPRESENTATIONS AND WARRANTIES
                        OF RESOURCES AND KEYSTONE

          Section 3.1    Organization and Qualification;
                           Subsidiaries   . . . . . . . . . . .
          Section 3.2    Articles of Incorporation and
                           By-Laws  . . . . . . . . . . . . . .
          Section 3.3    Capitalization . . . . . . . . . . . .
          Section 3.4    Authority Relative to This Agreement .
          Section 3.5    No Conflict; Required Filings and
                           Consents   . . . . . . . . . . . . .
          Section 3.6    Permits; Compliance  . . . . . . . . .
          Section 3.7    SEC Filings; Financial Statements  . .
          Section 3.8    Absence of Certain Changes or Events .
          Section 3.9    Continuity of Business Enterprises . .
          Section 3.10   Pooling of Interests . . . . . . . . .

          ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PFG

          Section 4.1    Organization and Qualification;
                           Subsidiaries   . . . . . . . . . . .
          Section 4.2    Articles of Incorporation, By-Laws and
                           Shareholders Agreement   . . . . . .
          Section 4.3    Capitalization . . . . . . . . . . . .
          Section 4.4    Authority Relative to This Agreement .
          Section 4.5    No Conflict; Required Filings and
                           Consents   . . . . . . . . . . . . .
          Section 4.6    Permits; Compliance  . . . . . . . . .
          Section 4.7    Filings; Financial Statements  . . . .
          Section 4.8    Absence of Certain Changes or
                           Events   . . . . . . . . . . . . . .
          Section 4.9    Employee Benefit Plans; Labor
                           Matters  . . . . . . . . . . . . . .
          Section 4.10   Properties; No Liens . . . . . . . . .
          Section 4.11   Contracts; Debt Instruments  . . . . .
          Section 4.12   Litigation . . . . . . . . . . . . . .
          Section 4.13   Environmental Matters  . . . . . . . .
          Section 4.14   Trademarks, Patents and Copyrights . .
          Section 4.15   Taxes  . . . . . . . . . . . . . . . .
          Section 4.16   Broker . . . . . . . . . . . . . . . .
          Section 4.17   Insurance  . . . . . . . . . . . . . .
          Section 4.18   Opinion of Financial Advisor . . . . .
          Section 4.19   Assets . . . . . . . . . . . . . . . .
          Section 4.20   Pooling of Interests . . . . . . . . .

          ARTICLE V.  COVENANTS

          Section 5.1    Conduct of Business by PFG Pending
                           the Closing  . . . . . . . . . . . .
          Section 5.2    Notices of Certain Events  . . . . . .
          Section 5.3    Contractual Consents . . . . . . . . .
          Section 5.4    Merger of PFG Subsidiaries . . . . . .
          Section 5.5    Keystone Shareholder Approval  . . . .

          ARTICLE VI.  ADDITIONAL AGREEMENTS

          Section 6.1    Registration Statement; Disclosure
                           Documents  . . . . . . . . . . . . .
          Section 6.2    Access to Information  . . . . . . . .
          Section 6.3    No Solicitations . . . . . . . . . . .
          Section 6.4    Directors' and Officers' Indemnifi-
                           cation and Insurance   . . . . . . .
          Section 6.5    Further Action; Consents; Filings  . .
          Section 6.6    Public Announcements . . . . . . . . .
          Section 6.7    Stock Exchange Listing . . . . . . . .
          Section 6.8    Disclosure Schedules . . . . . . . . .
          Section 6.9    Redemption as to PFG Preferred
                           Stock  . . . . . . . . . . . . . . .
          Section 6.10   Registration Rights  . . . . . . . . .
          Section 6.11   Shareholder Agreement; Transfer
                           of Shares  . . . . . . . . . . . . .
          Section 6.12   Affiliates . . . . . . . . . . . . . .

          ARTICLE VII.  CONDITIONS TO THE MERGER

          Section 7.1    Conditions to the Obligations of
                           Each Party to Consummate the Merger.
          Section 7.2    Conditions to the Obligations of
                           Resources and Keystone . . . . . . .
          Section 7.3    Conditions to the Obligations of
                           PFG  . . . . . . . . . . . . . . . .

          ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER

          Section 8.1    Termination  . . . . . . . . . . . . .
          Section 8.2    Effect of Termination  . . . . . . . .
          Section 8.3    Amendment  . . . . . . . . . . . . . .
          Section 8.4    Waiver . . . . . . . . . . . . . . . .
          Section 8.5    Expenses . . . . . . . . . . . . . . .

          ARTICLE IX.  GENERAL PROVISIONS

          Section 9.1    Non-Survival of Representations,
                           Warranties and Agreements  . . . . .
          Section 9.2    Notices  . . . . . . . . . . . . . . .
          Section 9.3    Certain Definitions  . . . . . . . . .
          Section 9.4    Severability . . . . . . . . . . . . .
          Section 9.5    Assignment; Binding Effect; Benefit  .
          Section 9.6    Incorporation of Exhibits  . . . . . .
          Section 9.7    Specific Performance . . . . . . . . .
          Section 9.8    Governing Law  . . . . . . . . . . . .
          Section 9.9    Headings . . . . . . . . . . . . . . .
          Section 9.10   Counterparts . . . . . . . . . . . . .
          Section 9.11   Entire Agreement . . . . . . . . . . .
          Section 9.12   Submission to Jurisdiction; Venue  . .
          Section 9.13   Possible PFG Subsidiary Mergers  . . .

               Exhibit A:  Voting Agreement

               Exhibit B:  Registration Rights

               Exhibit C:  Forms of Affiliate Agreements



                        AGREEMENT AND PLAN OF MERGER

               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of June 26, 1997, by and between Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG"), PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), and Keystone Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Resources ("Keystone").

                                 RECITALS:

               WHEREAS, the Board of Directors of Resources, Keystone and PFG have determined that it is in the best interest of their respective companies and shareholders to enter into this Agreement with respect to a merger between PFG and Keystone in accordance with the Pennsylvania Business Corporation Law (the "Corporation Law") and the terms and conditions of this Agreement (the "Merger"), with the intent that the Merger shall be and constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and this Agreement shall be and constitute a plan of reorganization within the meaning of Section 368(b) of the Code; and

               WHEREAS, as a condition and inducement to Resources' and Keystone's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Marilyn Ware Lewis, in her individual capacity (to the extent set forth therein) and her capacity as Business Manager under a certain Shareholders Agreement dated November 19, 1992, as amended (the "Shareholders Agreement") among certain significant shareholders of PFG and/or pursuant to powers of attorney from certain significant shareholders of PFG, is entering into a Voting Agreement in the form of Exhibit A hereto (the "Voting Agreement").

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:


                                 ARTICLE I

                                THE MERGER

          Section 1.1 Occurrence of the Merger. Provided that this Agreement shall not have been terminated in accordance with
     Section 8.1, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Corporation Law, at the Effective Time (as defined in Section 1.2), Keystone shall be merged with and into PFG. As a result of the Merger, the separate corporate existence of Keystone shall cease and PFG shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          Section 1.2 Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with
     Section 8.1, as promptly as practicable after the satisfaction or, if permissible and effected as provided in Section 8.4, waiver of the conditions to the consummation of the Merger (or such other date as may be agreed to in writing by Keystone, PFG and Resources), the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of State of the Commonwealth of Pennsylvania in such form as required by, and executed in accordance with, the Corporation Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time"). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Resources, Two North Ninth Street, Allentown, Pennsylvania, at 10:00 a.m., local time, or such other place and time as Resources and PFG shall agree (the "Closing Date").

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Corporation Law. Subject to and without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Keystone and PFG shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Keystone and PFG shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Articles of Incorporation and By-Laws. At the Effective Time, the Articles of Incorporation and the By-Laws of the Surviving Corporation as of the Effective Time shall be amended and restated in their entirety to read as the Articles of Incorporation and By-Laws of Keystone as in effect immediately prior to the Effective Time until amended thereafter in accordance with the terms thereof and applicable law.

          Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Keystone at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws. The officers of Keystone at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.


                                 ARTICLE II

                   CONVERSION OF SECURITIES IN THE MERGER

          Section 2.1 Effect of Merger on PFG Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Resources, Keystone, PFG, or holders of any PFG capital stock:

               (a) Cancellation of Certain PFG Common Stock. Each share of common stock, par value $1.00 per share (the "PFG Common Stock"), of PFG that is held by PFG as treasury stock or by any subsidiaries of PFG shall be cancelled and cease to exist without any conversion thereof or any payment made with respect thereto.

               (b) Conversion of PFG Common Stock. Each share of PFG Common Stock (other than any shares of PFG Common Stock to be cancelled pursuant to Section 2.1(a)), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number (the "Common Stock Exchange Ratio") of shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share ("Resources Common Stock") of Resources, calculated as follows: the Common Stock Exchange Ratio shall be the quotient, rounded to the third decimal place, obtained by dividing the PFG Common Stock Base Price (as defined below) by the average closing sale price of Resources Common Stock as reported on the New York Stock Exchange ("NYSE") Consolidated Tape for the 15 consecutive trading days prior to the fifth trading day prior to the Effective Time ("Resources Closing Market Price"); provided, that, if the actual quotient obtained thereby is less than 6.968, the Common Stock Exchange Ratio shall be fixed at 6.968, and if the actual quotient obtained thereby is more than 8.516, the Common Stock Exchange Ratio shall be fixed at 8.516. The "PFG Common Stock Base Price" shall mean $153.29, provided, however, that in the event PFG and Resources are unable to obtain the SEC Dividend Relief (as defined in Section 5.1(b) hereof) by November 1, 1998, such PFG Common Stock Base Price shall thereafter be increased by the per share amount of the PFG Incremental Dividends (as defined in Section 5.1(b) hereof) that would have been paid by PFG assuming that the SEC Dividend Relief had been obtained.

               (c) PFG Preferred Stock. (i) At the Effective Time, each share of PFG Preferred Stock (as defined in Section 4.3) which has not previously been redeemed for cash in accordance with Section 2.1(c)(ii) below shall be converted into the right to receive such number (the "Preferred Stock Exchange Ratio") of shares of validly issued, fully paid and nonassessable Resources Common Stock, calculated as follows: the Preferred Stock Exchange Ratio shall be the quotient, rounded to the third decimal place, obtained by dividing the PFG Preferred Stock Base Price (as defined below) by the Resources Closing Market Price; provided, that, if the actual quotient obtained thereby is less than 0.682, the Preferred Stock Exchange Ratio shall be fixed at 0.682, and if the actual quotient obtained thereby is more than 0.833, the Preferred Stock Exchange Ratio shall be fixed at
     0.833. The "PFG Preferred Stock Base Price" shall mean an amount equal to the quotient of (A) the sum of $10,764,000, plus any dividends accrued but unpaid as to the PFG Preferred Stock at the Closing Date only in the event the ensuing dividends in respect of Resources Common Stock are not scheduled to be paid within forty-five (45) days following the Closing Date, divided by (B) 717,583.

               (ii) Prior to the Effective Time, PFG shall take all action necessary to redeem at the redemption price of $15.00 per share or less, plus any accrued dividends in accordance with the terms of the PFG Preferred Stock, each outstanding share of PFG Preferred Stock, the holder of which does not desire to have such shares converted into the right to receive the shares of Resources Common Stock pursuant to the Preferred Stock Exchange Ratio.

          Section 2.2  Exchange of Certificates.

               (a) Exchange Agent. Resources shall, promptly after the Effective Time, for the benefit of the holders of certificates that immediately prior to the Effective Time represented outstanding PFG Common Stock or PFG Preferred Stock (collectively, the "PFG Certificates"), deposit or cause to be deposited with a bank trust company selected by Resources and reasonably satisfactory to PFG (the "PFG Exchange Agent"), for exchange in accordance with this Article II through the PFG Exchange Agent, certificates representing the shares ("Resources Shares") of Resources Common Stock issuable pursuant to Section 2.1(b) and (c) plus funds sufficient to make payment for any fractional shares pursuant to Section 2.2(e) , together with any dividends or distributions (which shall be paid to the PFG Exchange Agent by Resources as they may become due and payable) with respect to the Resources Shares (collectively, "Related Funds"; such Resources Shares and Related Funds collectively the "PFG Exchange Fund"). Resources shall give the PFG Exchange Agent irrevocable instructions to deliver and pay the shares of Resources Common Stock contemplated to be issued and Related Funds contemplated to be paid pursuant to Sections 2.l(b), (c) and (e) out of the PFG Exchange Fund as promptly as practicable after the Effective Time. Except as contemplated by Section 2.2(f) hereof, the PFG Exchange Fund shall not be used for any other purpose.

               (b) Exchange Procedures. As promptly as practicable after the Effective Time, Resources shall cause the PFG Exchange Agent to mail to each registered holder of a PFG Certificate (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the PFG Certificates shall pass, only upon proper delivery of the PFG Certificates to the PFG Exchange Agent) and
     (ii) instructions for use in effecting the surrender of the PFG Certificates in exchange for certificates representing shares of Resources Common Stock and cash in lieu of any fractional shares. Upon surrender to the PFG Exchange Agent of a PFG Certificate for exchange, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such PFG Certificate shall be entitled to receive a certificate representing that number of whole shares of Resources Common Stock that such holder has the right to receive in respect of such PFG Certificate (after taking into account all PFG Common Stock then held by such holder), cash in lieu of any fractional shares of Resources Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). In the event of a transfer of ownership of PFG Common Stock or PFG Preferred Stock that is not registered in the transfer records of PFG, a certificate representing the proper number of shares of Resources Common Stock, cash in lieu of any fractional shares of Resources Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) may be issued to a transferee if the PFG Certificate representing such PFG Common Stock or PFG Preferred Stock is presented to the PFG Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
     Section 2.2, each PFG Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a certificate or certificates representing shares of Resources Common Stock, cash in lieu of any fractional shares of Resources Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
     Section 2.2(c).

               (c) Distributions with Respect to Unexchanged PFG Shares. No dividends or other distributions declared or made after the Effective Time with respect to Resources Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered PFG Certificates with respect to Resources Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such PFG Certificates shall surrender such PFG Certificates. Subject to the effect of escheat, tax or other applicable law, following surrender of any such PFG Certificates, there shall be paid to the holder of PFG Certificates representing whole shares of Resources Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Resources Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time with respect to such whole Resources Shares but unpaid because of such holder's failure to surrender such PFG Certificates, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Resources Shares.

               (d) No Further Rights in PFG Common Stock or PFG Preferred Stock. All shares of Resources Common Stock issued upon conversion of PFG Common Stock and PFG Preferred Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Sections 2.2(c) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such PFG Common Stock and PFG Preferred Stock.

               (e) No Fractional Shares. No fractional shares of Resources Common Stock will be issued to holders of PFG Certificates upon surrender for exchange of the PFG Certificates in connection with the Merger. In lieu thereof, Resources shall pay to such holders otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and the Resources Closing Market Price.

               (f) Termination of Exchange Fund. Any portion of the PFG Exchange Fund which remains undistributed to the former holders of PFG Certificates for three months after the Effective Time shall be delivered to Resources, upon demand, and any holders of PFG Certificates shall thereafter look only to Resources for Resources Common Stock, any cash in lieu of fractional shares of Resources Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Resources Common Stock to which they are entitled pursuant to Section 2.2(c). Any portion of the PFG Exchange Fund remaining unclaimed by holders of PFG Certificates as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Resources free and clear of any claims or interest of any person previously entitled thereto.

               (g) Adjustment of Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to the PFG Common Stock, PFG Preferred Stock or Resources Common Stock, any change or conversion of the PFG Common Stock, PFG Preferred Stock or Resources Common Stock into other securities or any other dividend or distribution with respect thereto other than cash dividends and distributions permitted under this Agreement (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio (collectively, the "PFG Exchange Ratio"), and all references to the PFG Exchange Ratio in this Agreement shall be deemed to be to such PFG Exchange Ratio as so adjusted.

               (h) No Liability. Neither Resources, Keystone nor the Surviving Corporation shall be liable to any holder of PFG Common Stock or PFG Preferred Stock for any such PFG Common Stock or PFG Preferred Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

               (i) Withholding Rights. Resources shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PFG Common Stock or PFG Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Resources, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PFG Common Stock or PFG Preferred Stock in respect of which such deduction and withholding was made by Resources.

               (j) Lost Certificates. If any PFG Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PFG Certificate to be lost, stolen or destroyed and, if required by Resources, the posting by such person of a bond, in such reasonable amount as Resources may direct, as indemnity against any claim that may be made against it with respect to such PFG Certificate, the PFG Exchange Agent will issue in exchange for such lost, stolen or destroyed PFG Certificate any Resources Common Stock, any cash in lieu of fractional shares of Resources Common Stock and any dividends or other distributions to which the holders thereof are entitled pursuant to this Section 2.2.

          Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of PFG shall be closed and there shall be no further registration of transfers of shares of PFG Common Stock or PFG Preferred Stock on the records of PFG. From and after the Effective Time, the holders of the PFG Certificates representing shares of PFG Common Stock or PFG Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of PFG Common Stock or PFG Preferred Stock represented thereby, except as otherwise provided herein or applicable law. On or after the Effective Time, any PFG Certificates presented to the PFG Exchange Agent or the Surviving Corporation for any reason shall be converted into the right to receive shares of Resources Common Stock, any cash in lieu of fractional shares of Resources Common Stock and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.

          Section 2.4 Stock Options. (a) PFG shall take all actions necessary to provide that, immediately prior to the Effective Time, each and every unexpired and unexercised option (each, a "PFG Option") that is outstanding immediately prior to the Effective Time, as listed in Section 2.4 of the PFG Disclosure Schedule (as defined below), whether or not then vested or exercisable, shall, effective as of the Effective Time and subject to any required consent of the option holder, be cancelled. In consideration therefor, all outstanding PFG Options as of the Effective Time shall be exchanged for such aggregate number of shares of Resources Common Stock, rounded up to the nearest whole number, as shall have a market value, calculated using the Resources Closing Market Price, equal the PFG Option Amount (as defined below). Resources shall take such necessary actions as may be required of it to implement the foregoing. As used in this Agreement, "PFG Option Amount" shall mean an amount equal to the product of (i) the number of shares of PFG Common Stock subject to all such PFG Options and (ii) the excess, if any, of the implied market value of the Common Stock Exchange Ratio at the close of business on the last business day prior to the Closing Date, over the exercise price per share of such PFG Options; provided, that this Section 2.4(a) shall not require any action that violates the rights of the optionee under the PFG Options or any agreements in respect thereof.

               (b) At the Effective Time, any shares of PFG Common Stock awarded as restricted stock of PFG shall be converted into Resources Common Stock in accordance with Section 2.1(b) hereof, subject to the same terms, conditions and restrictions as in effect with respect to such awards immediately prior to the Effective Time.

          Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares, if any, of PFG Common Stock that are issued and outstanding immediately prior to the Effective Time that are held by any shareholder who has not voted such shares in favor of the Merger and who shall have delivered a written notice of intention to demand payment of fair value of such shares in the manner provided in Section 1574 of the Corporation Law shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.1(b) unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to be paid fair value under the Corporation Law. If such holder shall have to failed to perfect or shall have effectively withdrawn or lost such right, his shares of PFG Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided in Section 2.1(b) without any interest thereon.


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES
                         OF RESOURCES AND KEYSTONE

          Resources and Keystone each hereby represents and warrants to PFG that:

          Section 3.1 Organization and Qualification; Subsidiaries. Resources and each subsidiary of Resources, including without limitation Keystone (collectively, the "Resources subsidiaries"), has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect (as defined below) or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone.
     Resources and each of the Resources subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone. Section 3.1 of the Resources Disclosure Schedule (as defined below) sets forth a correct list of the Resources subsidiaries and the percentage, as of the date of this Agreement, of the total equity interests and total voting power owned by Resources or a Resources subsidiary (identifying such owner) in each Resources subsidiary. For purposes of this Agreement, "Resources Material Adverse Effect" means any change in or effect on the business of Resources and the Resources subsidiaries that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Resources and the Resources subsidiaries taken as a whole. Except for the Resources subsidiaries and the equity interests disclosed in Section 3.1 of the Resources Disclosure Schedule, neither Resources nor any Resources subsidiary owns any equity interest in any person as of the date of this Agreement.

          Section 3.2 Articles of Incorporation and By-Laws. The copies of Resources' Articles of Incorporation and By-Laws that are referenced as exhibits to Resources' Form 10-K for the year ended December 31, 1996 are complete and correct copies thereof. Such Articles of Incorporation and By-Laws are in full force and effect.

          Section 3.3 Capitalization. The authorized capital stock of Resources consists of (a) 390,000,000 shares of Resources Common Stock, and (b) 10,000,000 shares of preferred stock, $.01 par value (the "Resources Preferred Stock"). As of June 10, 1997, (i) 164,360,072 shares of Resources Common Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable, (ii) no shares of Resources Common Stock were held in the treasury of Resources or by Resources subsidiaries, (iii) 3,148,977 shares of Resources Common Stock were reserved for issuance pursuant to the Resources Incentive Plans (as defined below) and the Resources Dividend Reinvestment Plan ("Resources DRIP"), and (iv) no shares of Resources Preferred Stock were issued and outstanding. Since June 10, 1997 to the date hereof, no shares of Resources Common Stock have been issued, except those reserved for issuance as of such date pursuant to the Resources Incentive Plans or the Resources DRIP. Except as disclosed in Section 3.3 of the Resources Disclosure Schedule or in any Resources Reports (as defined below) filed with the Securities and Exchange Commission (the "SEC") in 1997 as Form 10-K or Form 10-Q or proxy statement, as of the date hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Resources is a party or by which Resources is bound relating to the issued or unissued capital stock of Resources or any Resources subsidiary or obligating Resources or any Resources subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Resources or any Resources subsidiary. All shares of Resources Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Resources or any Resources subsidiary to repurchase, redeem or otherwise acquire any shares of Resources Common Stock or any capital stock of any Resources subsidiary. Each outstanding share of capital stock of each Resources subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Resources or another Resources subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Resources' or such other Resources subsidiary's voting rights, pledges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Resources Material Adverse Effect. As used in this Agreement, "Resources Incentive Plans" means, collectively, the Amended and Restated Employee Stock Ownership Plan dated October 26, 1988, as amended, the Incentive Compensation Plan and the Directors Deferred Compensation Plan.

          Section 3.4 Authority Relative to This Agreement. Each of Resources and Keystone has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by such party. The execution and delivery of this Agreement by Resources and Keystone and the consummation by Resources and Keystone of such transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Resources or Keystone are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by Resources and Keystone and constitutes a legal, valid and binding obligation of Resources and Keystone, enforceable against Resources and Keystone in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). No vote of holders of Resources Common Stock is necessary to approve the issuance of the shares of Resources Common Stock in the Merger.

          Section 3.5  No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Resources and Keystone do not, and the performance of this Agreement by Resources and Keystone will not, (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Resources or any equivalent organizational documents of any Resources subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in
     Section 3.5(b) have been made, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "law" as such term is used throughout this Agreement) applicable to Resources or any Resources subsidiary or by which any property or asset of Resources or any Resources subsidiary is bound or affected, or (iii) subject to obtaining any third party consents set forth in Section 3.5(a) of the Resources Disclosure Schedule, result in any breach of, loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Resources or any Resources subsidiary pursuant to, or require the consent of any other party to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, failure to obtain consents, or other occurrences which would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone.

               (b) Except as set forth in Section 3.5(b) of the Resources Disclosure Schedule, the execution and delivery of this Agreement by Resources and Keystone do not, and the performance of this Agreement by Resources and Keystone will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority ("Governmental Entity"), including under or pursuant to (i) the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), (iii) state securities laws, (iv) state utility laws, rules and regulations, (v) the NYSE rules, (vi) state takeover laws, (vii) pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (vii) the Public Utility Holding Company Act of 1935, as amended (together with the rules and regulations promulgated thereunder, "PUHCA"), except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) prevent or materially delay the performance of this Agreement by Resources or Keystone or (B) have a Resources Material Adverse Effect.

          Section 3.6 Permits; Compliance. Each of Resources and the Resources subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Resources or any Resources subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Resources Permits"), except where the failure to have, or the suspension or cancellation of, any of the Resources Permits would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone, and, as of the date of this Agreement, no suspension or cancellation of any of the Resources Permits is pending or, to the actual knowledge of the executive officers of Resources, threatened, except where the failure so to have, or the suspension or cancellation of, any of the Resources Permits would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone. Neither Resources nor any Resources subsidiary is, to the best of Resource's knowledge, in conflict with, or in default or violation of, (i) any law applicable to Resources or any Resources subsidiary or by which any property or asset of Resources or any Resources subsidiary is bound or affected or (ii) any Resources Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or
     (B) prevent or materially delay the performance of this Agreement by Resources or Keystone.

          Section 3.7 SEC Filings; Financial Statements. (a) Resources and the Resources subsidiaries have filed all forms, reports and documents required to be filed by them under applicable law or NYSE rules, including filings with the Federal Energy Regulatory Commission ("FERC"), the Pennsylvania Public Utility Commission ("PUC"), the SEC and NYSE, since January 1, 1994 through the date of this Agreement (collectively, the "Resources Reports"), except for such filings which would not have a Resources Material Adverse Effect. The Resources Reports
     (i) were prepared in accordance with the requirements of the Exchange Act, PUHCA and other applicable law and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for matters which would not reasonably be expected to have a Resources Material Adverse Effect.

               (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Resources Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Resources and the consolidated Resources subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Resources Material Adverse Effect).

               (c) Except as and to the extent set forth in the consolidated balance sheet of Resources and the consolidated Resources subsidiaries as of December 31, 1996, including the notes thereto, neither Resources nor any Resources subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that would not, individually or in the aggregate, (A) have a Resources Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Resources or Keystone.

          Section 3.8 Absence of Certain Changes or Events. Since January 1, 1997, except as set forth in Section 3.8 of the Resources Disclosure Schedule, Resources and the Resources subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Resources Material Adverse Effect, (b) any event that would reasonably be expected to prevent or materially delay the performance of this Agreement by Resources or Keystone, or (c) any damage, destruction or loss (whether or not covered by insurance) to any of the assets or properties of Resources or any of the Resources subsidiaries that individually or in the aggregate is reasonably likely to have a Resources Material Adverse Effect.

          Section 3.9 Continuity of Business Enterprise. Resources intends that PFG should continue at least one significant historic business line of PFG, or use at least a significant portion of PFG's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

          Section 3.10 Pooling of Interests. As of the date hereof, Resources believes that the Merger will qualify as a pooling of interests for accounting purposes.


                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PFG

          PFG hereby represents and warrants to Resources and Keystone that:

          Section 4.1 Organization and Qualification; Subsidiaries. PFG and each subsidiary of PFG (the "PFG subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect (as defined below) or (B) prevent or materially delay the performance of this Agreement by PFG. PFG and each of the PFG subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG. Section 4.1 of the PFG Disclosure Schedule sets forth a correct list of the PFG subsidiaries and the percentage, as of the date of this Agreement, of the total equity interests and total voting power owned by PFG or a PFG subsidiary (identifying such owner) in each PFG subsidiary. For purposes of this Agreement, "PFG Material Adverse Effect" means any change in or effect on the business of PFG and the PFG subsidiaries that is or is reasonably likely to be materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of PFG and the PFG subsidiaries taken as a whole. Except for the PFG subsidiaries and the equity interests disclosed in Section 4.1 of the PFG Disclosure Schedule, neither PFG nor any PFG subsidiary owns any equity interest in any person as of the date of this Agreement.

          Section 4.2 Articles of Incorporation, By-Laws and Shareholders Agreement. Prior to the date of this Agreement, PFG has furnished to Resources complete and correct copies of PFG's Articles of Incorporation and By-Laws and Shareholders Agreement. Such Articles of Incorporation and By-Laws and Shareholders Agreement are in full force and effect.

          Section 4.3 Capitalization. The authorized capital stock of PFG consists of (a) 2,000,000 shares of PFG Common Stock, $1.00 par value, (b) 500,000 shares of preferred stock, no par value ("PFG No Par Stock"), and (c) 2,000,000 shares of PFG $1.40 Cumulative Preferred Stock ("PFG Preferred Stock"). As of the date of this Agreement, (i) 717,583 shares of PFG Common Stock (including any restricted shares) were issued and outstanding, all of which are validly issued and fully paid and nonassessable,
     (ii) no shares of PFG Common Stock were held in the treasury of PFG or by PFG subsidiaries, (iii) 14,350 shares of PFG Common Stock were reserved for issuance upon the exercise of current stock options, (iv) 717,583 shares of PFG Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (v) no shares of PFG No Par Stock were issued and outstanding. Except for agreements entered into concerning an exchange or conversion of PFG Preferred Stock for or into PFG Common Stock as contemplated by Section 2.1(c) and stock options described in Section 4.3 of the PFG Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which PFG is a party or by which PFG is bound relating to the issued or unissued capital stock of PFG or any PFG subsidiary or obligating PFG or any PFG subsidiary to issue or sell any shares of capital stock of or other equity interests in, PFG or any PFG subsidiary. All shares of PFG Common Stock reserved for issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. Except as to the PFG Preferred Stock and PFG Options, there are no outstanding contractual obligations of PFG or any PFG subsidiary to redeem or otherwise acquire any PFG shares or any capital stock of any PFG subsidiary. Each outstanding share of capital stock of each PFG subsidiary is validly issued, fully paid and nonassessable and each such share owned by PFG or another PFG subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on PFG's or such other PFG subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a PFG Material Adverse Effect. There are no material outstanding contractual obligations of PFG or any PFG subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in, any PFG subsidiary or any other person, other than guarantees by PFG of any indebtedness of any PFG subsidiary and as described in Section 4.3 of the PFG Disclosure Schedule. Neither PFG nor any PFG subsidiary owns any Resources Common Stock.

          Section 4.4 Authority Relative to This Agreement. PFG has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by PFG. Except for approval and adoption by PFG's shareholders of the Merger and this Agreement in accordance with applicable law and PFG's Articles of Incorporation and By-Laws, which approval and adoption is the subject of the Voting Agreement, and except for approval by the holders of PFG Preferred Stock required for the redemption of such PFG Preferred Stock, the execution and delivery of this Agreement by PFG and the consummation by PFG of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PFG are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by PFG and constitutes a legal, valid and binding obligation of PFG, enforceable against PFG in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 4.5  No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by PFG does not, and the performance of this Agreement by PFG will not, (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of PFG or any equivalent organizational documents of any PFG subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(a) of the PFG Disclosure Schedule have been obtained and all filings described in Section 4.5(b) of the PFG Disclosure Schedule have been made, conflict with or violate any law applicable to PFG or any PFG subsidiary or by which any property or asset of PFG or any PFG subsidiary is bound or affected, or
     (iii) subject to obtaining any third party consents set forth in
     Section 4.5(a) of the PFG Disclosure Schedule (such consents being hereinafter referred to as the "PFG Required Consents"), result in any breach of, loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of PFG or any PFG subsidiary pursuant to, or require the consent of any other party to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to-clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, failure to obtain consent, or other occurrences which would not, individually or in the aggregate,
     (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG.

               (b) Except as set forth on Section 4.5(b) of the PFG Disclosure Schedule, the execution and delivery of this Agreement by PFG do not, and the performance of this Agreement by PFG will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, including under or pursuant to (i) the Exchange Act, (ii) the Securities Act, (iii) state securities laws, (iv) state utility laws, rules and regulations, (v) NYSE rules, (vi) state takeover laws, (vii) pre-merger notification requirements of the HSR Act, and (vii) PUHCA, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, (A) prevent or materially delay the performance of this Agreement by PFG or (B) have a PFG Material Adverse Effect.

          Section 4.6 Permits; Compliance. PFG and each of the PFG subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for PFG or any PFG subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "PFG Permits"), except where the failure to have, or the suspension or cancellation of any of the PFG Permits would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG, and, as of the date of this Agreement, no suspension or cancellation of, any of the PFG Permits is pending or, to the actual knowledge of the executive officers of PFG, threatened, except where the failure to have, or the suspension or cancellation of, any of the PFG Permits would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG. Neither PFG nor any PFG subsidiary is, to the best of PFG's knowledge, in conflict with, or in default or violation of, (i) any law applicable to PFG or any PFG subsidiary or by which any property or asset of PFG or any PFG subsidiary is bound or affected or (ii) any PFG Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG.

          Section 4.7 Filings; Financial Statements. (a) PFG has filed all forms, reports and documents required to be filed by it under applicable law, including all filings with FERC, the PUC, the Maryland Public Service Commission and the SEC, since January 1, 1994 through the date of this Agreement (collectively, the "PFG Reports"), except for such filings which would not have a PFG Material Adverse Effect. The PFG Reports (i) were prepared in accordance with applicable law, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for matters which would not reasonably be expected to have a PFG Material Adverse Effect. Neither PFG nor any PFG subsidiary is subject to the periodic reporting requirements of the Exchange Act. The PFG capital stock is not registered or required to be registered under the Exchange Act.

               (b) Each of the consolidated financial statements (including, in each case, any notes thereto) which PFG has made available to Resources was prepared in accordance with GAAP, in each case applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of PFG and the consolidated PFG subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a PFG Material Adverse Effect).

               (c) Except as and to the extent set forth on the consolidated balance sheet of PFG and the consolidated PFG subsidiaries as of December 31, 1996, including the notes thereto, neither PFG nor any of the PFG subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1996 that would not, individually or in the aggregate, (A) have a PFG Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by PFG.

          Section 4.8 Absence of Certain Changes or Events. Since January 1, 1997, except as contemplated by or as disclosed in
     Section 4.8 of the PFG Disclosure Schedule, PFG and the PFG subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any PFG Material Adverse Effect, (b) any event that would reasonably be expected to prevent or materially delay the performance of this Agreement by PFG, (c) any material change by PFG in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend or distribution in respect of the PFG capital stock or any redemption, purchase or other acquisition of any of PFG's securities, (e) any increase in the compensation or benefits of or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of PFG or any PFG subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable law, or (f) any damage, destruction or loss (whether or not covered by insurance) to any of the assets or properties of PFG or any of the PFG subsidiaries that individually or in the aggregate is reasonably likely to have a PFG Material Adverse Effect.

          Section 4.9  Employee Benefit Plans; Labor Matters.

               (a) Section 4.9(a) of the PFG Disclosure Schedule, contains a true and complete list of each deferred compensation, incentive compensation, equity compensation plan, and "welfare" plan, fund or program (within the meaning of SECTION 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of SECTION 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by PFG or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with PFG would be deemed a "single employer" within the meaning of SECTION 4001(b) of ERISA, or to which PFG or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee, former employee, director or former director of PFG, or any of the predecessors of such companies (the "PFG Plans").

               (b) With respect to each PFG Plan, PFG has heretofore delivered or made available to Resources and Keystone true and complete copies of each of the PFG Plans and any amendments thereto (or if the PFG Plan is not a written plan, a description thereof), any related trust or other funding vehicle, the latest version of any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each PFG Plan intended to qualify under Code SECTION 401.

               (c) Except as set forth in Section 4.9(c) of the PFG Disclosure Schedule, no liability under Title IV or SECTION 302 of ERISA has been incurred by PFG or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to PFG, or any of its ERISA Affiliates, of incurring any such liability, other than (i) liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) or (ii) liabilities which would not have a PFG Material Adverse Effect.

               (d) Except as set forth in Section 4.9(d) of the PFG Disclosure Schedule, with respect to each PFG Plan subject to Title IV of ERISA (each, a "PFG Title IV Plan"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

               (e) Except as set forth in Section 4.9(e) of the PFG Disclosure Schedule, no PFG Title IV Plan is a "multiemployer pension plan," as defined in SECTION 3(37) of ERISA, nor is any PFG Title IV Plan a plan described in SECTION 4063(a) of ERISA. If any PFG Title IV Plan is a "multiemployer pension plan," to the best of PFG's knowledge the aggregate withdrawal liability of PFG and its ERISA affiliates, computed as if a complete withdrawal by PFG and its ERISA affiliates had occurred under each such PFG Plan on the date hereof, would not result in a PFG Material Adverse Effect.

               (f) Each PFG Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not have a PFG Material Adverse Effect.

               (g) Except as set forth in Section 4.9(g) of the PFG Disclosure Schedule, each PFG Plan intended to be "qualified" within the meaning of SECTION 401(a) of the Code has received a favorable IRS determination letter with respect to such qualifications.

               (h) Except as set forth in Section 4.9(h) of the PFG Disclosure Schedule, no PFG Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of PFG or any PFG subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
     (iii) benefits the full cost of which (based on COBRA rates for medical benefits) is borne by the current or former employee (or his beneficiary).

               (i) Except as set forth in Section 4.9(i) of the PFG Disclosure Schedule, there are no pending or, to the best of PFG's knowledge, threatened claims by or on behalf of any PFG Plan, by any employee, beneficiary or alternate payee covered under any such PFG Plan, or otherwise involving any such PFG Plan (other than routine claims for benefits) against PFG that would have a PFG Material Adverse Effect.

               (j) Except as set forth in Section 4.9(j) of the PFG Disclosure Schedule, (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from PFG or any of the PFG subsidiaries to any officer, employee, former employee, partner, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any PFG Plan being established or becoming accelerated, vested or payable and (ii) neither PFG nor any of the PFG subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director, partner or employee, (B) any consulting contract with any person who prior to entering into such contract was a director, partner or officer of PFG or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

               (k)  As of the date hereof, except as set forth in
     Section 4.9(k) of the PFG Disclosure Schedule, neither PFG nor any of the PFG subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as set forth in Section 4.9(k) of the PFG Disclosure Schedule, to the best knowledge of PFG, as of the date hereof, there is no current union representation question involving employees of PFG or any of the PFG subsidiaries, nor does PFG know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in Section 4.9(k) of the PFG Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other complaint against PFG or the PFG subsidiaries pending, or to the best knowledge of PFG, threatened, which has or reasonably may be expected by PFG to have a PFG Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the best knowledge of PFG, threatened, against or involving PFG or any of the PFG subsidiaries which has or, insofar as reasonably can be foreseen, would have, a PFG Material Adverse Effect and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of PFG, threatened, in respect of which any director, officer, partner, employee or agent of PFG or any of the PFG subsidiaries is or may be entitled to claim indemnification from PFG or any of the PFG subsidiaries pursuant to their respective governing documents or as provided in the indemnification agreements listed in Section 4.9(k) of the PFG Disclosure Schedule which would result in a PFG Material Adverse Effect.

          Section 4.10  Properties; No Liens.  Except as stated in
     Section 4.10 of the PFG Disclosure Schedule, PFG and/or the PFG subsidiaries have sufficient title to, or valid leasehold interests in, all real property owned or leased by them to permit the operation of their business as a whole substantially as such business has been operated heretofore without a PFG Material Adverse Effect. None of such properties or any other assets of PFG or any PFG subsidiary (whether real or personal) is subject to any liens, except for (i) liens otherwise disclosed in Section
     4.10 of the PFG Disclosure Schedule, (ii) liens for current taxes not yet due and payable or delinquent, (iii) mechanics', carriers', workmen's and similar liens arising in the ordinary course of business in respect of amounts that are not yet due and payable or are being disputed in good faith, (iv) lessors' liens with respect to property leased by PFG or the PFG subsidiaries and (v) liens that do not individually or in the aggregate materially affect the marketability or insurability of the property and do not materially impair the use of such property of PFG and the PFG subsidiaries taken as a whole.

          Section 4.11  Contracts; Debt Instruments.  Set forth in
     Section 4.11 of the PFG Disclosure Schedule is a list, as of the date of this Agreement, of (i) each executory contract that requires the expenditure by PFG or any of the PFG subsidiaries of more than $300,000 in any given fiscal year or $500,000 in the aggregate (collectively, "PFG Material Contracts"). As of the date of this Agreement, other than the PFG Material Contracts, as disclosed in Section 4.11 of the PFG Disclosure Schedule or as specifically listed in the PFG Reports, neither PFG nor any PFG subsidiary is a party to any contract, agreement, letter of intent or similar instrument that (i) is not cancellable without penalty by PFG or such PFG subsidiary upon thirty (30) or fewer days' notice and (ii) requires the expenditure by PFG or such PFG subsidiary of more than $300,000 per annum or $500,000 in the aggregate or the provisions of goods or services by PFG for consideration of more than $300,000 per annum or $500,000 in the aggregate. Each PFG Material Contract and each contract listed in Section 4.11 of the PFG Disclosure Schedule pursuant to this Section to which PFG or any PFG subsidiary is a party is a valid and binding agreement of PFG or such PFG subsidiary party thereto, and is enforceable in accordance with its terms except to the extent enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether considered in a proceeding of law or equity), and is in full force and effect to the best knowledge of PFG. To the best knowledge of PFG, neither PFG nor any PFG subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any PFG Material Contract, loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a PFG Material Adverse Effect.

          Section 4.12  Litigation.  Except as disclosed in Section
     4.12 of the PFG Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PFG, threatened, nor are there, to the knowledge of PFG, any investigations or reviews pending or threatened against, relating to or affecting PFG, or any PFG subsidiary, that would have a PFG Material Adverse Effect, (ii) there have not been any developments since January 1, 1997 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews that would have a PFG Material Adverse Effect and (iii) there are no judgments, decrees, injunctions, rules or orders (other than rules or orders of general effect in PFG's industry) of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to PFG or any PFG subsidiary, which would have a PFG Material Adverse Effect.

          Section 4.13  Environmental Matters.

               (a) Compliance. Except as set forth in Section 4.13(a) of the PFG Disclosure Schedule, PFG and each of the PFG subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined) except for noncompliance that would not have a PFG Material Adverse Effect. Except as set forth in
     Section 4.13(a) of the PFG Disclosure Schedule, and except for matters that have been fully resolved, neither PFG, nor any PFG subsidiary, has received any written communication from any person or Governmental Entity that alleges that PFG or any PFG subsidiary is not in such compliance with applicable Environmental Laws (as defined below) where such noncompliance would have a PFG Material Adverse Effect.

               (b)  Environmental Permits.  Except as set forth in
     Section 4.13(b) of the PFG Disclosure Schedule, each of PFG and the PFG subsidiaries has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and PFG and each PFG subsidiary are in material compliance with all terms and conditions of the Environmental Permits except where the absence of such permits or such noncompliance would not have a PFG Material Adverse Effect.

               (c)  Environmental Claims.  Except as set forth in
     Section 4.13(c) of the PFG Disclosure Schedule, there is no Environmental Claim (as hereinafter defined) pending or, to the best of PFG's knowledge, threatened (i) against PFG or any PFG subsidiary, (ii) against any person or entity whose liability for any Environmental Claim PFG or any PFG subsidiary has or may have retained or assumed either contractually or by operation of law or (iii) against or concerning any real or personal property or operations which PFG or any PFG subsidiary owns, leases or manages, in whole or in part which, if adversely determined, would have a PFG Material Adverse Effect.

               (d) Release. Except as set forth in Sections 4.13(c) or (d) of the PFG Disclosure Schedule, and except Releases (as hereinafter defined) of Hazardous Materials (as hereinafter defined) the liability for which would not reasonably be likely to have a PFG Material Adverse Effect, neither PFG nor any PFG subsidiary has knowledge of the presence of any Releases of any Hazardous Material that has occurred on any of the properties owned, leased or occupied by PFG or its subsidiaries or any predecessor of PFG or its subsidiaries which requires investigation, assessment, monitoring, remediation or cleanup under Environmental Laws.

               (e) Disclosure. PFG has disclosed to Resources and Keystone all material facts that PFG reasonably believes form the basis of a PFG Material Adverse Effect arising from the cost of pollution control equipment currently required or known to be required in the future, current remediation costs or remediation costs known to be required in the future, or any other environmental matter affecting PFG or its subsidiaries that would have a PFG Material Adverse Effect. To the best of its knowledge, PFG has delivered to Resources prior to the date hereof copies of each environmental investigation, study, audit test, review or other analysis (including all Phase I environmental assessments) conducted of the properties or operations of PFG and its subsidiaries within the last five years.

               (f) Environmental Assessment. Resources shall have the right at any time up to ninety (90) days prior to the Closing Date, at its own risk and expense, to conduct or have conducted an environmental assessment of the properties of PFG and its subsidiaries ("Properties") and shall provide the results of any such environmental assessment to PFG. PFG will provide Resources (or its contractor) with reasonable access to the Properties to conduct the environmental assessment, provided that Resources or its contractor complies with PFG's safety and industrial hygiene procedures. Not later than ninety (90) days prior to the Closing Date, Resources shall advise PFG of any material environmental conditions of the Properties that Resources finds unacceptable. For the purpose of this Section 4.13(f), such conditions shall be "material" only if such conditions will cost in excess of $1,000,000 in the aggregate to cure or remedy, such conditions have not on or before the date of this Agreement been disclosed to Resources by PFG, such conditions are not the subject of agreements which have been disclosed to Resources between PFG and a responsible Governmental Entity, the cure or remedy costs for such conditions would not reasonably be expected to be recoverable through PFG's rates, and such conditions are unacceptable because, excluding the plugging of abandoned wells, removal and disposal of in-service equipment and waste, byproducts and other materials generated in the course of operations and not released onto the Properties, and similar matters encountered in the ordinary course of operations in the business of PFG on and after the date of the Agreement, such conditions are subject to remediation, now or in the future, under Environmental Laws, or because they create or would create with notice or the passage of time or both, liability under Environmental Laws, which remediation or liability would have a PFG Material Adverse Effect.

               (g)  As used in this Agreement:

                    (i)  "Environmental Claim" means any and all
     administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, proceedings or notices by any Governmental Entity or other person alleging in writing violations of or liability under Environmental Laws, or demanding remediation of conditions which, with notice, the passage of time, or both would constitute violations of Environmental Laws, arising out of, based on or resulting from (a) the presence, Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by PFG or any subsidiary or joint venture of PFG or
     (b) circumstances forming the basis of any violation of any Environmental Law.

                    (ii) "Environmental Laws" means all federal, state, and local laws, rules and regulations, judgments or final orders as in effect on the date of this Agreement relating to pollution or protection of human health or the environment or Releases or threatened Releases of Hazardous Materials, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including, without limitation, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the National Environmental Policy Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act, the Outer Continental Shelf Act, the Superfund Amendments and Reauthorization Act, the Rivers and Harbors Act, and the Toxic Substances Control Act, all as amended through the Effective Date; (b) any toxic tort cause of action of any kind whatsoever arising from or relating to Hazardous Materials, or the alleged emission, Release or discharge of Hazardous Materials into ambient air, surface water, ground water, or soil; and (c) any other law or regulation relating to Hazardous Materials, or the emission, Release, or discharge of Hazardous Materials into ambient air, surface water, ground water, or soil.

                    (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which PFG or any subsidiary or joint venture of PFG operates (for purposes of this Section 4.13).

                    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 4.14 Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the conditions giving rise to such inaccuracy), individually or in the aggregate, would not have a PFG Material Adverse Effect, to the best knowledge of PFG, each of PFG and the PFG subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of PFG and the PFG subsidiaries as currently conducted or as contemplated to be conducted, and PFG has no knowledge of any assertion or claim challenging the validity of any of the foregoing. To the best knowledge of PFG, the conduct of the business of PFG and the PFG subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, would have a PFG Material Adverse Effect. To the best knowledge of PFG, there are no infringements of any proprietary rights owned by or licensed by or to PFG or any PFG subsidiary that, individually or in the aggregate, would have a PFG Material Adverse Effect.

          Section 4.15 Taxes. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes PFG or any PFG subsidiary.

               (a) Filing of Timely Tax Returns. Except as set forth in Section 4.15(a) of the PFG Disclosure Schedule, PFG and each PFG subsidiary has filed all Tax Returns required to be filed by each of them under applicable law, except where any failure to file or pay any Tax attributable thereto would not have a PFG Material Adverse Effect. All Tax Returns were in all material respects (and, as to Tax Returns due on or before the Effective Time but not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis and in a manner prescribed by law, except where any failure would not have a PFG Material Adverse Effect.

               (b) Payment of Taxes. PFG and each PFG subsidiary has, within the time and in the manner prescribed by law, paid (and until the Effective Time will pay within the time and in the manner prescribed by law) all Taxes that are shown in their Tax Returns as currently due and payable.

               (c) Tax Reserves. PFG and the PFG subsidiaries have established (and until the Effective Time will maintain) on their books and records reserves for all Taxes and deferred income taxes in accordance with GAAP.

               (d) Tax Liens. There are no Tax liens upon the assets of PFG or any of the PFG subsidiaries except liens for Taxes not yet due.

               (e) Withholding Taxes. PFG and each of the PFG subsidiaries have complied (and until the Effective Time will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code SECTIONSECTION 1441 through 1464, 3401 through 3406, and 6041 and 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required, except for non-compliance or withholding failures that would not have a PFG Material Adverse Effect. Except as set forth in Section 4.15(e) of the PFG Disclosure Schedule, to the best of PFG's knowledge, PFG and each of PFG's subsidiaries have complied in all respects with the foregoing withholding and reporting requirements.

               (f)  Extensions of Time for Filing Tax Returns.
     Neither PFG nor any PFG subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, except as to the 1996 year.

               (g) Waivers of Statute of Limitations. Neither PFG nor any PFG subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, except for waivers or consents previously executed for Tax periods as to which the applicable statute of limitations has, notwithstanding such waivers or consents, expired.

               (h) No Outstanding Deficiency. No Deficiency for any Taxes has been proposed, asserted or assessed against PFG or any PFG subsidiary that has not been fully resolved and there is no outstanding amount payable by PFG or any PFG subsidiary with respect to any such deficiency that has not been previously paid.

               (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of PFG or any PFG subsidiary.

               (j)  Powers of Attorney.  Except as disclosed in
     Section 4.15(j) of the PFG Disclosure Schedule, no power of attorney currently in force has been granted by PFG or any PFG subsidiary concerning any Tax matter.

               (k) Tax Rulings. Except as disclosed in Section 4.15(k) of the PFG Disclosure Schedule, neither PFG nor any PFG subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing PFG Material Adverse Effect after the Effective Time. "Tax Ruling", as used in this Agreement shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

               (l) Availability of Tax Returns. PFG and the PFG subsidiaries have made available to Resources and Keystone complete and accurate copies of (i) all federal and state income Tax Returns, and any amendments thereto, filed by PFG or any of the PFG subsidiaries since January 1, 1995, (ii) all audit reports received from any taxing authority relating to any federal and state income Tax Return filed by PFG or any of the PFG subsidiaries since January 1, 1995 and (iii) any Closing Agreements with respect to federal and state income taxes entered into by PFG or any of the PFG subsidiaries with any taxing authority since January 1, 1995.

               (m)  Tax Sharing Agreements.  Except as disclosed in
     Section 4.15(m) of the PFG Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among PFG and any of the PFG subsidiaries.

               (n) Code SECTION 168. No property of PFG or any of the PFG subsidiaries is property that PFG or any PFG subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code
     SECTION 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code SECTION 168 which would result in a PFG Material Adverse Effect.

               (o) Code SECTION 481 Adjustments. Except as set forth in Section 4.15(o) of the PFG Disclosure Schedule, neither PFG nor any of the PFG subsidiaries is required to include in income any adjustment pursuant to Code SECTION 481(a) by reason of a voluntary change in accounting method initiated since January 1, 1993, by PFG or any of the PFG subsidiaries, and to the best knowledge of PFG, the IRS has not proposed any adjustments since January 1, 1993, pursuant to Code SECTION 481 or any change in accounting method.

               (p) Code SECTION 6662. All transactions that could give rise to an understatement of federal income tax (within the meaning of Code SECTION 6662) that could reasonably be expected to result in a PFG Material Adverse Effect have been adequately disclosed on the Tax Returns of PFG and the PFG subsidiaries in accordance with Code SECTION 6662(d)(2)(B) for Tax Returns filed after December 31, 1989.

               (q)  Acquisition Indebtedness.  Except as set forth in
     Section 4.15(q) of the PFG Disclosure Schedule, no indebtedness of PFG or any of the PFG subsidiaries is "corporate acquisition indebtedness" within the meaning of Code SECTION 279(b), except as would not have a PFG Material Adverse Effect.

               (r)  Intercompany Transactions.  Except as set forth in
     Section 4.15(r) of the PFG Disclosure Schedule, neither PFG nor any of the PFG subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations SECTION 1.1502-13 or deferred intercompany transactions (within the meaning of Treasury Regulations SECTION 1.1502-13 prior to amendment in T.D. 8597) for which any income remains unrecognized as of the close of the last taxable year prior to the Effective Time, except as would not have a PFG Material Adverse Effect if such income were recognized currently.

               (s) Code SECTION 280G. Except as set forth in Section 4.15(s) of the PFG Disclosure Schedule, neither PFG nor any of the PFG subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code SECTION 280G.

               (t) Code SECTION 1502. Except as set forth in Section 4.15(t) of the PFG Disclosure Schedule, there are no excess loss accounts among PFG and any of the PFG Subsidiaries under the consolidated return regulations promulgated under Code SECTION 1502.

               (u) Tax-Free Reorganization. PFG is not aware of any reason why the Merger, if consummated as of the date hereof, would not be treated as a tax-free reorganization under Code
     SECTION 368(a).

          Section 4.16 Broker. No broker, finder or investment banker (other than First Union Capital Markets Group ("First Union")) is entitled to any brokerage, finders or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of PFG. PFG has heretofore made available to Resources a complete and correct copy (or adequate summaries of the material terms) of all agreements between PFG and First Union pursuant to which such firm would be entitled to any payment relating to the Merger.

          Section 4.17 Insurance. Each of PFG and the PFG subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such types of risks as are set forth in Section 4.17 of the PFG Disclosure Schedule. Except as set forth in Section 4.17 of the PFG Disclosure Schedule, neither PFG nor the PFG subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of PFG or the PFG subsidiaries.

          Section 4.18 Opinion of Financial Advisor. PFG has received the opinion of First Union, to the effect that, as of the date thereof, the number of shares of Resources Common Stock to be received pursuant to the Common Stock Exchange Ratio by the holders of shares of PFG Common Stock in connection with the Merger is fair to such holders from a financial point of view. PFG has provided a true and correct copy of such opinion to Resources.

          Section 4.19 Assets. Subject to ordinary wear and tear and subject to scheduled or necessary repairs or replacements in the ordinary course of business, all material assets of PFG and each of the PFG subsidiaries are in good operating condition and repair.

          Section 4.20 Pooling of Interests. As of the date hereof, PFG believes that the Merger will qualify as a pooling of interests for accounting purposes.


                                 ARTICLE V

                                 COVENANTS

          Section 5.1 Conduct of Business by PFG Pending the Closing. After the date hereof and prior to the Effective Time, PFG agrees as to itself and the PFG subsidiaries, except as expressly contemplated, required or permitted in this Agreement (including, without limitation, the implementation of Section 2.4 hereof, the redemption of the PFG Preferred Stock as provided in Section 2.1(c)(ii) hereof, or in connection with any merger of PFG and its subsidiaries contemplated in this Agreement) or to the extent Resources shall otherwise consent in writing, that:

               (a) Ordinary Course of Business. PFG shall, and shall cause each of the PFG subsidiaries to, carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve substantially intact its present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, its present management and workforce. Except as set forth in Section 5.1(a) of the PFG Disclosure Schedule, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, enter into a new line of business involving any investment of assets or resources in excess of $100,000 by PFG and the PFG subsidiaries taken as a whole.

               (b)  Dividends; Changes in Stock.   PFG shall not, nor
     shall PFG permit any of the PFG subsidiaries to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock other than to PFG or its wholly-owned subsidiaries and other than cash dividends paid in accordance with PFG's current practice as described in Section 5.1(b) of the PFG Disclosure Schedule, provided, that, in the event the Effective Time does not occur by November 1, 1998, and to the extent that PFG and Resources have obtained by such date appropriate relief from the SEC (which each of PFG and Resources shall use reasonable efforts to obtain) to the effect that the payment of any such PFG Incremental Dividends (as defined below) would not prevent the Merger from being accounted as a pooling-of-interests (the "SEC Dividend Relief"), PFG may thereafter increase its dividend payout ratio in respect of the PFG Common Stock to the same level as the Resources dividend payout ratio in respect of the Resources Common Stock (as calculated for the immediately preceding quarter), with respect to earnings of PFG attributable to periods after November 1, 1998 (the amount of any such dividends over and above PFG's then current dividends being referred to herein as the "PFG Incremental Dividends"); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock.

               (c)  Issuance of Securities.  Except as contemplated by
     Section 2.1(c) of this Agreement, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

               (d)  Governing Documents.  Except as set forth in
     Section 5.1(d) of the PFG Disclosure Schedule, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, amend or propose to amend its respective Articles of Incorporation and By-Laws, or agree to amend the Shareholders Agreement.

               (e) No Acquisitions. Except as set forth in Section 5.1(e) of the PFG Disclosure Schedule, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, expend, or make commitments to expend more than $100,000 in the aggregate to acquire, or in connection with public proposals to acquire, or agreements to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire a material amount of assets, other than in the ordinary course of business consistent with past practice.

               (f) No Dispositions. Except as set forth in Section 5.1(f) of the PFG Disclosure Schedule, or in the ordinary course of business, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets in any disposition which exceeds $150,000 or dispositions which in the aggregate exceed $400,000 per annum.

               (g) Indebtedness. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, incur or guarantee any Indebtedness (as defined below) other than short-term Indebtedness in the ordinary course of business consistent with past practice not to exceed (i) $25,000,000 at any given time prior to June 30, 1998 or (ii) $30,000,000 at any given time after June 30, 1998. For purposes of this subsection (g), "Indebtedness" shall mean all indebtedness for borrowed money, or the creation, assumption or incurrence thereof, and guarantees of any of the foregoing.

               (h) Compensation, Benefits. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, (i) enter into, adopt or amend (except as may be required by applicable law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in an increase in benefits or compensation expense to PFG or its subsidiaries exceeding 4% per annum, or (ii) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar contract, agreement or arrangement with any director or officer, except as set forth in
     Section 5.1(h) of the PFG Disclosure Schedule.

               (i) PUHCA. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, except as required or contemplated by this Agreement, voluntarily engage in any activities which are reasonably expected to cause a change in its status, or that of the PFG subsidiaries, under PUHCA, or which are reasonably expected to impair the ability of Resources to claim an exemption as of right under Rule 2 of PUHCA following the Merger.

               (j) Tax-Free Status. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, take any actions which are reasonably expected to adversely affect the status of the Merger as a tax-free transaction (except as to dissenters' rights and fractional shares) under Code SECTION 368(a).

               (k)  Affiliate Transactions.  Except as set forth in
     Section 5.1(k) of the PFG Disclosure Schedule, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, enter into any agreement or arrangement with any of its respective affiliates on terms to PFG or the PFG subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

               (l) Cooperation, Notification. PFG shall, and shall cause the PFG subsidiaries to, except as to matters which are subject to privileges provided under applicable law or which are subject to confidentiality agreements, rules, or orders (provided, that PFG shall use reasonable efforts to pursue such appropriate remedies or exceptions as would enable Resources to be provided with such information, including all information relating to environmental matters) (i) confer on a regular and frequent basis with one or more representatives of Resources to discuss material operational matters and the general status of its ongoing operations; (ii) upon PFG's officers becoming aware, promptly notify Resources of any significant changes in PFG's business, properties, assets, condition (financial or other), results of operations or prospects; (iii) upon PFG's officers becoming aware, advise Resources of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a PFG Material Adverse Effect; and (iv) promptly provide Resources with copies of all filings made by PFG or any of the PFG subsidiaries with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

               (m) Rate Matters. PFG shall, and shall cause the PFG subsidiaries to, discuss with Resources any changes in its or the PFG subsidiaries' rates or charges, standards of service or accounting from those in effect on the date of this Agreement and consult with Resources prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto, and PFG will not voluntarily and intentionally make any filing to change its rates on file with the FERC that would have a PFG Material Adverse Effect.

               (n) Third-Party Consents. PFG shall, and shall cause the PFG subsidiaries to, use reasonable efforts to obtain all PFG Required Consents. PFG shall promptly notify Resources of any failure or prospective failure to obtain any such consents and, if requested by Resources, shall provide copies of all PFG Required Consents obtained by PFG.

               (o) No Breach, Etc. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, voluntarily take any action which is reasonably expected to result in a material breach of any provision of this Agreement or the Voting Agreement.

               (p)  Capital Expenditures.  Except as set forth in
     Section 5.1(p) of the PFG Disclosure Schedule or as required by law (including as required under a consent order), PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, make capital expenditures (including environmental expenditures) during any fiscal year in excess of 110% of the amount budgeted for such fiscal year by PFG for such expenditures as set forth in Section 5.1(p) of the PFG Disclosure Schedule, provided, that PFG shall promptly notify Resources upon making capital expenditures during any fiscal year at 105% of the amount budgeted for such fiscal year.

               (q) Contracts. Except as set forth on Section 5.1(q) of the PFG Disclosure Schedule, PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew, any material contract or agreement to which PFG or any PFG subsidiary is a party or waive, release or assign any material rights or claims, except where no PFG Material Adverse Effect, either individually or in the aggregate, would result.

               (r) Insurance. PFG shall, and shall cause the PFG subsidiaries to, use reasonable efforts, subject to the availability of equivalent coverages and rates, to maintain with financially responsible insurance companies their existing or substantially equivalent insurance.

               (s) Permits. PFG shall, and shall cause the PFG subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations and businesses of PFG or the PFG subsidiaries.

               (t) Discharge of Liabilities. PFG shall not, nor shall PFG permit any of the PFG subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party, or incurred in the ordinary course of business consistent with past practice.

               (u) Pooling-of-Interests. PFG shall not, nor shall PFG permit any of its subsidiaries to, take any actions which are reasonably expected to prevent Resources and Keystone from accounting for the Merger as a pooling-of-interests in accordance with GAAP and applicable SEC regulations.

               (v) Goodwill and Ongoing Business. PFG shall, and shall cause each of the PFG subsidiaries to, use reasonable efforts to (i) maintain and keep its material properties and assets in good repair and condition, subject to ordinary wear and tear and scheduled or necessary repairs or replacements in the ordinary course of business, consistent with past practice, and maintain supplies and inventories in quantities consistent with past practice, and (ii) with respect to any gas trading and transactions, comply with prudent policies, practices and procedures with respect to risk management and trading limitations.

          Section 5.2 Notices of Certain Events. PFG and Resources and Keystone shall each give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened in writing against, relating to or involving or otherwise affecting PFG, Resources or their subsidiaries that relate to the consummation of the Merger,
     (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any PFG Material Contract; and (v) any change that could result in a Resources Material Adverse Effect or a PFG Material Adverse Effect or is likely to delay or impede the ability of either Resources or PFG to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

          Section 5.3 Contractual Consents. Prior to or at the Effective Time, PFG and Resources and Keystone shall each use its respective reasonable efforts to prevent the occurrence, as a result of the Merger, of any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

          Section 5.4 Merger of PFG Subsidiaries. Upon the request of Resources following the obtaining of any required third party consents and other approvals, PFG shall use reasonable efforts to cause each of the PFG subsidiaries to be merged with and into PFG in accordance with the Corporation Law at or prior to the Effective Time. As a result of such mergers, the separate corporate existence of each such PFG subsidiary would cease and PFG would be the surviving corporation.

          Section 5.5 Keystone Shareholder Approval. Prior to the Effective Time, Resources shall take all actions necessary to obtain the approval of the shareholder of Keystone and satisfy the condition provided in Section 7.1(c).


                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

          Section 6.1  Registration Statement; Disclosure Documents.
     (a) As may be necessary to effect the transactions contemplated by this Agreement in accordance with applicable law, as promptly as practicable after the execution of this Agreement, Resources shall, with PFG's cooperation, prepare and file with the SEC a registration statement of Resources (together with all amendments, the "Registration Statement") in connection with the registration under the Securities Act of the shares of Resources Common Stock to be issued to the shareholders of PFG pursuant to the Merger. Resources shall use its reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "Registration Statement Effective Date"), Resources shall take all or any action required under any applicable laws in connection with the issuance of Resources Common Stock pursuant to the Merger. PFG or Resources, as the case may be, shall furnish all information concerning PFG or Resources as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and any disclosure documents distributed by PFG to its shareholders ("Disclosure Documents"). As promptly as practicable after the Registration Statement Effective Date, the prospectus contained in the Registration Statement and the Disclosure Documents shall be mailed by Resources to the shareholders of PFG. Resources shall cause the Registration Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the NYSE, (iii) the Securities Act, and (iv) the Corporation Law.

               (b) As promptly as possible following the Registration Statement Effective Date, PFG shall take all action necessary to hold, and shall hold, a meeting of its shareholders to vote upon the Merger. PFG shall promptly distribute the prospectus and the Disclosure Documents to its shareholders, setting forth the recommendation of the board of directors of PFG to the shareholders of PFG to approve and adopt this Agreement and the Merger, in accordance with the Corporation Law (such approval and adoption by PFG's common shareholders being hereinafter referred to as the "PFG Shareholder Approval"). PFG shall use its best efforts to secure the PFG Shareholder Approval.

               (c) Resources and PFG shall cooperate with each other with respect to the preparing and filing of any amendment or supplement to the Registration Statement. Resources will advise PFG promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Resources Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

               (d) The information supplied by PFG for inclusion in the Registration Statement shall comply with the requirements of the Securities Act and the Exchange Act and shall not, at (i) the time the Registration Statement is declared effective, and (ii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to PFG or any PFG subsidiary, or their respective officers or directors, should be discovered by PFG that should be set forth in an amendment or a supplement to the Registration Statement, PFG shall promptly inform Resources. All documents that PFG is responsible for filing with any Governmental Entity in connection with the Merger will comply as to form and substance in all material aspects with the applicable requirements of the Corporation Law, the Exchange Act, the Securities Act, and PUHCA, subject to compliance by Resources with Section 6.1(e) of this Agreement.

               (e) The information supplied by Resources in the Registration Statement and the Disclosure Documents shall comply with the requirements of the Securities Act and the Exchange Act and shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the prospectus contained in the Registration Statement and the Disclosure Documents (or any amendment thereof or supplement thereto) are first mailed to the shareholders of PFG, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Resources or any Resources subsidiary, or their respective officers or directors, should be discovered by Resources that should be set forth in an amendment or a supplement to the Registration Statement or the Disclosure Documents, Resources shall promptly inform PFG. All documents that Resources is responsible for filing with the SEC or any other Governmental Entity in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Corporation Law, the Exchange Act, the Securities Act, and PUHCA, subject to compliance by PFG with
     Section 6.1(d) of this Agreement.

          Section 6.2 Access to Information. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which PFG or Resources or any of their respective subsidiaries is a party or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, PFG and Resources shall (and shall cause their respective subsidiaries to) furnish promptly such information concerning, and provide reasonable access during normal business hours with respect to, the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Each party shall use reasonable efforts to accommodate the other party's request for information or access in the event the first party is subject to a confidentiality agreement. No investigation conducted pursuant to this Section
     6.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

               (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement dated January 22, 1997 (the "Merger Confidentiality Agreement") between PFG and Resources with respect to the information disclosed pursuant to this Section 6.2.

          Section 6.3 No Solicitations. (a) PFG shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Competing Transaction (as defined below). From and after the date hereof, PFG shall not, and shall cause its subsidiaries not to, authorize or permit any of its representatives to, and shall use reasonable efforts to cause such persons not to, directly or indirectly: initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate the making of any offer or proposal which constitutes or may reasonably be expected to lead to a Competing Transaction, or, in the event of an unsolicited Competing Transaction or proposal thereto, engage in negotiations or provide any confidential information or data to any person relating to any Competing Transaction. PFG shall notify Resources orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof.

               (b) A "Competing Transaction" means any of the following involving PFG or any of its subsidiaries (other than the Merger contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets PFG and its subsidiaries, taken as a whole; or (iii) a takeover bid, tender offer or exchange offer for, or any other acquisition of, 10% or more of the outstanding voting securities of such party.

          Section 6.4 Directors' and Officers' Indemnification and Insurance. For a period of at least six years after the Effective Time, Resources shall cause the Surviving Corporation to (a) maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by PFG (provided that the Surviving Corporation or Resources may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time, and (b) to indemnify the present and past directors and officers of PFG to the fullest extent to which PFG is permitted to indemnify such officers and directors under its charter and by-laws and applicable law.

          Section 6.5 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, PFG, Resources and Keystone shall use its reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities, including without limitation the PUC, any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by PFG, Resources and Keystone or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) make all necessary filings, and thereafter make any other submissions, either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger under the Securities Act, the Exchange Act, PUHCA, the HSR Act and any other applicable law. PFG, Resources and Keystone shall cooperate and consult with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document.

          Section 6.6 Public Announcements. Subject to each party's disclosure obligations imposed by applicable law or regulations, Resources and PFG shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party.

          Section 6.7 Stock Exchange Listing. Resources shall use its reasonable efforts to cause the shares of Resources Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          Section 6.8 Disclosure Schedules. On the date of this Agreement, (i) PFG shall deliver to Resources a schedule (the "PFG Disclosure Schedule"), which shall be accompanied by a certificate signed by an executive officer of PFG stating the PFG Disclosure Schedule is being delivered pursuant to this Section
     6.8 and (ii) Resources shall deliver to PFG a schedule (the "Resources Disclosure Schedule"), which shall be accompanied by a certificate signed by an executive officer of Resources stating the Resources Disclosure Schedule is being delivered pursuant to this Section 6.8. The PFG Disclosure Schedule and the Resources Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules, when so delivered, shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

          Section 6.9 Redemption as to PFG Preferred Stock. As promptly as possible following the date hereof, PFG shall take all actions necessary to redeem shares of PFG Preferred Stock in accordance with the terms of such PFG Preferred Stock, provided, that there may remain outstanding as of the Effective Time shares of PFG Preferred Stock the holders of which have agreed that such PFG Preferred Stock shall be converted into the right to receive shares of Resources Common Stock in accordance with Section 2.1(c)(i) hereof and which shall have satisfied any requirement that the holders of the outstanding PFG Preferred Stock have approved the Merger. Under no circumstances shall there be any shares of PFG Preferred Stock outstanding following the Effective Time.

          Section 6.10 Registration Rights. The holders of shares of PFG Common Stock as of the Effective Time shall have registration rights to the extent set forth in Exhibit B hereto.

          Section 6.11 Shareholder Agreement; Transfer of Shares. Unless and until this Agreement shall have been terminated or the Effective Time shall have occurred, PFG shall take all actions as may be necessary under the Voting Agreement and the Shareholders Agreement to prevent the transfer of "Restricted Shares," as defined in the Shareholders Agreement, to any transferee who is not or does not become a party to the Shareholders Agreement in accordance with its terms, except for transfers expressly permitted pursuant to Sections 2(c) and (d) of the Shareholders Agreement.

          Section 6.12 Affiliates. Each of Resources and PFG shall use its reasonable best efforts to cause each director and executive officer of such party to deliver to the other party, as soon as practicable after the date of this Agreement, and in any event prior to the date of the shareholders meeting called by PFG pursuant to Section 6.1(b) hereof, a written agreement in the applicable form attached hereto as Exhibit C.


                                ARTICLE VII

                          CONDITIONS TO THE MERGER

          Section 7.1 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of PFG, on one hand, and Resources and Keystone, on the other hand, to consummate the Merger, or to permit consummation of the Merger, are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions:

               (a) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

               (b) PFG Shareholder Approval. The PFG Shareholder Approval shall have been duly obtained.

               (c) Keystone Shareholder Approval. The approval of the shareholder of Keystone for the Merger shall have been duly obtained.

               (d) No Injunction. No court of competent jurisdiction shall have issued or entered any order which is then in effect and has the effect of making any of the transactions contemplated by this Agreement, including the Merger, illegal, or otherwise prohibiting their consummation.

               (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

               (f) Consents and Approvals. All consents, approvals and authorizations shall have been obtained from all Governmental Entities, including without limitation the PUC, except where the failure to obtain any such consents, approvals and authorizations would not result in a change in or effect on the business of Resources or PFG that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of PFG and its subsidiaries, taken as a whole.

               (g) Listing. The shares of Resources Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE subject to official notice of issuance.

          Section 7.2 Conditions to the Obligations of Resources and Keystone. The obligations of Resources and Keystone to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions.

               (a)  Representations and Warranties.  The
     representations and warranties of PFG contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, except where any such failure or failures to be so true and correct (without regard to materiality or knowledge qualifiers contained therein), in the aggregate, would not have a PFG Material Adverse Effect, and Resources shall have received a certificate of the President of PFG to such effect.

               (b) Covenants. PFG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Resources shall have received a certificate of the President of PFG to that effect.

               (c)  Agreements of PFG Shareholders.  The Voting
     Agreement in the form attached hereto as Exhibit A shall have been executed and delivered by the parties thereto, and such agreement shall be in full force and effect.

               (d)  PFG Material Adverse Effect.  No PFG Material
     Adverse Effect shall have occurred.

               (e) Pooling-of-Interests. Resources shall have received a letter from its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to Resources, stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

               (f)  Dissenters' Rights.  To the extent that
     dissenters' rights may be available to holders of shares of PFG Common Stock under the Corporation Law, the number of shares of PFG Common Stock which perfect their dissenters' rights under the Corporation Law shall not constitute more than 5% of the number of issued and outstanding shares of PFG Common Stock.

               (g) PFG Preferred Stock. At the Effective Time, no shares of PFG Preferred Stock shall be deemed to be outstanding.

          Section 7.3 Conditions to the Obligations of PFG. The obligations of PFG to consummate the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:

               (a)  Representations and Warranties.  The
     representations and warranties of Resources and Keystone contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, except where any such failure or failures to be so true and correct (without regard to materiality or knowledge qualifiers contained therein), in the aggregate, would not have a Resources Material Adverse Effect, and PFG shall have received a certificate of the President of Resources and Keystone to such effect.

               (b) Covenants. Resources and Keystone shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and PFG shall have received a certificate of the President of Resources to that effect.

               (c) Pooling-of-Interests. PFG shall have received a letter from its independent public accountants, dated as of the Closing Date, in form and substance reasonably satisfactory to PFG, stating that the Merger will qualify as a pooling-of-interests transaction under GAAP and applicable SEC regulations.

               (d) Resources Material Adverse Effect. No Resources Material Adverse Effect shall have occurred.

               (e) Tax Opinion. PFG shall have received an opinion of PFG's counsel, in form and substance reasonably satisfactory to PFG, dated the Closing Date, to the effect that the Merger will be treated as a tax-free reorganization under Code SECTION 368(a) unless the failure to receive such opinion of counsel is a result either of acts of PFG or PFG's shareholders or circumstances within the control of PFG or PFG's shareholders.


                                ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

          Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

               (a) by mutual written consent duly authorized by the board of directors of each of PFG, Resources and Keystone;

               (b) by either PFG or Resources if the Effective Time shall not have occurred on or before August 31, 1998 (the "Expiration Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Expiration Date; and provided, further, that if on the Expiration Date the conditions to the Merger set forth in Section 7.1(f) shall not have been fulfilled but all other conditions to the Merger shall be fulfilled or shall be capable of being fulfilled, then the Expiration Date shall be extended to May 31, 1999.

               (c) by either PFG or Resources and Keystone, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel, for such party of prohibiting the Merger, or if any order preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

               (d) by PFG, upon a breach of any representation, warranty, covenant or agreement on the part of Resources set forth in this Agreement, such that the conditions set forth in
     Section 7.3 would not be satisfied ("Terminating Resources Breach"); provided, however, that, if such Terminating Resources Breach is curable by Resources through the exercise of its reasonable efforts and for so long as Resources continues to exercise such reasonable efforts, PFG may not terminate this Agreement under this Section 8.1(d);

               (e) by Resources and Keystone, upon breach of any representation, warranty, covenant or agreement on the part of PFG set forth in this Agreement, such that the conditions set forth in Section 7.2 would not be satisfied ("Terminating PFG Breach"); provided, however, that, if such Terminating PFG Breach is curable by PFG through reasonable efforts and for so long as PFG continues to exercise such reasonable efforts, Resources may not terminate this Agreement under this Section 8.1(e); or

               (f) by PFG, if, as of the Closing Date, the Resources Closing Market Price shall be less than $16.00 per share.

          Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of PFG, Resources, Keystone or any of their respective shareholders, officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement or from obligations under Section 6.2(b) and Section 8.5.

          Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by both parties.

          Section 8.4 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of the other party (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any agreement or condition contained in this Agreement. Any waiver of a condition set forth in Article VII, or any determination that such a condition has been satisfied, will be effective only if made in writing by the party entitled to the satisfaction of such condition and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

          Section 8.5 Expenses. All expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses if the Merger is not consummated for any reason other than a Terminating Resources Breach or a Terminating PFG Breach.


                                 ARTICLE IX

                             GENERAL PROVISIONS

          Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of each of PFG, Resources and Keystone set forth in this Agreement shall not survive following the Effective Time, other than Sections 6.4 and 6.10 hereof. Each party agrees that, except for the representations and warranties contained in this Agreement, or in any agreements attached hereto or any certificate delivered pursuant to this Agreement, no party has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated in this Agreement, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

          Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
     Section 9.2):

          if to PFG:

               Penn Fuel Gas, Inc.
               55 South Third Street
               Oxford, PA 19363
               Attention:  Terry H. Hunt, President
               Telecopier: (610) 998-0657

          with a copy to:

               Gibson, Dunn & Crutcher LLP
               1717 Main Street, Suite 5400
               Dallas, Texas 75201
               Attention:  Martin B. McNamara
               Telecopier: (214) 698-3400

          if to Resources or Keystone:

               PP&L Resources, Inc.
               Two North Ninth Street
               Allentown, PA 18101
               Attention:   Robert J. Grey
               Telecopier:  (610) 774-4455

          with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               1440 New York Avenue, N.W.
               Washington, D.C.  20005
               Attention:   Michael P. Rogan
               Telecopy:   (202) 393-5760

          Section 9.3  Certain Definitions.  For purposes of this
     Agreement, the term:

               (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls is controlled by, or is under common control with, such specified person;

               (b) "business day" means any day on which banks are not required or authorized to close in the cities of New York or Philadelphia;

               (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

               (d) "knowledge" means, with respect to any matter in question, that the executive officers of PFG or Resources (i) have knowledge of such matter, or (ii) after due investigation, should have known of such matter;

               (e) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (f) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

          Section 9.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.4 and 6.10 and Exhibit B hereto (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

          Section 9.6 Incorporation of Exhibits. The PFG Disclosure Schedule, the Resources Disclosure Schedule and all Schedules and Exhibits attached to this Agreement and referred to in this Agreement are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

          Section 9.7 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

          Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania to the greatest extent permissible by law without reference to the conflicts-of laws provisions thereof.

          Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 9.11 Entire Agreement. This Agreement (including the Exhibits, the PFG Disclosure Schedule and the Resources Disclosure Schedule) and the Merger Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

          Section 9.12 Submission to Jurisdiction; Venue. The parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of and service of process and venue in, the United States District Court for the Eastern District of Pennsylvania and the courts of the Commonwealth of Pennsylvania located in Philadelphia and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any right to a jury trial. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action, or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

          Section 9.13 Possible PFG Subsidiary Mergers. Notwithstanding anything to the contrary provided elsewhere in this Agreement, any merger between PFG and any PFG subsidiary which may be consummated prior to the Effective Time shall not constitute a PFG Material Adverse Effect, result in the breach of any covenant of PFG contained in this Agreement, or be a basis for any representation and warranty of PFG contained in this Agreement to be deemed incorrect. All references to PFG and any PFG subsidiaries in this Agreement shall be deemed to be references to PFG and PFG's subsidiaries as they may exist after any such merger is consummated in accordance with this Section 9.13, and no amendment or restatement of this Agreement shall be required by or in connection with any change in the identity or name of PFG or any PFG subsidiaries or any other change which may result from any such merger.


          IN WITNESS WHEREOF, each of PFG, Keystone and Resources have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              PENN FUEL GAS, INC.

                              By: /s/ Terry H. Hunt
                                  ----------------------------------
                                  Name:   Terry H. Hunt
                                  Title:  President and Chief
                                            Executive Officer


                              PP&L RESOURCES, INC.

                              By: /s/ William F. Hecht
                                  ---------------------------------
                                  Name:   William F. Hecht
                                  Title:  Chairman, President and
                                            Chief Executive Officer


                              KEYSTONE MERGER CORP.

                              By: /s/ William F. Hecht
                                  ---------------------------------
                                  Name:   William F. Hecht
                                  Title:  Chairman, President and
                                            Chief Executive Officer






                                                              EXHIBIT A



                                 SEE ANNEX II






                                                              EXHIBIT B

                            REGISTRATION RIGHTS

               Capitalized terms used in this Exhibit B and not otherwise defined in this Exhibit B shall have the meanings ascribed to such terms in the Agreement and Plan of Merger to which this Exhibit B is attached.

               Section 1. Certain Definitions. For purposes of this Exhibit B, (i) each person who immediately prior to the Effective Time was a PFG shareholder and such person's successors or assigns are referred to individually as a "Subject Holder" and collectively as the "Subject Holders"; (ii) the shares of Resources Common Stock delivered to the Subject Holders pursuant to the Agreement and any shares issued in exchange or replacement of such shares are referred to as the "Registerable Securities"; and Marilyn Ware Lewis or the successor representative designated by Ms. Lewis is referred to as the "Subject Holders' Representative."

               Section 2. Demand Registration Rights. The Subject Holders, acting through the Subject Holders' Representative, may at any time deliver up to two notices to Resources demanding that Resources register the transfer of the Registerable Securities described in such notice ("Demand Registration Rights Election"). The Demand Registration Rights Election must request the registration of the transfer of at least 1.25% of the then outstanding number of shares of Resources Common Stock. A Demand Registration Rights Election requesting the registration of the transfer of a lesser number shall be ineffective.

               The Demand Registration Rights Election shall (i) identify the Subject Holder(s) and (ii) describe the proposed transaction in such detail as Resources may reasonably request (including the number of shares to be sold, transferred or otherwise disposed ("Transferred")). Resources shall, within ten
     (10) business days of the receipt of the Demand Registration Rights Election, (i) deliver to the Subject Holders making such election and the Subject Holders' Representative an opinion of independent counsel of national reputation, in such form as is reasonably acceptable to the Subject Holders' Representative, that may be relied upon by each Subject Holder and the Subject Holders' Representative to the effect that such Registerable Securities may be Transferred as proposed by the Subject Holders without registration or restriction under the Securities Act or applicable regulations thereunder, or (ii) advise the Subject Holders' Representative that Resources believes that the proposed Transfer would require registration of the Registerable Securities ("Registration Required Determination"). It shall be the sole responsibility of the Subject Holders demanding registration and the Subject Holders' Representative to notify any other Subject Holders who may wish to have their shares registered pursuant to this Exhibit B.

               Section 3. Demand Registration Statement. (a) In the event Resources makes a Registration Required Determination, Resources shall promptly after making the Registration Required Determination prepare and file with the SEC a registration statement registering the transfer of such Registerable Securities ("Demand Registration Statement,") and shall use reasonable efforts to cause the SEC to declare the Demand Registration Statement effective.

               (b) If the SEC fails to declare a Demand Registration Statement effective other than because of the Subject Holders request to withdraw such registration statement or an issue involving the Subject Holders, then the Demand Registration Rights Election shall not count as one of the Subject Holders' demand registration rights.

               Section 4. Delay in Filing the Demand Registration Statement. Notwithstanding anything to the contrary in this Exhibit B, however, Resources may delay filing the Demand Registration Statement or request the SEC not to declare such registration statement effective if Resources determines in the exercise of its reasonable and good faith judgment that filing such a registration statement would (i) adversely interfere with Resources offering of securities, (ii) adversely interfere with a possible acquisition or business combination involving Resources and another company or (iii) cause a premature disclosure of any material information which would negatively and materially impact Resources' business or operations. If Resources delays filing a Demand Registration Statement because Resources makes the foregoing determination, Resources shall promptly give the Subject Holders' Representative, on behalf of the Subject Holders, notice of such determination along with a written statement of the general reasons for the postponement and the approximate period of the delay. Resources shall file or request the SEC to declare effective the delayed Demand Registration Statement as soon as the reason for delay no longer exists; provided, that Resources shall use reasonable efforts not to unreasonably delay, under the circumstances, the filing or effectiveness of any Demand Registration Statement.

               Section 5. Preparation of a Demand Registration Statement. Each Subject Holder electing to Transfer his or her Registerable Securities pursuant to a Demand Registration Statement shall provide such information to Resources in connection with Resources' preparation of the Demand Registration Statement and enter into such usual and customary agreements in connection with the Demand Registration Statement as Resources may reasonably request. Resources shall deliver a copy of each Demand Registration Statement and any amendments or supplements to such Demand Registration Statement to each Subject Holder whose Registerable Securities are a subject of such Demand Registration Statement before filing them with the SEC and provide such Subject Holder a reasonable opportunity to comment on such documents.

               Section 6.  Indemnification.  With respect to each
     Demand Registration Statement:

               (a) Indemnification by the Subject Holders. Each Subject Holder shall indemnify and hold harmless Resources, each of Resources' affiliates, agents, directors, employees, and officers, each person who controls Resources within the meaning of the Securities Act, every other Subject Holder and each underwriter and investment banker that Resources has engaged in connection with a Demand Registration Statement against any claims made against Resources or any such person with respect to any untrue statement or alleged untrue statement concerning such Subject Holder contained in a Demand Registration Statement or any omission or alleged omission from a Demand Registration Statement concerning such Subject Holder of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, provided that no Subject Holder shall have any indemnity obligation for claims directly or indirectly related or arising with respect to any such untrue statement, alleged untrue statement, omission, or alleged omission unless either made or omitted in reliance upon written information furnished to Resources by such Subject Holder for inclusion in such Demand Registration Statement. For purposes of this Section 6, a Demand Registration Statement shall include any preliminary or final prospectus contained in a Demand Registration Statement and any amendments or supplements to a Demand Registration Statement. If any Subject Holder whose Registerable Securities are a subject of a Demand Registration Statement becomes aware of any material misstatement or omission in such Demand Registration Statement, the Subject Holder shall immediately notify Resources of such misstatement or omission. The indemnity obligation of each Subject Holder under this Section 6 shall be limited to an amount equal to the proceeds that such Subject Holder received from the sale of his or her Registerable Securities pursuant to the respective Demand Registration Statement.

               (b) Indemnification by Resources. Resources shall indemnify and hold harmless each Subject Holder whose Registerable Securities are being registered against any claims made against such Subject Holder with respect to any untrue statement or alleged untrue statement contained in a Demand Registration Statement, or any omission or alleged omission from a Demand Registration Statement of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, provided that Resources shall not have any indemnity obligation for claims directly or indirectly related or arising with respect to any untrue statement, alleged untrue statement, omission, or alleged omission made or omitted in reliance upon written information furnished to Resources by such Subject Holder (including the description of the plan of distribution provided for inclusion in such Demand Registration Statement). If Resources becomes aware of any material misstatement or omission with respect to a Demand Registration Statement, Resources shall immediately notify each affected Subject Holder of such misstatement or omission.

               Section 7.  Miscellaneous.

               (a) In connection with a Demand Registration Statement, Resources shall use reasonable efforts to register and qualify the Transfer of the respective Registerable Securities under the securities laws of all states and other jurisdictions within the continental United States of America as requested by any Subject Holder, provided that Resources shall not be required to register or qualify to transact business in any such state or jurisdiction in connection with any such registration or qualification or subject itself to taxation by any such state or jurisdiction.

               (b) Resources shall pay all reasonable costs, fees, and expenses incurred in connection with the preparation and filing of a Demand Registration Statement, provided that each Subject Holder shall pay his or her own accounting and legal fees and expenses and shall bear any underwriter's or broker's discount or commission and any Transfer taxes attributable to the Transfer of his or her Registerable Securities.

               (c) Resources shall provide the Subject Holders with a reasonable number of copies of: (i) the preliminary prospectus with respect to any Demand Registration Statement, if Resources and one or more Subject Holders agree to distribute such preliminary prospectus, (ii) the final prospectus with respect to any Demand Registration Statement, and (iii) the amendments and supplements to any such final prospectus, if any.

               (d) If in connection with any Demand Registration Statement Resources obtains a legal opinion or comfort letter for the benefit of any underwriters participating in the distribution of the Registerable Securities, Resources shall use reasonable efforts to cause the law firm or certified public accounting firm rendering such opinion or comfort letter, respectively, to deliver copies of such opinion or comfort letter to each Subject Holder and permit Subject Holders to rely upon them.

               (e) No Demand Registration Rights Election shall be valid or binding on Resources unless it contains or is accompanied by a consent and agreement by the affected Subject Holder to be bound by all terms of this Exhibit B.

               (f) The registration rights set forth in this Exhibit B are personal to each Subject Holder and nontransferable, except in connection with the transfer of Registerable Securities to the spouse, children or grandchildren of such Subject Holder, any other Subject Holder or a trust for the benefit of any of the foregoing.






                                                              EXHIBIT C

                          FORMS OF AFFILIATE LETTERS






                                                            EXHIBIT C.1

                          FORM OF AFFILIATE AGREEMENT
                            FOR PENN FUEL GAS, INC.

     Gentlemen:

               The undersigned is a holder of shares of Common Stock, par value $1.00 ("PFG Common Stock"), of Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG"). PP&L Resources, Inc., a Pennsylvania corporation ("Resources"), Keystone Merger Corp., a Pennsylvania corporation and wholly owned subsidiary of Resources ("Keystone"), and PFG have entered into an Agreement and Plan of Merger, dated as of June 26, 1997 (the "Merger Agreement"), pursuant to which, among other things, Keystone will merge with and into PFG (the "Merger"). Upon consummation of the Merger, the undersigned will be entitled to receive shares of common stock, par value $0.01, of Resources ("Resources Common Stock"), in exchange for shares of PFG Common Stock held by the undersigned. This agreement is hereinafter referred to as the "Letter Agreement."

          A. The undersigned represents and warrants to, and agrees with, Resources as follows:

               1. The undersigned has read this Letter Agreement and has discussed its requirements to the extent the undersigned felt necessary, with counsel for the undersigned or counsel for PFG.

               2. The undersigned hereby agrees that, without the prior written consent of Resources, the undersigned will not, pledge, sell or otherwise reduce the undersigned's risk relative to any shares of PFG Common Stock or Resources Common Stock during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger, provided, however, that this paragraph shall not prevent the undersigned from selling, transferring or disposing of a number of shares of Resources Common Stock or PFG Common Stock which amounts to less than 1% of the PFG Common Stock then outstanding and less than 10% of the shares of such stock owned by the undersigned as long as such sale, transfer or disposition will not, in the reasonable judgment of accountants to Resources, interfere with or prevent the Merger from being accounted for as a "pooling of interests."

          B.   The undersigned agrees:

               1. To use all reasonable efforts to cause the following to refrain from any action that would violate this Letter Agreement if taken directly by the undersigned: (i) the undersigned's spouse, (ii) any relative of the undersigned or the undersigned's spouse occupying the undersigned's home, (iii) any trust or estate in which the undersigned, his or her spouse or any such relative owns at least 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which the undersigned, his or her spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

               2. Execution of this letter should not be construed as an admission on the part of the undersigned that the undersigned is an "affiliate" of PFG as described in applicable law and regulations or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

               It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect forthwith upon such time as financial results covering at least thirty days of combined operations following the effective date of the Merger have been published

               This Letter Agreement shall be binding on the undersigned's heirs, legal representatives and successors.

                                   Very truly yours,

                                   ______________________________

     Accepted this __ day
     of June, 1997

     PP&L Resources, Inc.

     By_______________________
       Name:
       Title:






                                                            EXHIBIT C.2

                          FORM OF AFFILIATE AGREEMENT
                            FOR PP&L RESOURCES, INC.

     Gentlemen:

               The undersigned, a holder of shares of Common Stock, par value $0.01 ("Resources Common Stock"), of PP&L Resources Inc., a Pennsylvania corporation ("Resources"), acknowledges that the undersigned might be considered to be an "affiliate" of Resources for purposes of generally accepted accounting principles ("GAAP") as such term relates to pooling of interests accounting treatment for certain business combinations under GAAP and the interpretations of the SEC or its staff, including, without limitation, Section 201.01 of the SEC's Codification of Financial Reporting Policies ("Section 201.01") and the SEC's Staff Accounting Bulletin No. 65.

               Resources, Keystone Merger Corp., a Pennsylvania Corporation and wholly owned subsidiary of Resources ("Keystone"), and Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG"), have entered into an Agreement and Plan of Merger, dated as of June 26, 1997 (the "Merger Agreement"), pursuant to which, among other things, Keystone will merge with and into PFG (the "Merger"). This agreement is hereinafter referred to as the "Letter Agreement."

               The undersigned represents and warrants to, and agrees with, Resources as follows:

               1. The undersigned has read this Letter Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon the ability of the undersigned to sell, pledge, transfer or otherwise dispose of shares of Resources Common Stock to the extent the undersigned felt necessary, with counsel for the undersigned or counsel for Resources.

               2. Notwithstanding the foregoing and any other agreements on the part of the undersigned in connection with Resources Common Stock and any other capital stock of Resources, and PFG Common Stock and any other capital stock of PFG, the undersigned hereby represents and warrants that the undersigned did not and agrees that the undersigned will not, without the prior written consent of Resources, pledge, sell or otherwise reduce the undersigned's risk relative to any shares of PFG Common Stock or Resources Common Stock during the period beginning thirty days prior to the effective date of the Merger and continuing until financial results covering at least thirty days of combined operations have been published following the effective date of the Merger within the meaning of Section 201.01, provided, however, that this paragraph shall not prevent the undersigned from selling, transferring or disposing (in each case, with prior written approval of Resources) of such number of shares of Resources Common Stock or PFG Common Stock as will not, in the reasonable judgment of accountants to Resources, interfere with or prevent the Merger from being accounted for as a "pooling of interests."

               3. Execution of this letter should not be construed as an admission on the part of the undersigned that the undersigned is an "affiliate" of Resources as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

               It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect when financial results covering at least thirty days of combined operations following the effective date of the Merger have been published within the meaning of Section 201.01.

               This Letter Agreement shall be binding on the undersigned's heirs, legal representative and successors.

                                   Very truly yours,

                                   _______________________________

     Accepted this __ day
     of June, 1997

     PP&L Resources, Inc.

     By________________________
       Name:
       Title:







                                                               ANNEX II
                                                         CONFORMED COPY


                              VOTING AGREEMENT








                              VOTING AGREEMENT

          This Voting Agreement (this "Agreement"), is dated as of June 26, 1997, by and among Marilyn Ware Lewis (the "Business Manager"), in her capacity as Business Manager (as defined in the Shareholders Agreement by and among Penn Fuel Gas, Inc., a Pennsylvania corporation ("PFG") and certain of its shareholders dated as of November 19, 1992 and amended as of April 15, 1994 (the "Shareholders Agreement")), in her capacity as attorney-in-fact pursuant to the powers of attorney identified on Schedule 1 hereto (the "Powers of Attorney"), and individually only with respect to Section 3.2; PFG; and PP&L Resources, Inc., a Pennsylvania corporation ("Resources").

                                WITNESSETH:

          WHEREAS, simultaneously herewith, PFG and Resources are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that PFG will merge with and into a subsidiary of Resources ("Newco") with PFG continuing as the surviving corporation (the "Merger");

          WHEREAS, as of the date hereof, the shareholders who are party to the Shareholders Agreement or who have executed Powers of Attorney (the "Shareholders") own in the aggregate the number of shares (the "Shares") of Common Stock, par value $1.00 per share, of PFG set forth on Schedule 1 hereto;

          WHEREAS, pursuant to the terms of the Shareholders Agreement and the Powers of Attorney, the Business Manager has exclusive voting rights with respect to the Shares; and

          WHEREAS, as a condition to the willingness of Resources to enter into the Merger Agreement, Resources is requiring that the Business Manager agree, and in order to induce Resources to enter into the Merger Agreement, the Business Manager has agreed, to enter into this Agreement with respect to the Shares.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                 ARTICLE I

                              VOTING OF SHARES

          Section 1.1 Voting Agreement Regarding the Merger. The Business Manager hereby agrees that, during any time prior to the Effective Time while this Agreement is in effect, at any meeting of the shareholders of PFG, however called, and in any action by consent of the shareholders of PFG, the Business Manager shall vote all of the Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, and (b) against any proposal for any recapitalization, merger, sale of assets, or other business combination between PFG and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PFG under the Merger Agreement or which could result in any of the conditions to PFG's obligations under the Merger Agreement not being fulfilled. The Business Manager acknowledges receipt and review of a copy of the Merger Agreement.


                                 ARTICLE II

                       REPRESENTATIONS AND WARRANTIES
                          OF THE BUSINESS MANAGER

          Section 2.1 Authority Relative to this Agreement. The Business Manager represents and warrants that the Business Manager has all necessary power and authority to execute and deliver this Agreement and to perform her obligations hereunder; and this Agreement has been duly and validly executed and delivered by the Business Manager and, assuming the due authorization, execution and delivery by Resources and PFG, constitutes a legal, valid and binding obligation of the Business Manager, enforceable against the Business Manager in accordance with its terms.

          Section 2.2 No Conflict. The Business Manager represents and warrants that:

               (a) The execution and delivery of this Agreement by the Business Manager does not, and the performance of this Agreement by the Business Manager shall not, (i) conflict with or violate the Shareholders Agreement, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Business Manager or by which the Shares are bound or affected or (iii), to the best of the Business Manager's knowledge, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Business Manager is a party or by which the Business Manager or the Shares are bound or affected.

               (b) The execution and delivery of this Agreement by the Business Manager does not, and the performance of this Agreement by the Business Manager shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement).

          Section 2.3 Title to Shares. PFG represents and warrants that, as of the date of this Agreement, the record and beneficial owners of the Shares are as set forth on Schedule 1 hereto.


                                ARTICLE III

                                 COVENANTS

          Section 3.1 No Inconsistent Agreements. The Business Manager hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Business Manager shall not enter into any voting agreement, consent to amend the Shareholders' Agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement or the Merger Agreement.

          Section 3.2 Further Amendment to or Termination of Shareholders Agreement. The Business Manager hereby represents that she is the "Business Manager" and a "Sibling" as defined in the Shareholders Agreement, and the Business Manager hereby covenants and agrees that the Business Manager shall not during the term of this Agreement (1) sign any writing amending or terminating the Shareholders Agreement, (2) resign her duties or relinquish her rights as "Business Manager" as defined in the Shareholders Agreement or (3) voluntarily surrender the Powers of Attorney or transfer any record or beneficial ownership of any Shares pursuant to the Powers of Attorney except to a person who is a party to or bound by the Shareholders Agreement.


                                 ARTICLE IV

                               MISCELLANEOUS

          Section 4.1 Termination. This Agreement shall terminate only upon the termination of the Merger Agreement.

          Section 4.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 4.3 Entire Agreement. This Agreement, together with the Merger Agreement (including the attachments thereto), constitutes the entire agreement among the Business Manager, PFG and Resources with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

          Section 4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          Section 4.6  Governing Law.  This Agreement shall be
     governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to the conflicts of laws thereof.

          Section 4.7 Counterparts. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

          Section 4.8 Successors. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any successor to the Business Manager.

          IN WITNESS WHEREOF, the Business Manager, PFG and Resources have caused this Agreement to be duly executed on the date hereof.

                                 MARILYN WARE LEWIS

                                 /s/ Marilyn Ware Lewis
                                 ------------------------------------
                                 Marilyn Ware Lewis


                                 PENN FUEL GAS, INC.

                                 By: /s/ Terry H. Hunt
                                    --------------------------------
                                 Name:   Terry H. Hunt
                                 Title:  President & Chief Executive
                                           Officer


                                 PP&L RESOURCES, INC.

                                 By: /s/ William F. Hecht
                                    --------------------------------
                                 Name:   William F. Hecht
                                 Title:  Chairman, President and
                                           Chief Executive Officer






                                                             SCHEDULE 1


     1. 347,407 shares of common stock, par value $1.00 per share, of Penn Fuel Gas, Inc., are subject to the Shareholders
          Agreement as defined in the accompanying Voting Agreement.

     2. 331,959 shares of common stock, par value $1.00 per share, of Penn Fuel Gas, Inc., are subject to the Powers of Attorney as defined in the accompanying Voting Agreement.

     3. The record and beneficial owners of the Shares, as defined in the accompanying Voting Agreement and listed in items 1 and 2 of this Schedule 1, are as set forth in a listing separately provided by Penn Fuel Gas, Inc. to PP&L Resources, Inc., at the date of the accompanying Voting Agreement.






                                                              ANNEX III


                             DISSENTERS RIGHTS


          1571 APPLICATION AND EFFECT OF SUBCHAPTER. (a)   General
     rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this 1 part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section 1906(c) (relating to dissenters rights upon special treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 22704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).

          (b) Exceptions. (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

          ((A) listed on a national securities exchange; or

          ((B) held of record by more than 2,000 shareholders;

     shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

          (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

          (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

          (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)  A copy of this subchapter.

          (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

          (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure). (Last amended by Act 198, L. '90, eff. 12-19-90.)

          1572 DEFINITIONS. The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans. (Last amended by Act 198, L. '90, eff. 12-19-90.)

          1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS. (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all of the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name. (Last amended by Act 169, L. '92, eff. 2-16-93.)

          1574 NOTICE OF INTENTION TO DISSENT. If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

          1575 NOTICE TO DEMAND PAYMENT. (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4)  Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

          1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT,
     ETC. (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action. (Last amended by Act 198, L. '90, eff. 12-19-90.)

          1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES. (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value. (Last amended by Act 198, L. '90, eff. 12-19-90).

          1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES. (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection(a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation. (Last amended by Act 198, L. '90, eff. 12-19-90.)

          1579 VALUATION PROCEEDINGS GENERALLY. (a) General rule. Within 60 days after the latest of:

          (1)  Effectuation of the proposed corporate action;
          (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
          (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

     If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of shares be determined by the court.

          (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

          1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS. (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

          (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.






PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 7.01 of the Bylaws of the Registrant reads as follows:

      "Section 7.01.  Indemnification of Directors and Officers.

      (a) RIGHT TO INDEMNIFICATION. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, "expense" shall include fees and expenses of counsel selected by such persons; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

      (b) RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

      (c) INSURANCE AND FUNDING. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

      (d) NON-EXCLUSIVITY; NATURE AND EXTENT OF RIGHTS. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, by-law or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

      Directors and officers of the registrant may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

      The registrant presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (A) EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

**2 Agreement and Plan of Merger by and among the Registrant, Keystone Merger Corp., and Penn Fuel Gas, Inc., dated June 26, 1997 (included as Annex I to the Prospectus in Part I of this Registration Statement).

3(a) Articles of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Proxy Statement of PP&L and Registration Statement of Registrant, dated March 9, 1995).

3(b)        Bylaws of the Registrant (incorporated by reference to Exhibit
            3.2 to Registrant's Registration Statement No. 33-5794).

**5 Opinion and Consent of Michael A. McGrail with respect to the legality of securities to be issued in the Merger.

**8 Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax disclosure.

**10 Voting Agreement by and among the Registrant, Marilyn Ware Lewis and Penn Fuel Gas, Inc., dated June 26, 1997 (included as Annex II to the Prospectus in Part I of this Registration Statement).

**23(a)     Consent of Michael A. McGrail (contained in its opinion in
            Exhibit 5 above).

**23(b) Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion in Exhibit 8 above).

  23(c)     Consent of Deloitte & Touche LLP.

  23(d)     Consent of Price Waterhouse LLP.

  23(e)     Consent of KPMG Peat Marwick LLP.


**24        Powers of Attorney.


** Previously filed


      (b) FINANCIAL STATEMENT SCHEDULES

      Not Applicable.

      (c)  REPORTING OPINION OR APPRAISAL

      Not Applicable.



ITEM 22. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (3) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (4) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.



                                 SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on September 2, 1997.

                                         PP&L RESOURCES, INC.

                                         By:/s/ William F. Hecht
                                            ________________________
                                            William F. Hecht
                                            Chairman, President and
                                              Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        Chairman, President, Chief
                        Executive Officer and
/s/ William F. Hecht    Director (Principal Executive
_____________________   Officer)                          September 2, 1997
William F. Hecht


                        Senior Vice President -
/s/ Ronald E. Hill      Financial (Principal
_____________________   Financial Officer)                September 2, 1997
Ronald E. Hill

                        Vice President and
/s/ J. J. McCabe        Controller (Principal
_____________________   Accounting Officer)               September 2, 1997
J. J. McCabe


         *
_____________________
Frederick M. Bernthal   Director

         *
_____________________
Nance K. Dicciani       Director

         *
_____________________
William J. Flood        Director

         *
_____________________
Elmer D. Gates          Director

         *
_____________________
Stuart Heydt            Director

         *
_____________________
Clifford L. Jones       Director

         *
_____________________
Ruth Leventhal          Director

         *              Executive Vice President
_____________________   and Director
Francis A. Long

         *
_____________________
Norman Robertson        Director



*By: /s/ William F. Hecht
     _____________________
      William F. Hecht
      Attorney-in-fact




                                EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION                                                    PAGE
------      -----------                                                    ----
**2         Agreement and Plan of Merger by and among the Registrant,
            Keystone Merger Corp., and Penn Fuel Gas, Inc., dated June 26,
            1997 (included as Annex I to the Prospectus in Part I of this
            Registration Statement).

3(a) Articles of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Proxy Statement of PP&L and Registration Statement of Registrant, dated March 9, 1995).

3(b) Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement
            No. 33-5794).

**5 Opinion and Consent of Michael A. McGrail with respect to the legality of securities to be issued in the Merger.

**8 Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP with respect to tax disclosure.

**10 Voting Agreement by and among the Registrant, Marilyn Ware Lewis and Penn Fuel Gas, Inc., dated June 26, 1997 (included as Annex II to the Prospectus in Part I of this Registration Statement).

**23(a) Consent of Michael A. McGrail (contained in its opinion in Exhibit 5 above).

**23(b)     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (contained in its opinion in Exhibit 8 above).

  23(c)     Consent of Deloitte & Touche LLP.

  23(d)     Consent of Price Waterhouse LLP.

  23(e)     Consent of KPMG Peat Marwick LLP.


**24        Powers of Attorney.


** Previously Filed